As filed with the Securities and Exchange Commission on December 7, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	6035	33-0865080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
	8105 Irvine Center Drive Irvine, California 92618 (949) 585-7500
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)
Stephen H. Gordon Chairman and Chief Executive Officer Commercial Capital Bancorp, Inc. 8105 Irvine Center Drive Irvine, California 92618
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Patton Boggs LLP 2550 M Street, NW Washington, DC 20037 Telephone: (202) 457-6000 Facsimile: (202) 457-6315	James M. Rockett, Esq. Venrice R. Palmer, Esq. Bingham McCutchen LLP 3 Embarcadero Center, 18th Floor San Francisco, California 94111 Telephone: (415) 393-2025 Facsimile: (415) 393-2286

Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,680,046	N/A	$43,585,092	$4,664

(1)                Based upon an estimate of the maximum number of shares of common stock of Commercial Capital Bancorp, Inc. (“CCBI”) expected to be issued pursuant to the agreement and plan of merger, dated as of October 20, 2005, among CCBI, Commercial Capital Bank, FSB and Calnet Business Bank, National Association (“Calnet”) in exchange for up to 2,497,713 shares of common stock of Calnet (at an exchange ratio of 1.073 shares of common stock of CCBI), including shares of common stock issuable upon the exercise of options to acquire shares of Calnet common stock that will be converted into options to acquire CCBI common stock and shares reserved for issuance under the Calnet stock option plan.

(2)                Pursuant to Rule 457(f) and Rule 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low sales prices ($17.45) of shares of Calnet’s common stock as reported on the Over-the-Counter Bulletin Board on December 2, 2005, multiplied by the maximum number of such shares that may be exchanged for the securities being registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALNET BUSINESS BANK, NATIONAL ASSOCIATION
1565 Exposition Blvd., Suite 100
Sacramento, California  95815
(916) 927-7000

                 , 2006

Dear Calnet stockholders:

You are cordially invited to attend a special meeting of stockholders of Calnet Business Bank, National Association to be held at    :      .m., Pacific time, on              ,                  , 2006 at Calnet’s headquarters, located at 1565 Exposition Blvd., Suite 100, Sacramento, California. At the Calnet special meeting, you will be asked to consider and vote upon, among other things, a proposal to approve and adopt an agreement and plan of merger, dated as of October 20, 2005, providing for the acquisition of Calnet by Commercial Capital Bancorp, Inc. The acquisition will be accomplished by means of a merger of Calnet with and into Commercial Capital Bank, FSB, a wholly owned subsidiary of Commercial Capital.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Calnet common stock (other than shares held by dissenting stockholders) will be converted into the right to receive 1.0730 shares of Commercial Capital common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest. This represents a value of $             per share based on Commercial Capital’s closing share price of $              on               , 2006, as reported on the Nasdaq National Market, where shares of Commercial Capital common stock are listed under the symbol “CCBI.”

The merger cannot be completed unless the stockholders of Calnet approve and adopt the merger agreement and all required regulatory approvals are received. In addition, you will be asked to consider and vote upon a proposal to grant discretionary authority to the proxies to adjourn the Calnet special meeting to solicit additional proxies in favor of approving and adopting the merger agreement.

Based on our reasons for the merger described in the accompanying proxy statement/prospectus, our board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Calnet and its stockholders. Accordingly, our board of directors unanimously recommends that Calnet stockholders vote “FOR” approval and adoption of the merger agreement.

The accompanying document gives you detailed information about the Calnet special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page 16, and the appendices thereto, which include the merger agreement.

Your vote is very important. Whether or not you plan to attend the Calnet special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the Calnet special meeting.

Sincerely,
Peter J. Raffetto
President and Chief Executive Officer

None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of the shares of Commercial Capital common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. Shares of Commercial Capital common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This proxy statement/prospectus is dated                     , 2006 and was first mailed
to stockholders of Calnet on or about                          , 2006

CALNET BUSINESS BANK, NATIONAL ASSOCIATION
1565 Exposition Blvd., Suite 100
Sacramento, California 95815
(916) 925-7000

NOTICE OF CALNET SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON               , 2006

NOTICE IS HEREBY GIVEN that a special meeting of Stockholders of Calnet Business Bank, National Association (“Calnet”) will be held at Calnet’s headquarters, located at 1565 Exposition Blvd., Suite 100, Sacramento, California on                ,                 , 2006 at     :         .m. Pacific time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement/prospectus:

(1)         to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of October 20, 2005, among Commercial Capital Bancorp, Inc., Commercial Capital Bank, FSB and Calnet Business Bank, National Association, as described in the attached document;

(2)         to consider and vote upon a proposal to grant discretionary authority to the persons named in the accompanying proxy card to vote to adjourn the Calnet special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Calnet special meeting to approve and adopt the merger agreement; and

(3)         to transact such other business as may properly come before the Calnet special meeting or any adjournment thereof. Management is not aware of any other such business.

The Board of Directors has fixed                  , 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Calnet special meeting of stockholders. Only those stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Calnet special meeting or any adjournment or postponement of the Calnet special meeting.

By Order of the Board of Directors

Corporate Secretary
Sacramento, California
, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE CALNET SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE CALNET SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE CALNET SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Commercial Capital from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Commercial Capital as follows:

Commercial Capital Bancorp, Inc.
8105 Irvine Center Drive
Irvine, California 92618
Attention: Corporate Secretary
(949) 585-7500

Calnet is subject to the informational reporting requirements of the rules and regulations of the Office of the Comptroller of the Currency  (“OCC”). Pursuant to these reporting requirements, Calnet files periodic reports with the OCC. The OCC maintains a public reference room at Independence Square, 250 E Street, SW, Washington, D.C. 20219, and copies may be obtained from the OCC at prescribed rates or by calling the OCC at (202) 874-5043. You also may obtain more information about Calnet from its website at www.calnetbank.com or by contacting Calnet at the following address:

Calnet Business Bank, National Association
1565 Exposition Blvd., Suite 100
Sacramento, California 95815
Attention: Corporate Secretary
(916) 927-7000

You will not be charged for any of these documents that you request from Commercial Capital or Calnet. If you would like to request documents, please do so by                , 2006 in order to receive them before the Calnet special meeting of stockholders.

For additional information regarding where you can find information about Commercial Capital and Calnet, please see “Where You Can Find More Information” beginning on page 73.

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ii

Shareholder Agreements		56
Dissenters’ Rights		57
MARKET FOR COMMON STOCK AND DIVIDENDS		58
INFORMATION ABOUT COMMERCIAL CAPITAL		59
INFORMATION ABOUT CALNET		60
BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF CALNET		61
DESCRIPTION OF COMMERCIAL CAPITAL’S CAPITAL STOCK		62
Commercial Capital Common Stock		62
Commercial Capital Preferred Stock		63
Transfer Agent		63
COMPARISON OF THE RIGHTS OF STOCKHOLDERS		63
Authorized Capital Stock		63
Issuance of Capital Stock		64
Voting Rights		64
Number and Election of Directors		64
Removal of Directors		64
Vacancies of Directors		65
Indemnification of Directors and Officers		65
Limitation of Liability of Directors		66
Dividends and Other Distributions		67
Amendments to Certificate or Articles of Incorporation and Bylaws		67
Notice of Stockholder Meetings		68
Special Meetings of Stockholders		68
Quorum for Meeting of Stockholders		68
Stockholder Nominations and Stockholder Proposals		69
Stockholder Action Without a Meeting		69
Stockholder Inspection Rights		70
Stockholder Approval of Mergers, Share Exchanges and Sales of Assets		70
Interested Stockholder Statutes		70
Liquidation Rights		71
Appraisal or Dissenters’ Rights		72
ADJOURNMENT OF THE CALNET STOCKHOLDER MEETING		72
Granting of Discretionary Authority to Adjourn the Calnet Special Meeting		72
LEGAL OPINION		73
EXPERTS		73
WHERE YOU CAN FIND MORE INFORMATION		73
STOCKHOLDER PROPOSALS		75
APPENDIX A	Agreement and Plan of Merger, dated as of October 20, 2005, among Commercial Capital Bancorp, Inc., Commercial Capital Bank, FSB and Calnet Business Bank, National Association	A-1
APPENDIX B	Opinion of Sandler O’Neill & Partners, L.P.	B-1
APPENDIX C	Section 214a(b) of Title 12 of the United States Code	C-1
APPENDIX D	Amendment to Technology License Agreement, dated November 21, 2005, by and among Calnet Business Bank, National Association, Commercial Capital Bancorp, Inc. and Commercial Capital Bank	D-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:             What do I need to do now?

A:             After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Calnet special meeting of stockholders. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the proposal.

Q:             What will Calnet stockholders receive in the merger?

A:             Stockholders of Calnet will receive 1.0730 shares of Commercial Capital common stock for each share of Calnet common stock they own, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

Q:             Why is my vote important?

A:             If you do not return your proxy card or vote in person at the Calnet special meeting of stockholders, it will be more difficult for Calnet to obtain the necessary quorum to hold such stockholder meeting.

The merger agreement must be approved and adopted at the Calnet special meeting of stockholders by the holders of two-thirds of the issued and outstanding shares of Calnet common stock.

Q:             If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:             No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:             What if I fail to instruct my broker?

A:             A failure to vote, including the failure to give your broker instructions, will have the same effect as voting against the approval and adoption of the merger agreement.

Q:             Can I attend the Calnet special meeting of stockholders and vote my shares in person?

A:             Yes. All Calnet stockholders are invited to attend the Calnet special meeting of stockholders. Calnet stockholders of record on               , 2005 can vote in person at the Calnet special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at the Calnet special meeting.

Q:             Can I change my vote?

A:             Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card:

•       you may send a written notice to the secretary of Calnet stating that you would like to revoke your proxy before the Calnet special meeting of stockholders; or

•       you may complete and submit a new proxy card, and any earlier proxies will be revoked automatically; or

•       you may attend the Calnet special meeting of stockholders and vote in person, and any earlier proxy will be revoked. However, simply attending the Calnet special meeting of stockholders without voting will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:             Should I send in my stock certificates now?

A:             No. You should not send in your stock certificates at this time. Instructions for surrendering Calnet common stock certificates in exchange for shares of Commercial Capital common stock will be sent to you after the parties complete the merger.

Q:             Will I have dissenters’ rights in connection with the merger?

A:             Yes. You can exercise your right to dissent from the merger by voting against the merger and following the procedures described in this proxy statement/prospectus.

Q:             When do you expect to complete the merger?

A:             The parties expect to complete the merger in the first quarter of 2006. However, Calnet and Commercial Capital cannot assure you when or if the merger will occur because the approval of Calnet stockholders and the necessary regulatory approvals must first be obtained.

Q:             Who should I call with questions?

A:             You should call Kevin R. Watson, Chief Financial Officer of Calnet at (916) 927-7000.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 73. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, “Calnet” refers to Calnet Business Bank, National Association, “Commercial Capital” refers to Commercial Capital Bancorp, Inc., and “Commercial Capital Bank” refers to Commercial Capital Bank, FSB, Commercial Capital’s banking subsidiary. Also, we refer to the merger between Calnet and Commercial Capital Bank as the “merger,” and the agreement and plan of merger, dated as of October 20, 2005, among Commercial Capital, Commercial Capital Bank and Calnet as the “merger agreement.”

Parties to the Proposed Merger (Page 59)

Commercial Capital and Commercial Capital Bank.   Commercial Capital is a diversified financial institution holding company which conducts operations through its subsidiaries, Commercial Capital Bank, FSB, TIMCOR Exchange Corporation, North American Exchange Company, Commercial Capital Mortgage, Inc. and ComCap Financial Services, Inc. At June 30, 2005, the most recent date for which such information is available, Commercial Capital was the 25th largest thrift in the country and the sixth largest in California, according to SNL Financial. Based on the percentage growth in Commercial Capital’s assets on a quarterly basis for the 36 month period ended June 30, 2005, it has been the fastest growing savings organization in California according to Federal Deposit Insurance Corporation data. Commercial Capital is recognized as one of the leading originators of multi-family residential real estate loans in California, where the market for multi-family residential loans is highly fragmented. According to DataQuick, which measures originations in California, Commercial Capital ranked third in the state in originations of such loans for the 12 month period ended June 30, 2005, with an aggregate of 3.83% of total originations.

Commercial Capital conducts its primary operations through Commercial Capital Bank, which conducts banking operations through 22 branch offices and 10 lending offices located throughout Southern and Northern California. In March 2005, Commercial Capital opened a banking office in San Mateo, California, which is its first in Northern California. Also in the first quarter of 2006, Commercial Capital plans to open banking offices located in Newport Coast and Valencia, California. Commercial Capital had total consolidated assets of approximately $5.2 billion, total consolidated deposits of approximately $2.1 billion and total consolidated stockholders’ equity of approximately $680.7 million at September 30, 2005. Commercial Capital’s principal executive offices are located at 8105 Irvine Center Drive, Irvine, California 92618 and its telephone number is (949) 585-7500.

Calnet.   Calnet is a national chartered commercial bank headquartered in Sacramento, California that began operations in November 2001. Calnet conducts its deposit gathering and lending business in the Greater Sacramento Valley from a single office location in Sacramento. Calnet’s lending programs focus on commercial real estate and construction loans within the Greater Sacramento Valley of California. On July 21, 2005, Calnet entered into a formal agreement with the Office of the Comptroller of the Currency (the “OCC”), which imposes various operating restrictions on Calnet and requires the Calnet board of directors and management to take various actions, as described under “Information about Calnet—Formal Agreement with the OCC” beginning on page 60. Calnet’s executive offices are located at 1565 Exposition Blvd., Suite 100, Sacramento, California 95815 and its telephone number is (916) 927-7000.

Structure of the Merger (Page 35)

A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby Calnet will merge with and into Commercial Capital Bank with Commercial Capital Bank as the surviving bank. We expect to complete the merger in the first quarter of 2006.

Calnet Stockholders will receive 1.0730 Shares of Commercial Capital Common Stock for each Share of Calnet Common Stock Exchanged Pursuant to the Merger (Page 35)

If the merger of Calnet with and into Commercial Capital Bank is completed, each outstanding share of Calnet common stock (other than shares held by dissenting stockholders) will be converted into the right to receive 1.0730 shares of Commercial Capital common stock, subject to a possible adjustment as described in “The Merger—Termination of the Merger Agreement” beginning on page 45.

Fractional Shares will not be Issued

Commercial Capital will not issue fractional shares. Instead, Calnet stockholders who receive Commercial Capital common stock will receive the value of any fractional share interest in cash, based on a stock price of $16.31 per share of Commercial Capital common stock.

Procedures for the Exchange of Calnet Common Stock Certificates (Page 36)

Calnet stockholders will need to surrender their Calnet common stock certificates to receive Commercial Capital common stock after the consummation of the merger, but they should not send in any certificates now. Within two business days after the effective time of the merger, Commercial Capital’s designated exchange agent will send to Calnet stockholders a letter of transmittal and instructions for surrendering certificates representing shares of Calnet common stock in exchange for Commercial Capital common stock. The letter of transmittal should be completed and returned to the designated exchange agent along with the stock certificates representing shares of Calnet common stock. After the letter of transmittal has been received and processed, Calnet stockholders will be sent the Commercial Capital common stock to which they are entitled together with cash in lieu of any fractional share interest.

Comparative Per Share Market Price Information (Page 58)

Shares of Commercial Capital common stock currently trade on the Nasdaq National Market under the symbol “CCBI”. On October 20, 2005, the last trading day preceding public announcement of the proposed merger, the closing share price of Commercial Capital common stock was $16.37. On                     , 2006, the last practicable trading date before the printing of this proxy statement/prospectus, the closing share price of Commercial Capital common stock was $          .

The market value of 1.0730 shares of Commercial Capital common stock would have been $17.57 based on Commercial Capital’s October 20, 2005 closing share price. The market value of 1.0730 shares of Commercial Capital common stock would have been $           based on Commercial Capital’s                         , 2006 closing share price.

Shares of Calnet’s common stock are quoted on the Over-the-Counter Bulletin Board under the symbol “CLNB.”  The closing price for Calnet’s common stock on October 20, 2005, the last trading day before public announcement of the merger, was $15.00.

Because the consideration to be provided to stockholders of Calnet in connection with the merger is based on a fixed number of shares of Commercial Capital common stock and because the market value of the shares of Commercial Capital common stock to be received by Calnet stockholders in the merger will change, stockholders of Calnet are not assured of receiving a specific market value of Commercial Capital common stock, and thus a specific market value for their shares of Calnet common stock, at the effective time of the merger. Commercial Capital cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for shares of Commercial Capital common stock from a newspaper, via the Internet or by calling your broker.

Dividend Policy

Commercial Capital currently pays quarterly cash dividends to its stockholders. On October 24, 2005, Commercial Capital declared its most recent cash dividend of $0.075 per share payable on December 1, 2005 to stockholders of record on November 17, 2005. Calnet does not currently pay a cash dividend and, pursuant to certain provisions of its formal agreement with the OCC, would not be able to do so without the prior approval of the OCC. Thus, Calnet does not intend to pay a cash dividend to its stockholders for the foreseeable future.

The Merger will generally be Tax-Free for Calnet Stockholders (Page 54)

Commercial Capital and Calnet have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes and, accordingly, Calnet stockholders generally will not recognize any gain or loss on the conversion of shares of Calnet common stock into shares of Commercial Capital common stock. However, Calnet stockholders will be taxed on the cash they receive instead of any fractional share of Commercial Capital common stock that they would otherwise be entitled to receive. The parties’ obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective time, regarding the federal income tax treatment of the merger to them and to the Calnet stockholders.

Tax matters are complicated, and the tax consequences of the merger may vary among stockholders. In addition, Calnet stockholders may be subject to state, local or foreign tax laws that are not discussed herein. Calnet stockholders should therefore consult with their own tax advisors for a full understanding of the tax consequences to them of the merger.

Opinion of Financial Advisor (Page 24)

In connection with the proposed merger, Calnet’s financial advisor, Sandler O’Neill & Partners, L.P., delivered to the Calnet board of directors on October 20, 2005, the date on which the Calnet board of directors approved the merger agreement, its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Calnet’s stockholders from a financial point of view. We have attached as Appendix B to this document the full text of the written opinion of Sandler O’Neill which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with its opinion. Sandler O’Neill’s opinion is directed to the Calnet board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. Pursuant to an engagement letter between Calnet and Sandler O’Neill, Calnet agreed to pay Sandler O’Neill a fee, the substantial portion of which is payable upon completion of the merger.

Recommendation of the Board of Directors of Calnet (Page 20)

Based on Calnet’s reasons for the merger described herein, the Calnet board of directors has approved the merger agreement and believes that the merger is in the best interests of Calnet and its stockholders. Accordingly, the Calnet board of directors unanimously recommends that Calnet stockholders vote “FOR” approval and adoption of the merger agreement.

The Calnet Special Meeting of Stockholders (Page 18)

The Calnet special meeting will be held at     :        .m., Pacific time, on                    ,                    , 2006 at Calnet’s headquarters, located at 1565 Exposition Blvd,. Suite 100, Sacramento, California. At the Calnet special meeting, Calnet stockholders will be asked to:

•       consider and vote upon a proposal to approve and adopt the merger agreement;

•       consider and vote upon a proposal to grant discretionary authority to the persons named in the accompanying proxy card to vote to adjourn the Calnet special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Calnet special meeting to approve and adopt the merger agreement; and

•       act on any other matters that may properly come before the Calnet special meeting.

Record Date and Voting Rights for the Calnet Special Meeting (Page 18)

Calnet stockholders are entitled to vote at the Calnet special meeting if they owned shares of Calnet common stock as of the close of business on                , 2005. Calnet stockholders will have one vote at the Calnet special meeting for each share of Calnet common stock that they owned on that date.

Stockholders of record may vote by mail or by attending the Calnet special meeting and voting in person. Each proxy returned to Calnet (and not revoked) by a holder of Calnet common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, such shares will be voted in favor of the proposal.

The Completion of the Merger Requires the Requisite Approval by the Calnet Stockholders at the Calnet Special Meeting (Page 19)

The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Calnet common stock is necessary to approve and adopt the merger agreement.

Directors and Executive Officers of Calnet Own Shares Which May Be Voted at the Calnet Special Meeting (Page 56)

As of the record date, the directors and executive officers of Calnet beneficially owned approximately 11.68% of the outstanding shares of Calnet common stock entitled to vote at the Calnet special meeting. The directors of Calnet, holding approximately 11.54% of the outstanding shares of Calnet common stock entitled to vote at the Calnet special meeting, have entered into shareholder agreements with Commercial Capital pursuant to which they have agreed to vote all of their shares of Calnet common stock in favor of approval and adoption of the merger agreement.

Commercial Capital, Commercial Capital Bank and Calnet Must Meet Several Conditions to Complete the Merger (Page 37)

Completion of the merger depends on meeting a number of conditions, including the following:

•       the stockholders of Calnet must approve and adopt the merger agreement;

•       Commercial Capital and Calnet must receive all required regulatory approvals for the merger of Calnet with and into Commercial Capital Bank, and any waiting periods required by law must have expired;

•       there must be no law, injunction or order enacted or issued preventing completion of the merger of Calnet with and into Commercial Capital Bank;

•       the shares of Commercial Capital common stock to be issued in the merger must have been approved for listing on the Nasdaq National Market;

•       Commercial Capital and Calnet must receive a legal opinion confirming the tax-free nature of the merger;

•       the representations and warranties of each of Commercial Capital, Commercial Capital Bank and Calnet in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on Commercial Capital or Calnet, respectively;

•       Commercial Capital, Commercial Capital Bank and Calnet must have complied in all material respects with their respective obligations in the merger agreement; and

•       Commercial Capital Bank must have executed employment agreements with certain current officers of Calnet.

Unless prohibited by law, either Commercial Capital or Calnet could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Commercial Capital and Calnet Must Obtain Regulatory Approvals to Complete the Merger (Page 39)

To complete the merger, the parties need the prior approval from the Office of Thrift Supervision (“OTS”). The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of the OTS to challenge the approval on antitrust grounds. Calnet must also provide notice to the OCC of the merger. Commercial Capital and Calnet have filed all necessary applications with the OTS.  Commercial Capital and Calnet cannot predict, however, whether the required regulatory approval will be obtained or whether such approval will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Commercial Capital that had such condition or requirement been known, Commercial Capital, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Commercial Capital may elect not to consummate the merger. See “The Merger—Conditions to the Merger” beginning on page 37. In addition, because Calnet is considered to be in ‘troubled condition” for certain regulatory purposes, Commercial Capital has filed an application with the OTS and the Federal Deposit Insurance Corporation (“FDIC”) for approval to make payments to certain Calnet executive officers in connection with the closing of the merger pursuant to their existing employment agreements. No assurance can be given that Commercial Capital will receive permission to make such payments, in whole or in part. See “The Merger—Regulatory Approvals” beginning on page 39.

Commercial Capital and Calnet may Terminate the Merger Agreement (Page 45)

Commercial Capital and Calnet can mutually agree at any time to terminate the merger agreement before completing the merger, even if the stockholders of Calnet have already voted to approve it.

Either party also can terminate the merger agreement if:

•       any required regulatory approvals for consummation of the merger is not obtained;

•       the merger is not completed by April 30, 2006;

•       the stockholders of Calnet do not approve and adopt the merger agreement;

•       the other party breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach; or

•       prior to the Calnet special meeting, the board of directors of Calnet fails to recommend the transaction to its stockholders or withdraws or modifies its recommendation to its stockholders, or Calnet breaches its covenants requiring the calling and holding of a meeting of stockholders and prohibiting the solicitation of other offers.

Commercial Capital may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Calnet common stock and the board of directors of Calnet recommends that Calnet stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Commercial Capital also may terminate the merger agreement if the Calnet board of directors determines, pursuant to its formal agreement with the OCC, that it is required to raise additional capital through the sale of its equity securities. The merger agreement sets forth the circumstances under which Calnet could proceed with a sale of its equity securities to raise additional capital without the merger agreement being terminated by Commercial Capital. See “The Merger—Raising Additional Capital” beginning on page 41.

Calnet may terminate the merger agreement at any time prior to its Calnet special meeting in connection with the exercise of its fiduciary termination right in order to accept a financially superior proposal.

Calnet also may terminate the merger agreement at any time during the five-day period commencing on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, if:

(1)         Commercial Capital’s average closing sales price is less than $13.05; and

(2)         the number obtained by dividing Commercial Capital’s average closing sales price by $16.31 is less than the index ratio by a difference greater than 0.20.

Commercial Capital’s “average closing sales price” will be the average of the closing sales price per share of Commercial Capital common stock on the Nasdaq National Market for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods.

The “index ratio” will be calculated by dividing the peer group index by 1.00.

The “peer group index” will be the sum of the products derived by multiplying the corresponding weighting factor of each peer group member by the quotient obtained by dividing such peer group member’s average closing common stock price for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, by such peer group member’s closing common stock price on October 20, 2005, the date the merger agreement was executed. See “The Merger—Termination of the Merger Agreement” beginning on page 45 for the peer members, their corresponding weighting factors and for examples of the operation and effect of the provisions of the merger agreement dealing with a decline in the market price of Commercial Capital’s common stock.

In the event of such a termination, Commercial Capital could voluntarily elect to issue more shares of Commercial Capital common stock pursuant to a formula set forth in the merger agreement. Commercial Capital is not required to issue more shares, however, and it is possible under these circumstances that the Calnet board of directors could conclude that proceeding with the merger at the lower price, rather than exercising Calnet’s right to terminate the merger agreement, would still be in the best interests of Calnet and its stockholders.

Termination Fees (Page 48)

The merger agreement provides that in the event the merger agreement is terminated by Commercial Capital or Calnet due to a breach of certain representations, warranties, covenants or undertakings, the party committing the breach shall pay a termination fee of $750,000 to the other party. In addition, Calnet will pay a termination fee of $2.0 million to Commercial Capital if the merger agreement is terminated under specified circumstances.

Commercial Capital and Calnet may Amend and Extend the Merger Agreement (Page 45)

The parties may amend the merger agreement at any time before the merger is completed, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the Calnet special meeting which by law would require the further approval by the stockholders of Calnet.

Directors and Executive Officers of Calnet Have Interests in the Merger that Are in Addition to or Different From the Interests of the Calnet Stockholders (Page 50)

The directors and executive officers of Calnet have interests in the merger that are different from, or are in addition to, the interests of Calnet stockholders. These interests include the potential for positions as executive officers of Commercial Capital after the merger and the right to continued indemnification and insurance coverage by Commercial Capital for acts or omissions occurring prior to the merger.

Each of Peter J. Raffetto, Kevin R. Watson, Robert A. Wood, Blair Weimer and Blaine Lauhon currently has an employment agreement with Calnet. Pursuant to their employment agreements, in connection with the closing of the merger, Messrs. Watson, Wood, Weimer and Lauhon will be entitled to receive a lump sum payment equal to 18 months, 18 months, 12 months and 12 months, respectively, of their current monthly salary. Messrs. Watson, Wood, Weimer and Lauhon will be entitled to receive payments of approximately $232,500, $270,000, $130,000 and $125,000, respectively. In addition, in order to ensure that Mr. Raffeto continues his employment with Calnet through the closing of the merger to oversee the transition, subject to completion of the transactions contemplated by the merger agreement, Calnet has agreed to provide Mr. Raffetto with a bonus payment at the closing of the merger of approximately $420,000.

Each of Messrs. Raffetto and Wood is expected to enter into an employment agreement with Commercial Capital Bank effective as of the effective time of the merger. Mr. Raffetto will serve as Executive Vice President of Commercial Capital Bank and President of its Central Valley Region, and Mr. Wood will serve as Senior Vice President and Director of Technology Development of Commercial Capital Bank. See “The Merger—Interests of Certain Calnet Directors and Executive Officers in the Merger “ beginning on page 50 for more information on their employment agreements with Commercial Capital Bank.

Pursuant to the terms of Calnet’s 2001 stock option plan, all unvested stock options will become vested as a result of the merger. As of                , 2005, the directors and executive officers of Calnet held options to acquire an aggregate of 200,325 shares of Calnet common stock. The merger agreement provides that at the effective time of the merger, each vested Calnet option to purchase shares of Calnet common stock granted pursuant to the Calnet 2001 stock option plan that is then outstanding will cease to represent the right to acquire shares of Calnet common stock and will be converted into and become a right to acquire shares of Commercial Capital common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio.

The board of directors of Calnet was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Calnet is Prohibited from Soliciting Other Offers (Page 42)

Calnet has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Accounting Treatment of the Merger (Page 56)

Commercial Capital must use the purchase method of accounting to account for the merger.

Stockholders of Commercial Capital and Calnet Have Different Rights (Page 63)

Commercial Capital is a Nevada corporation subject to the provisions of the General Corporation Law of Nevada, and Calnet is a national banking association subject to the provisions of the National Bank Act. Upon consummation of the merger, stockholders of Calnet who receive shares of Commercial Capital common stock in exchange for their shares of Calnet common stock will become stockholders of Commercial Capital and their rights as stockholders of Commercial Capital will be governed by Commercial Capital’s articles of incorporation and bylaws and the General Corporation Law of Nevada. The rights of stockholders of Commercial Capital differ in certain respects from the rights of stockholders of Calnet.

The Shares of Commercial Capital Common Stock to be Issued in the Merger will be listed on Nasdaq (Page 56)

Pursuant to the merger agreement, the shares of Commercial Capital common stock to be issued in connection with the merger will be listed on the Nasdaq National Market.

Calnet Stockholders have Dissenters’ Rights (Page 57)

Calnet stockholders are entitled to exercise their dissenters’ rights and to receive the fair value of their shares of Calnet common stock pursuant to the National Bank Act and regulations promulgated pursuant thereto. In order for a dissenting stockholder to receive the fair value of his or her shares in cash, a dissenting stockholder must vote against the merger and provide a written request for the fair value of the shares owned by such stockholder to Commercial Capital within thirty days after consummation of the merger. You should read and understand the provisions of the National Bank Act relating to dissenters’ rights, a copy of which is attached to this proxy statement/prospectus as Appendix C.

Contact for Calnet stockholders regarding questions and requests

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should call Kevin R. Watson, Chief Financial Officer at (916) 927-7000.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Consolidated Financial Data of Commercial Capital

Commercial Capital derived the financial data set forth below as of and for the fiscal years ended December 31, 2000 through December 31, 2004 from its historical audited financial statements for those years and as of and for the nine month periods ended September 30, 2004 and 2005 from its unaudited financial statements for these periods. This information is only a summary and you should read it in conjunction with Commercial Capital’s consolidated financial statements and the related notes contained in Commercial Capital’s periodic reports filed with the Securities and Exchange Commission that have been incorporated by reference into this document. The financial information for the nine months ended September 30, 2005 is not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2005 or any future results. See “Where You Can Find More Information” on page 73. Certain prior period information has been restated to reflect current period presentation.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,(1)
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in Thousands, Except Per Share Data)
Financial Condition Data:
Total assets	$5,235,659	$4,966,776	$5,023,924	$1,723,139	$849,469	$423,691	$181,507
Loans held for investment, net of allowance for loan losses	3,903,455	3,862,582	3,913,804	1,047,632	469,186	188,797	81,100
Loans held for sale	165,760	17,620	976	14,893	18,338	52,379	32,106
Securities(2)	408,338	486,220	491,265	560,729	310,074	119,685	38,628
Goodwill	394,080	357,367	357,367	13,035	13,035	13,014	13,950
Deposits	2,095,805	2,298,642	2,256,781	645,596	312,279	118,339	60,428
Federal Home Loan Bank advances	1,510,917	1,831,798	1,856,349	822,519	289,139	128,690	47,095
Exchange balances	679,526	—	—	—	—	—	—
Junior subordinated debentures/trust preferred securities	150,107	135,225	135,079	52,500	35,000	15,000	—
Other borrowings(3)	69,000	57,000	101,000	88,269	127,859	131,141	46,502
Total stockholder’s equity	680,726	608,708	625,216	102,042	77,603	26,802	24,753
Statement of Operations Data:
Interest income	192,783	112,243	$172,636	66,174	$38,567	15,879	3,234
Interest expense	77,258	37,689	59,614	24,940	17,649	9,248	3,229
Net interest income	115,525	74,554	113,022	41,234	20,918	6,631	5
(Recapture of) provision for allowance for loan losses	(8,109)	—	—	1,286	1,609	686	—
Net interest income after (recapture of) provision for allowance for loan losses	123,634	74,554	113,022	39,948	19,309	5,945	5
Noninterest income	18,081	8,397	15,087	9,169	7,615	4,942	2,375
Noninterest expenses(4)	48,276	24,744	37,652	15,446	10,531	7,507	3,642
Income (loss) before income tax expense (benefit)	93,439	58,207	90,457	33,671	16,393	3,380	(1,262)
Income tax expense (benefit)	34,191	22,178	34,195	13,242	6,683	1,716	(740)
Income (loss) before minority interest	59,248	36,029	56,262	20,429	9,710	1,664	(522)
Income allocated to minority interest	—	—	—	—	—	108	—
Net income (loss)	$59,248	$36,029	$56,262	$20,429	$9,710	$1,556	$(522)

Per Share Data(5):
Earnings (loss) per share—Basic	$1.08	$0.90	$1.29	$0.70	$0.53	$0.09	$(0.06)
Earnings (loss) per share—Diluted	1.03	0.84	1.21	0.66	0.50	0.09	(0.06)
Weighted average shares outstanding—Basic	55,085,899	40,173,889	43,749,774	29,329,289	18,231,368	17,361,952	9,186,868
Weighted average shares outstanding—Diluted	57,456,826	42,794,098	46,351,889	31,111,208	19,457,836	18,007,712	9,186,868
Common shares outstanding at the end of period	55,640,363	54,361,762	54,519,579	29,956,372	27,957,716	17,691,528	17,093,732
Book value per share	$12.23	$11.20	$11.47	$3.41	$2.78	$1.51	$1.45
Tangible book value per share(6)	5.05	4.51	4.80	2.97	2.31	0.78	0.63
Operating Data(7):
Performance Ratios and Other Data:
Total loan fundings(8)	$1,842,433	$1,309,246	$1,850,029	$1,109,502	$760,745	$494,897	$314,948
Core loan fundings(8)	1,764,628	1,193,972	1,689,702	959,182	688,759	410,784	271,339
Return on average assets	1.52%	1.53%	1.55%	1.57%	1.50%	0.66%	(1.06)%
Return on average tangible assets(9)	1.64	1.61	1.65	1.59	1.53	0.70	(1.07)
Return on average stockholders’ equity	11.93	15.05	14.25	22.69	27.69	5.98	(18.82)
Return on average tangible stockholders’ equity(10)	28.75	30.95	31.14	26.53	44.06	12.51	(21.15)
Equity to assets at end of period	13.00	12.26	12.44	5.92	9.14	6.33	13.64
Tangible equity to assets at end of period	5.37	4.94	5.21	5.17	7.60	3.25	5.95
Tangible equity to tangible assets at end of period	5.82	5.33	5.62	5.20	7.72	3.36	6.45
Dividend payout ratio(11)	19.90	4.76	7.44	—	—	—	—
Interest rate spread(12)	3.13	3.31	3.29	3.21	3.32	2.60	(0.35)
Net interest margin(13)	3.29	3.42	3.40	3.30	3.39	3.08	0.01
Efficiency ratio(14)	35.77	28.06	28.09	28.06	33.74	58.40	153.03
General and administrative expenses to average assets(15)	1.22	0.99	0.99	1.09	1.49	2.88	7.43
Allowance for loan losses to total loans held for investment at end of period	0.73	0.94	0.93	0.37	0.58	0.58	0.52
Nonperforming assets	$8,935	$5,095	$6,601	$129	$—	$—	$—
Net charge-offs/(recoveries) during the period	3	(19)	(8)	60	—	—	—
Bank Regulatory Capital Ratios:
Tier I risk-based capital	11.9%	10.5%	11.11%	13.47%	19.43%	14.09%	12.16%
Total risk-based capital	12.7	11.6	12.21	13.87	20.03	14.73	12.72
Tier I leverage capital	8.9	7.6	8.01	7.97	11.97	7.89	6.85

(1)             On December 22, 2000, Commercial Capital became the holding company for Commercial Capital Mortgage, Inc. (“CCM”) and acquired approximately 90% of Commercial Capital Bank. Commercial Capital’s reorganization of CCM as a subsidiary of the holding company was treated as a reorganization of entities under common control in a manner consistent with a pooling of interests for accounting purposes and, as a result, periods prior to December 22, 2000 have been restated to reflect such reorganization. Commercial Capital’s acquisition of Commercial Capital Bank was treated as a purchase for accounting purposes. Consequently, information at and for the periods prior to December 22, 2000 consists of information relating to Commercial Capital and CCM, while information at and for the periods after December 22, 2000 consists of information relating to Commercial Capital, Commercial Capital Bank and CCM. Information at and for years ended December 31, 2004, 2003 and 2002 also include ComCap Financial Services, Inc. (“ComCap”), which was acquired by Commercial Capital on July 1, 2002. On June 4, 2004, Commercial Capital acquired Hawthorne Financial Corporation (“Hawthorne”). The acquisition of Hawthorne was treated as a purchase for accounting purposes and Hawthorne’s operating results have been included in the consolidated financial information. In addition, for periods after July 26, 2004, the consolidated financial information includes the results of operations of Clearinghouse NMTC (SUB 2), LLC, as to which Commercial Capital Bank acquired a $10 million equity investment in on July 26, 2004 for the purpose of making qualified low-income community investments under the newmarkets tax credit provisions of the Internal Revenue Code of 1986, as amended (“Code”). On February 17, 2005, Commercial Capital acquired TIMCOR Exchange Corporation (“TIMCOR”), and on May 24, 2005, TIMCOR acquired North American Exchange Company, each of which is a “qualified intermediary” that facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Code. Each acquisition was treated as a purchase for accounting purposes and has been included in the consolidated financial information. On March 30, 2005, Commercial Capital Bank acquired a $20 million equity investment in Clearinghouse NMTC (SUB 6), LLC and on June 28, 2005, Commercial Capital Bank acquired a $20 million equity investment in Clearinghouse NMTC (SUB 7), LLC, both for the sole purpose of making qualified low-income community investments under the new markets tax credit provisions of the Code.

(2)             At December 31, 2002, $308.0 million of Commercial Capital’s securities portfolio was classified as available-for-sale and $2.1 million was classified as held to maturity. For all other periods, all securities are classified as available-for-sale.

(3)             Consists of securities sold under agreements to repurchase, federal funds purchased and warehouse line of credit.

(4)             Includes non-cash stock compensation related to restricted stock award and share right award agreements of $1.5 million for the nine months ended September 30, 2005 and  $117,000, $353,000, $139,000, $139,000 and $871,000 during the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

(5)             Per share data for all periods reflects the three-for-two stock split paid on September 29, 2003 and the four-for-three stock split paid on February 20, 2004.

(6)             Tangible book value is total stockholders’ equity less goodwill and core deposit intangible.

(7)             With the exception of end of year ratios, all average balances for 2005 and 2004 consist of average daily balances, while certain average balances prior to 2004 for Commercial Capital, CCM and ComCap consist of average month-end balances, and all ratios are annualized where appropriate.

(8)             Total loan fundings include loans that are originated or purchased. Core loan fundings exclude those loans originated through Commercial Capital’s strategic alliance with Greystone Servicing Corporation, a Fannie Mae DUS lender, and Commercial Capital’s other broker and conduit channels.

(9)             Average tangible assets are average total assets less average core deposit intangible and average goodwill.

(10)       Average tangible stockholders’ equity is average stockholders’ equity less average core deposit intangible and average goodwill.

(11)       Dividend payout ratio is dividends declared per share divided by diluted earnings per share. No dividends were paid prior to 2004.

(12)       Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

(13)       Net interest margin represents net interest income as a percentage of average interest-earning assets.

(14)       Efficiency ratio represents noninterest expenses, excluding amortization of goodwill and loss on early extinguishment of debt, as a percentage of the aggregate of net interest income and noninterest income.

(15)       General and administrative expenses exclude amortization of goodwill and core deposit intangible and loss on early extinguishment of debt.

Selected Historical Consolidated Financial Data of Calnet

Calnet derived the financial data set forth below as of and for the fiscal years ended December 31, 2001 through December 31, 2004 from its historical audited financial statements for those years and as of and for the nine month periods ended September 30, 2004 and 2005 from its unaudited financial statements for those periods. This information is only a summary and you should read it in conjunction with Calnet’s consolidated financial statements and the related notes contained in Calnet’s periodic reports filed with the OCC. The financial information for the nine months ended September 30, 2005 is not necessarily indicative of operations that may be expected for the year ending December 31, 2005 or any future results. See “Where You Can Find More Information” on page 73.

	For the Nine Months ended September 30,		For the Years ended December 31,			For the Period from November 5 to December 31,
	2005	2004	2004	2003	2002	2001 (1)
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$6,642	$4,155	$5,847	$4,058	$1,832	$38
Interest expense	1,076	781	1,039	1,032	647	15
Net interest income	5,566	3,374	4,808	3,026	1,185	23
Provision for loan losses	261	102	150	371	434	22
Noninterest income	1,082	1,049	1,643	598	200	—
Noninterest expense	4,941	3,659	5,146	3,762	2,869	413
Income (loss) before income taxes	1,446	662	1,155	(509)	(1,918)	(412)
Provision for income taxes	1	1	1	1	1	1
Net income (loss)	$1,445	$661	$1,154	$(510)	$(1,919)	$(413)
Period End Data:
Assets	$150,866	$124,475	$156,295	$105,253	$54,763	$16,882
Loans and investments	144,542	119,756	149,894	99,244	49,857	14,615
Gross loans	105,700	77,359	80,823	68,590	38,172	1,917
Deposits	127,850	113,688	134,734	94,911	44,210	8,596
Shareholders’ equity	21,989	10,103	20,633	9,483	9,493	7,956
Shares outstanding	2,164,205	1,375,663	2,156,163	1,374,171	1,317,866	984,360
Asset Quality:
Nonperforming assets	$273	$329	$315	$—	$—	$—
Allowance for loan losses	1,238	929	977	827	456	22
Net charge-offs	—	—	—	—	—	—
Nonperforming assets to total assets	0.18%	0.26%	0.20%	—	—	—
Allowance for loan losses to loans	1.17%	1.20%	1.21%	1.21%	1.19%	1.15%
Net charge-offs to average loans	—	—	—	—	—	—
Per Share Data:
Basic earnings (loss)	$0.67	$0.48	$0.84	$(0.37)	$(1.93)	$(0.42)
Diluted earnings (loss)	0.63	0.46	0.79	(0.37)	(1.93)	(0.42)
Book value	10.16	7.34	9.57	6.90	7.20	8.08
Performance ratios:
Return on average assets	1.25%	0.78%	0.97%	(0.66)%	(4.67)%	(3.55)%
Return on average equity	9.08	9.23	11.75	(5.32)	(27.49)	(4.59)
Average equity to average assets	13.80	8.43	8.27	12.39	17.00	77.44
Efficiency ratio	74.33	82.14	79.77	103.81	207.15	1,795.65
Leverage capital ratio	14.55	8.48	15.40	10.20	17.80	68.30
Net interest margin	5.07	4.14	4.22	4.09	3.10	0.24
Noninterest income to total income	14.01	20.16	21.94	12.84	9.84	—

(1)    Fiscal year 2001 is a partial year from the period from November 5, 2001 (date operations commenced) to December 31, 2001.

COMPARATIVE PER SHARE DATA

We have summarized below the per share information of Commercial Capital and Calnet as separate entities and on a pro forma consolidated and pro forma equivalent basis. You can use this table to understand how the merger would have affected Commercial Capital’s earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the period described below. The first item listed in each category gives you historical information relating to Commercial Capital and the second item gives you historical information about Calnet. The information set forth below is only a summary and you should read it in conjunction with the historical financial statements and related notes of Commercial Capital incorporated by reference into this proxy statement/prospectus and the historical financial statements and related notes of Calnet that have been filed with the OCC. The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be achieved in the future.

	At or For the Nine Month Period Ended September 30, 2005	At or For the Year Ended December 31, 2004
Basic Earnings Per Share(1):
Commercial Capital	$1.08	$1.29
Calnet	0.67	0.84
Commercial Capital Pro Forma	1.06	1.27
Calnet Pro Forma Equivalent	0.62	0.78
Diluted Earnings Per Share(1):
Commercial Capital	1.03	1.21
Calnet	0.63	0.79
Commercial Capital Pro Forma	1.01	1.20
Calnet Pro Forma Equivalent	0.59	0.74
Cash Dividends Declared Per Share
Commercial Capital	0.21	0.09
Calnet	—	—
Commercial Capital Pro Forma	0.21	0.09
Calnet Pro Forma Equivalent	—	—
Book Value per Share at Period End(2):
Stated:
Commercial Capital	12.23	11.47
Calnet	10.16	9.57
Commercial Capital Pro Forma	12.46	11.72
Calnet Pro Forma Equivalent	8.83	8.27
Tangible:
Commercial Capital	5.05	4.80
Calnet	10.16	9.57
Commercial Capital Pro Forma	5.26	5.01
Calnet Pro Forma Equivalent	8.83	8.27

(1)          The pro forma earnings per share of Commercial Capital common stock is based on the pro forma net income of Commercial Capital and Calnet for the nine months ended September 30, 2005 and the year ended December 31, 2004 divided by the average pro forma basic and diluted common shares of the combined entities. Calnet pro forma equivalent earnings per share represent such amounts multiplied by the exchange ratio of 1.0730.

(2)          Commercial Capital pro forma stated and tangible book value per share amounts are based on the pro forma stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity based on the exchange ratio of 1.0730. The Calnet pro forma equivalent stated and tangible book value per share represent such amounts multiplied by the exchange ratio of 1.0730.

RISK FACTORS

Prior to deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 17. Commercial Capital has included in its Form 10-K for the year ended December 31, 2004 additional risk factors which address the business in which it is engaged. For a discussion of these risk factors, please refer to “Where You Can Find More Information” beginning on page 73.

The value of the merger consideration will vary with fluctuations in Commercial Capital’s stock price

Each share of Calnet common stock owned by Calnet stockholders (other than shares held by dissenting stockholders) will be converted into the right to receive Commercial Capital common stock. Because the consideration to be provided to stockholders of Calnet in connection with the merger is based on a fixed number of shares and because the market value of those shares may change, stockholders of Calnet are not assured of receiving a specific market value of Commercial Capital common stock, and thus a specific market value for their shares of Calnet common stock. Any change in the price of Commercial Capital common stock will affect the value Calnet stockholders will receive in the merger. Changes in the price of Commercial Capital common stock may result from a variety of factors, including general market and economic conditions, changes in the business, operations or prospects of Commercial Capital and regulatory considerations. Accordingly, at the time of the Calnet special meeting, Calnet stockholders will not know the exact value of the stock consideration to be received when the merger is completed.

In addition, there will be a time period between the completion of the merger and the time at which former Calnet stockholders actually receive certificates evidencing Commercial Capital common stock. Until stock certificates are received, Calnet stockholders will not be able to sell their shares of Commercial Capital in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of Commercial Capital common stock during this period.

Commercial Capital may fail to realize the anticipated benefits of the merger

The success of the merger will depend on, among other things, Commercial Capital’s ability to combine the businesses of Commercial Capital Bank and Calnet in a manner that does not materially disrupt the existing customer relationships of Calnet or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Commercial Capital is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

The market price of shares of Commercial Capital common stock may be affected by factors which are different from those affecting shares of Calnet common stock

Some of Commercial Capital’s current businesses and markets differ from those of Calnet and, accordingly, the results of operations of Commercial Capital after the merger may be affected by factors different from those currently affecting the results of operations of Calnet. For a discussion of the businesses of Commercial Capital and Calnet and of certain factors to consider in connection with those businesses, see “Information About Calnet,” beginning on page 60, “Information About Commercial Capital,” beginning on page 59 and the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page 73.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated herein by reference contain forward-looking statements by Commercial Capital and Calnet within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of Commercial Capital and Calnet and the financial condition, results of operations and business of Commercial Capital upon completion of the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•       deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•       competitive pressure among depository and other financial institutions may increase significantly;

•       costs or difficulties related to the integration of the businesses of Commercial Capital Bank and Calnet may be greater than expected;

•       changes in the interest rate environment may reduce net interest margins;

•       general economic or business conditions, either nationally or in California, the state in which Commercial Capital primarily does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•       legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Commercial Capital is engaged;

•       adverse changes may occur in the securities markets; and

•       competitors of Commercial Capital may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Commercial Capital.

Management of Commercial Capital and Calnet each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Commercial Capital following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Commercial Capital’s and Calnet’s ability to control or predict.

THE CALNET STOCKHOLDER MEETING

Time, Date and Place

The Calnet special meeting of stockholders will be held at   :    .m., Pacific time, on        ,            , 2006 at Calnet’s headquarters, located at 1565 Exposition Blvd., Suite 100, Sacramento, California.

Matters to be Considered

At the Calnet special meeting, stockholders will be asked to consider and vote upon:

•       a proposal to approve and adopt the merger agreement;

•       a proposal to grant discretionary authority to the persons named in the accompanying proxy card to vote to adjourn the Calnet special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Calnet special meeting to approve and adopt the merger agreement; and

•       other matters properly brought before the Calnet special meeting.

At this time, the Calnet board of directors is unaware of any matters, other than set forth above, that may be presented for action at the Calnet special meeting of stockholders. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on              , 2005 has been fixed by the Calnet board of directors as the record date for the determination of holders of Calnet common stock entitled to notice of, and to vote at, the Calnet special meeting and any adjournment or postponement of the Calnet special meeting. At the close of business on the record date, there were 2,177,505 shares of Calnet common stock outstanding and entitled to vote at the Calnet special meeting held by approximately 390 holders of record. Each share of Calnet common stock entitles the holder to one vote at the Calnet special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Calnet stockholders of record may vote by mail or by attending the Calnet special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Calnet special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any Calnet stockholder executing a proxy may revoke it at any time before it is voted by:

•       delivering prior to the Calnet special meeting a written notice of revocation addressed to: Shannon McLoughlin, Corporate Secretary, Calnet Business Bank, National Association, 1565 Exposition Blvd., Suite 100, Sacramento, California 95815; or

•       submitting prior to the Calnet special meeting a properly executed proxy with a later date; or

•       attending the Calnet special meeting of stockholders and voting in person.

Attendance at the Calnet special meeting of stockholders will not, in and of itself, constitute revocation of a proxy.

Each proxy returned (and not revoked) will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, your shares will be voted in favor of the proposal.

Votes Required

A quorum, consisting of the holders of a majority of the outstanding shares of Calnet common stock entitled to vote, must be present in person or by proxy before any action may be taken at the Calnet special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Calnet common stock is necessary to approve and adopt the merger agreement. Therefore, the failure to vote, either by proxy or in person, will have the same effect as a vote against the approval and adoption of the merger agreement. Abstentions will also have the same effect as a vote against the approval and adoption of the merger agreement.

A majority of the votes cast at the Calnet special meeting is required to grant discretionary authority to the persons named in the accompanying proxy card to vote to adjourn the Calnet special meeting if necessary to permit further solicitation of proxies on the proposal to approve and adopt the merger agreement. Abstentions and the failure to vote, either by proxy or in person, will have no effect on the outcome of the voting on the adjournment proposal.

Brokers cannot vote the shares that they hold beneficially either for or against the approval and adoption of the merger agreement without specific instructions from the person who beneficially owns the shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the approval and adoption of the merger agreement.

In addition, brokers also may not vote on any proposal to adjourn the Calnet special meeting to solicit additional proxies in favor of the approval and adoption of the merger agreement. Nevertheless, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the voting on the adjournment proposal.

As of the Calnet record date, the directors and executive officers of Calnet beneficially owned approximately 11.68% of the outstanding shares of Calnet common stock entitled to vote at the Calnet special meeting. The directors of Calnet, holding approximately 11.54% of the outstanding shares of Calnet common stock entitled to vote at the Calnet special meeting, have entered into shareholder agreements with Commercial Capital pursuant to which they have agreed to vote all of their shares of Calnet common stock in favor of approval and adoption of the merger agreement. See “The Merger—Shareholder Agreements” on page 56.

As of the close of business on the record date for the Calnet special meeting, Commercial Capital did not beneficially own any shares of Calnet common stock.

Solicitation of Proxies

Calnet will pay for the costs of mailing this proxy statement/prospectus to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Calnet may solicit proxies from their stockholders in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Calnet will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Calnet has retained MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $6,500.00, plus reimbursement for reasonable out-of-pocket expenses.

Recommendation of the Calnet Board of Directors

The Calnet board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Calnet’s reasons for the merger described in this document, the Calnet board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Calnet and its stockholders. Accordingly, the Calnet board of directors unanimously recommends that Calnet stockholders vote “FOR” approval and adoption of the merger agreement. See “The Merger—Calnet’s Reasons for the Merger” beginning on page 22.

Contact for Calnet stockholders regarding questions and requests

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should call Kevin R. Watson, Chief Financial Officer of Calnet at (916) 927-7000.

THE MERGER

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this document, including the merger agreement. You are urged to carefully read the appendices in their entirety.

General

Under the terms and conditions set forth in the merger agreement, Calnet will be merged with and into Commercial Capital Bank. At the effective time of the merger, each share of common stock of Calnet, par value $5.00 per share, outstanding immediately before the effective time of the merger (except for shares held by dissenting stockholders) will, by virtue of the merger and without any action on the part of a Calnet stockholder, be converted into the right to receive 1.0730 shares of Commercial Capital common stock, subject to possible adjustment under certain circumstances, plus cash in lieu of any fractional share interest.

If, between the date of the merger agreement and the effective time of the merger, the shares of Commercial Capital common stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date within this period, the 1.0730 exchange ratio will be adjusted accordingly. The exchange ratio also could be subject to possible adjustment under the termination provisions of the merger agreement, as discussed under “—Termination of the Merger Agreement” beginning on page 45.

Background of the Merger

On July 21, 2005, the OCC required Calnet to enter into a formal written agreement to primarily address identified internal control deficiencies with respect to its draft processing and automated clearing house products. The decreased fee revenues which resulted from Calnet’s decision in early 2005 to terminate the draft processing product and disengage certain automated clearinghouse customers, combined with escalating costs of complying with the formal agreement, caused the Calnet board of directors to re-evaluate Calnet’s basic business strategy, including whether independence continued to be in the best interests of Calnet and its stockholders.

In response to issues raised by the OCC which resulted in the formal agreement discussed above, on May 19, 2005, the Calnet board of directors held a special meeting to review strategic options. During a lengthy meeting, the directors concluded that consideration should be given to exploring merger opportunities for Calnet. The board of directors directed its Executive Committee to oversee the process of identifying and evaluating potential merger opportunities. Mr. Peter Raffetto, the President and Chief Executive Officer of Calnet, was asked to meet with Sandler O’Neill & Partners, L.P., an investment banking firm, to discuss the strategic alternatives available to Calnet. On June 3, 2005, Mr. Raffetto and Mr. Kevin Watson, Chief Financial Officer of Calnet, met with representatives of Sandler O’Neill to discuss possible merger partners for Calnet. On June 9, 2005, Sandler O’Neill met with Calnet’s Executive Committee to review valuations for Calnet and to identify possible merger partners. After discussing and considering the presentation, the Executive Committee concurred that Sandler O’Neill should begin exploring the interest of the possible merger partners discussed during the meeting.

Commencing on June 10, 2005 and extending through August of 2005, Sandler O’Neill informally contacted eight possible merger partners, including Commercial Capital, to determine whether they would have an interest in acquiring Calnet. Sandler O’Neill requested that each potential merger partner, based on publicly available information, indicate the ranges of transaction prices and other terms on which they may be interested in pursuing a business combination. During this period several banks expressed an initial interest in the possibility of such a transaction.

On July 21, 2005, Calnet signed an engagement letter with Sandler O’Neill as its financial advisor. After several discussions between Calnet and Commercial Capital, on August 24, 2005 Commercial Capital submitted a nonbinding letter of interest detailing terms on which Commercial Capital proposed to proceed with a business combination. A special meeting of the Calnet board of directors was scheduled for August 30, 2005 and during the intervening period Sandler O’Neill contacted each of the parties which had expressed an interest in a business combination with Calnet. By August 30, 2005, three parties, including Commercial Capital, provided principal terms to Sandler O’Neill. The remainder of the parties withdrew their interests.

Calnet’s board of directors held a special meeting on August 30, 2005 to consider all expressions of interest for a business combination. Sandler O’Neill provided the Calnet board of directors with an overview of the terms of the proposals, the backgrounds of the parties and the market performance of their stock. The Calnet directors concluded that one party’s terms did not warrant further consideration due to pricing and other factors. Of the two remaining parties, Commercial Capital’s proposed pricing and terms were viewed by the directors as inferior to those of the other party. However, the directors also believed that other aspects of Commercial Capital’s interest, including the perception of its stock by numerous analysts and its interest in the technology products of Calnet, were more compelling than those of the other party. The directors requested that Sandler O’Neill contact Commercial Capital to determine whether it would increase its pricing and modify its other terms, including establishing a fixed exchange ratio based on the price of Commercial Capital’s stock at the time of announcement.

On September 2, 2005, the Calnet board of directors met for a presentation by Sandler O’Neill concerning the response of Commercial Capital and to determine whether to authorize management to enter into exclusive negotiations with Commercial Capital. At that meeting the directors were informed of significant progress toward resolving the pricing and other open items in the Commercial Capital proposal. The board of directors directed Sandler O’Neill, Calnet management and Calnet’s counsel to negotiate with Commercial Capital to resolve the remaining open items.

On September 6, 2005, Calnet and Commercial Capital executed a confidentiality agreement and the parties commenced the exchange of non-public information. Calnet and Commercial Capital continued their negotiations and on September 13, 2005 executed a nonbinding letter of interest outlining certain elements of a proposed acquisition of Calnet by Commercial Capital. A binding component of that letter was the agreement by Calnet not to solicit other possible transactions through October 15, 2005. On September 15 and 16, 2005, Commercial Capital conducted its on-site due diligence review of Calnet and, on September 26, 2005, Calnet performed its on-site due diligence of Commercial Capital. Calnet’s counsel prepared a draft technology license agreement and presented it to Commercial Capital on September 29, 2005. Commercial Capital’s counsel prepared a draft merger agreement and presented it to Calnet on October 3, 2005. The parties exchanged comments and negotiated all aspects of these two agreements.

On October 13, 2005, Calnet’s Executive Committee met to review the status of the negotiations. Following reports from each of Calnet’s management, Sandler O’Neill and Calnet’s legal counsel, the Executive Committee directed them to continue the negotiations.

On October 19, 2005, Commercial Capital’s board of directors held a special meeting at which its legal representatives and financial advisor participated. Legal counsel reviewed in detail with the Commercial Capital board of directors the terms of the merger agreement and the ancillary agreements and its financial advisor reviewed the financial terms of the merger agreement with the board of directors. Based upon Commercial Capital’s board’s review and discussion of the merger agreement, and other relevant factors (described below in “—Commercial Capital’s Reasons for the Merger”), Commercial Capital’s board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with Calnet.

On October 20, 2005, the Calnet board of directors met to consider the final merger agreement and the transactions contemplated thereby. Sandler O’Neill delivered its oral opinion that the exchange ratio was fair to Calnet’s stockholders from a financial point of view, as of the date of the meeting. Sandler O’Neill’s oral opinion was subsequently confirmed in writing. Legal counsel reviewed in detail with the Calnet board of directors the terms of the merger agreement and the ancillary agreements and discussed the fiduciary duties of the board of directors. Based upon the Calnet’s board review and discussion of the merger agreement, the opinion of Sandler O’Neill and other relevant factors (described below in “—Calnet’s Reasons for the Merger), the Calnet board of directors approved, by a unanimous vote, the merger and the transactions contemplated by the merger agreement as in the best interests of Calnet and its stockholders.

After close of the market on October 20, 2005, Calnet and Commercial Capital executed a definitive merger agreement and issued a press release publicly announcing the merger.

Calnet’s Reasons for the Merger

The Calnet board of directors believes that the merger is advisable and fair to, and in the best interests of, Calnet and its stockholders. Accordingly, the Calnet board of directors has unanimously approved the merger agreement and unanimously recommends that Calnet stockholders vote “FOR” approval and adoption of the merger agreement.

In the course of reaching its determination, the Calnet board of directors consulted with legal counsel with respect to its legal and fiduciary duties and the terms of the merger agreement. The board of directors also consulted with its financial advisor with respect to the financial aspects of the transaction and the fairness of the exchange ratio from a financial point of view.

The following discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but does include the material factors considered. In reaching its determination that the merger is advisable and fair to, and in the best interests of, Calnet and its stockholders, the Calnet board of directors considered the following:

•       information concerning the financial performance, condition and business operations of Commercial Capital;

•      the relative significantly greater liquidity of Commercial Capital’s common stock as compared to Calnet’s common stock;

•      the fact that Commercial Capital pays regular quarterly dividends while Calnet does not and will be unlikely to do so in the foreseeable future;

•      the anticipated positive effects of the merger on Calnet’s existing stockholders, employees, customers and communities;

•       the prospects for enhanced value of the combined entity in the future;

•       the strategic options available to Calnet and the Calnet board’s assessment that none of these options, including remaining independent, is likely to present an opportunity to create value for Calnet stockholders that is equal to or greater than that created by the proposed merger with Commercial Capital;

•       the Calnet board’s perception that the long-term growth opportunities presented by the combined organization were greater than those available to Calnet standing alone;

•       the review of the historical market prices of Calnet’s common stock compared to the exchange ratio of 1.0730 shares of Commercial Capital common stock to be received by Calnet stockholders for each share of Calnet common stock owned by them;

•       the terms of the merger agreement, which provide the Calnet board with the ability to respond to, and to accept, an unsolicited offer that is determined by the board to be superior to the merger, if necessary, to comply with the Calnet board’s fiduciary duties to Calnet stockholders under applicable law;

•       the Calnet board’s knowledge and belief that Calnet provides Commercial Capital with a new geographic market and additional management expertise that strategically fit into Commercial Capital’s growth and expansion plans;

•       the financial presentation of Sandler O’Neill, Calnet’s independent financial advisor, and the opinion of Sandler O’Neill that, as of the date of such opinion, the exchange ratio was fair from a financial point of view to the holders of Calnet common stock (see “—Opinion of Calnet’s Financial Advisor”);

•       the closing conditions in the merger agreement and the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be approved and adopted by Calnet’s stockholders;

•       the interests of directors and executive officers of Calnet that are different from, or in addition to, the interests of Calnet stockholders generally; and

•       the fact that the exchange of Calnet common stock for Commercial Capital common stock in a merger will be a tax-deferred transaction to Calnet stockholders.

In addition to taking into account the foregoing factors, Calnet’s board also considered the following potentially negative factors in reaching its decision to approve the merger agreement:

•       the possibility that Calnet would be substantially more profitable than expected or that another acquiror would be willing to pay a higher price sometime in the future;

•       the possible effect of the public announcement of the transaction on the continuing commitment of Calnet’s management, employees and customers pending the consummation of the merger; and

•       the possibility that Commercial Capital would be unable to effectively integrate the two companies.

The foregoing discussion of the information and factors considered by the Calnet board includes the primary material factors that the board considered. In view of the variety of factors considered in connection with its evaluation of the merger, the Calnet board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, although individual directors may have given different weights to different factors. The Calnet board considered all of the factors as a whole and considered the factors in their totality to be favorable to, and to support the decision to approve, the merger agreement and the merger and to recommend their approval to the Calnet stockholders.

The Calnet board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Calnet and its stockholders. Accordingly, the Calnet board of directors unanimously recommends that Calnet stockholders vote “FOR” approval and adoption of the merger agreement.

Opinion of Calnet’s Financial Advisor

By letter dated July 21, 2005, Calnet retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Calnet in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the October 20, 2005 meeting at which Calnet’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the exchange ratio was fair to Calnet’s stockholders from a financial point of view. Sandler O’Neill has confirmed its October 20, 2005 opinion by delivering to the Calnet board of directors a written opinion dated as of the date of this proxy statement/prospectus. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Calnet stockholders should read the entire opinion carefully in connection with their consideration of the merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Calnet board and is directed only to the fairness of the exchange ratio to Calnet stockholders from a financial point of view. It does not address the underlying business decision of Calnet to engage in the merger or any other aspect of the merger and is not a recommendation to any Calnet stockholder as to how such stockholder should vote at the Calnet special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

(1)         the merger agreement, including all ancillary transaction-related agreements;

(2)         certain publicly available financial statements and other historical financial information of Calnet that it deemed relevant;

(3)         certain publicly available financial statements and other historical financial information of Commercial Capital that it deemed relevant;

(4)         internal financial projections for Calnet for the years ending December 31, 2005, 2006, 2007 and 2008 prepared by and reviewed with the senior management of Calnet;

(5)         internal financial projections for Commercial Capital for the year ending December 31, 2005 and 2006 prepared by and discussed with the senior management of Commercial Capital, and earnings per share estimates for Commercial Capital for the years ending December 31, 2005 and 2006 published by Thomson First Call and discussed with management;

(6)         the pro forma financial impact of the merger on Commercial Capital, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Calnet and discussed with senior management of Commercial Capital;

(7)         the relative contributions of assets, liabilities, equity and earnings of Calnet and Commercial Capital to the resulting institution;

(8)         the publicly reported historical price and trading activity for Calnet and Commercial Capital’s common stock, including a comparison of certain financial and stock market information for Calnet and Commercial Capital with similar publicly available information for certain other companies the securities of which are publicly traded;

(9)         the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(10)  the current market environment generally and the banking environment in particular; and

(11)  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Calnet the business, financial condition, results of operations and prospects of Calnet and held similar discussions with certain members of senior management of Commercial Capital regarding the business, financial condition, results of operations and prospects of Commercial Capital. In connection with its engagement, at the request of Calnet’s board of directors, Sandler O’Neill solicited indications of interest in a potential transaction from other third parties. The Calnet board of directors did not otherwise limit the investigations made or the procedures followed by Sandler O’Neill in giving its opinion.

In performing its reviews and analyses and in rendering its opinions, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of senior management of Calnet and Commercial Capital that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for its accuracy or completeness. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Calnet or Commercial Capital or any of their respective subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Calnet or Commercial Capital, nor did it review any individual credit files relating to Calnet or Commercial Capital. With Calnet’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Calnet and Commercial Capital were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Calnet or Commercial Capital.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with Calnet’s consent, that there had been no material change in Calnet’s and Commercial Capital’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it, that Calnet and Commercial Capital will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. With Calnet’s consent, Sandler O’Neill relied upon the advice Calnet received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its October 20, 2005 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Calnet or Commercial Capital and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Calnet or Commercial Capital and the companies to which they are being compared.

The earnings projections used and relied upon by Sandler O’Neill for Calnet and Commercial Capital in its analyses were based upon internal financial projections for the respective companies prepared and furnished by the managements of Calnet and Commercial Capital and discussions with the senior management teams with respect to those projections and, in the case of Commercial Capital, publicly available analyst estimates. With respect to such financial projections and all of Commercial Capital’s projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, the managements of the respective institutions confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such senior managements of the future financial performance of Calnet and Commercial Capital, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Calnet, Commercial Capital and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Calnet board of directors at the board’s October 20th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Calnet’s common stock or Commercial Capital’s common stock or the prices at which Calnet’s or Commercial Capital’s common stock may be sold at any time.

Summary of Proposal.   Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Commercial Capital’s common stock on October 19, 2005 of $16.37 and the exchange ratio of 1.0730, Sandler O’Neill calculated an implied transaction value of $17.57 per share. Based upon financial information for Calnet for the twelve months ended June 30, 2005, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months’ earnings per share(1)	29.7	x
Transaction value/Tangible book value per share	176.9%
Transaction value/Stated book value per share	176.9
Tangible book premium/Core deposits	15.8
Premium to Market Price	17.1

(1)          Assumes a normalized tax rate of 41%

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $40.2 million, based upon 2,164,205 shares of Calnet common stock outstanding and including the intrinsic value of options to purchase an aggregate of 315,300 shares with a weighted average strike price of $10.50.

Stock Trading History.   Sandler O’Neill reviewed the history of the reported trading prices and volume of Calnet’s common stock and the relationship between the movements in the prices of Calnet’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index, the Standard & Poor’s Bank Index and the weighted average performance of a composite peer group of selected publicly traded commercial banks headquartered in California (referred to herein as the “Calnet Peer Group,” described further below in the “—Comparable Companies Analysis” section) selected by Sandler O’Neill.

During the one-year period ended October 19, 2005, Calnet’s common stock underperformed each of the indices to which it was compared.

Calnet’s One-Year Stock Performance

	Beginning Index Value October 19, 2004	Ending Index Value October 19, 2005
Calnet	100.00%	90.81%
Calnet Peer Group	100.00	117.06
Nasdaq Bank Index	100.00	99.58
S&P Bank Index	100.00	97.18
S&P 500 Index	100.00	108.39

During the period beginning with the earliest date for which Calnet’s stock trading data is publicly available (November 12, 2001) to October 19, 2005, Calnet’s common stock underperformed the Calnet Peer Group and the Nasdaq Bank Index, and outperformed the Standard & Poor’s Bank Index and the Standard & Poor’s 500 Index.

Calnet’s Stock Performance since November 12, 2001

	Beginning Index Value November 12, 2001	Ending Index Value October 19, 2005
Calnet	100.00%	130.43%
Calnet Peer Group	100.00	216.48
Nasdaq Bank Index	100.00	146.23
S&P Bank Index	100.00	106.92
S&P 500 Index	100.00	129.43

Sandler O’Neill also reviewed the history of the reported trading prices and volume of Commercial Capital’s common stock and the relationship between the movements in the prices of Commercial Capital’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index, the Standard & Poor’s Bank Index and the weighted average performance of composite peer groups selected by Sandler O’Neill. One peer group consists of publicly traded western region savings institutions (referred to herein as the “Western Thrift Peer Group,” described further below in the “—Comparable Companies Analysis” section) and another composite peer group consists of publicly traded commercial banks and savings institutions where multifamily loans constitute greater than 35% of the gross loan portfolio (referred to herein as the “Multifamily Lenders Peer Group” which is described further below in the “Comparable Companies Analysis” section).

During the one-year period ended October 19, 2005, Commercial Capital’s common stock underperformed each of the indices to which it was compared.

Commercial Capital’s One-Year Stock Performance

	Beginning Index Value October 19, 2004	Ending Index Value October 19, 2005
Commercial Capital	100.00%	69.04%
Western Thrift Peer Group	100.00	100.80
Multifamily Lenders Peer Group	100.00	88.30
Nasdaq Bank Index	100.00	99.58
S&P Bank Index	100.00	97.18
S&P 500 Index	100.00	108.39

During the period beginning with the earliest date for which Commercial Capital’s stock trading data is publicly available (December 18, 2002) to October 19, 2005, Commercial Capital’s common stock outperformed each of the indices to which it was compared.

Commercial Capital’s Stock Performance since December 18, 2002

	Beginning Index Value December 18, 2002	Ending Index Value October 19, 2005
Commercial Capital	100.00%	409.25%
Western Thrift Peer Group	100.00	143.61
Multifamily Lenders Peer Group	100.00	127.79
Nasdaq Bank Index	100.00	134.35
S&P Bank Index	100.00	129.81
S&P 500 Index	100.00	134.19

Comparable Company Analysis.   Sandler O’Neill used publicly available information to compare selected financial and market trading information for Calnet and the Calnet Peer Group. The Calnet Peer Group consisted of the following publicly traded commercial banks with total assets between $120 million and $469 million:

Bank On It, Inc.	Oak Valley Community Bank
Citizens Bancorp	Pacific State Bancorp
Community Valley Bancorp	Service 1st Bancorp
Delta National Bancorp	Sonoma Valley Bancorp
Greater Sacramento Bancorp	Summit Bancshares Inc.
NorCal Community Bancorp	Valley Community Bank

The analysis compared financial information for Calnet and the median data for the Calnet Peer Group. The table below sets forth the comparative data as of and for the twelve months ending June 30, 2005, with pricing data as of October 19, 2005:

	Calnet		Calnet Peer Group Median
Total assets (in millions)	$147.5		$209.4
Tangible equity/tangible assets	14.57%		9.18%
Return on average assets	0.79		1.13
Return on average equity	7.16		13.23
Price/tangible book value per share	151.06		214.80
Price/last twelve months (LTM) earnings per share	25.42	x	18.29	x
Market capitalization (in millions)	$32.5		$31.2

Sandler O’Neill used publicly available information to compare selected financial and market trading information for Commercial Capital and the Western Thrift Peer Group. The Western Thrift Peer Group consisted of the following publicly traded savings institutions with total assets between $1.0 billion and $9.3 billion:

FirstFed Financial Corp.	PFF Bancorp, Inc.
First Mutual Banchsares Inc.	Provident Financial Holdings, Inc.
Harrington West Financial Group Inc.	Washington Federal Inc.

In addition, Sandler O’Neill compared Commercial Capital to the Multifamily Peer Group. The Multifamily Peer group consisted of financial institutions with multifamily loans accounting for greater than 35% of the loan portfolio and with total assets between $1.4 billion and $25.0 billion:

Beverly Hills Bancorp Inc.	Independence Community Bank Corp.
Corus Bankshares Inc.	Intervest Bancshares Corp.
Dime Community Bancshares	ITLA Capital Corp.
First Regional Bancorp	New York Community Bancorp
Flushing Financial Corp.

The analysis compared financial information for Commercial Capital and the median data for the Western Peer Group and the Multifamily Peer Group as of and for the twelve months ending June 30, 2005 (data for First Regional Bancorp, Flushing Financial Corp., Independence Community Bank Corp., Intervest Bankshares Corp and New York Community Bancorp as of or for the twelve months ending September 30, 2005). The table below sets forth the comparative data as of and for the twelve months ending June 30, 2005 (except as noted above), with pricing data as of October 19, 2005:

	Commercial Capital		Western Thrift Peer Group		Multifamily Lenders Peer Group
Total assets (in millions)	$5,180.0		$2,801.2		$2,839.8
Tangible equity/tangible assets	5.62%		6.86%		7.21%
Return on average assets	1.59		1.11		1.23
Return on average equity	12.78		15.73		14.13
Price/tangible book value per share	337.31		176.10		214.00
Price/LTM earnings per share	11.53	x	12.50	x	12.80	x
Price/estimated 2005 earnings per share	11.69		12.45		12.03
Market capitalization (in millions)	$906.7		$440.0		$299.3
Multifamily Loans/Total Loans	68.74%		NA		44.30%

Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed 80 merger transactions announced nationwide from January 1, 2005 through October 19, 2005 involving commercial banks as acquired institutions with transaction values greater than $15 million and less than $200 million. In addition, Sandler O’Neill reviewed 14 merger transactions announced during the same period involving commercial banks in the Western Region (Alaska, Arizona, California, Hawaii, Idaho, Nevada, Oregon, Washington and Wyoming) with transaction values greater than $15 million and less than $200 million. Sandler O’Neill also reviewed 30 merger transactions announced during the same period involving “highly capitalized” commercial banks as acquired institutions with an equity-to-assets ratio greater than 10% and transaction values greater than $15 million and less than $200 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for the transactions. The median multiples were applied to Calnet’s financial information as of, and for, the twelve months ended September 30, 2005, except for price/last twelve months EPS which was applied to Calnet’s tax-effected preliminary third quarter EPS. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Calnet’s common stock of $11.70 to $24.42 based upon the median multiples for nationwide commercial bank transactions, $10.83 to $25.92 based upon the median multiples for Western Region commercial bank transactions and $11.32 to $22.50 for highly capitalized commercial bank transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $17.57 per share.

Nationwide, Western Region and Highly Capitalized Transaction Multiples

	Nationwide			Western Region			Highly Capitalized
	Median Multiple		Implied Value	Median Multiple		Implied Value	Median Multiple		Implied Value
Transaction Price/LTM EPS	23.89	x	$11.70	22.11	x	$10.83	23.11	x	$11.32
Transaction Price/Book Value	232.18%		23.33	257.96%		25.92	206.93%		20.80
Transaction Price/Tang. Book Value	242.98		24.42	257.96		25.92	206.93		20.80
Tangible Book Premium/Core Deposits	19.18		20.82	24.32		23.70	18.60		22.50
Premium to Market	34.66		20.20	24.07		18.61	8.14		16.22

Discounted Cash Flow and Terminal Value Analysis.   Sandler O’Neill performed an analysis based on the internal financial projections of Calnet’s senior management that estimated the future stream of after-tax cash flows of Calnet through December 31, 2008 under various circumstances. To approximate the terminal value of Calnet’s common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 14x to 24x and multiples of tangible book value ranging from 100% to 250%. In the first two analyses below, the income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15%. This range of values was chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Calnet common stock. As illustrated in the following tables, these analyses indicated an imputed range of values per share of Calnet’s common stock of $14.38 to $29.34 when applying the price/earnings multiples and $8.99 to $26.74 when applying multiples of tangible book value.

Multiple of Price / Last Twelve Months Earnings

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.00%	$17.12	$19.56	$22.01	$24.45	$26.90	$29.34
10.00	16.62	18.99	21.36	23.74	26.11	28.48
10.50	16.37	18.71	21.05	23.39	25.73	28.07
11.00	16.13	18.44	20.74	23.05	25.35	27.66
12.00	15.67	17.91	20.15	22.39	24.63	26.86
13.00	15.22	17.40	19.57	21.75	23.92	26.10
14.00	14.79	16.91	19.02	21.14	23.25	25.36
15.00	14.38	16.44	18.49	20.54	22.60	24.65

Multiple of Price / Tangible Book Value

Discount Rate	100%	130%	160%	190%	220%	250%
9.00%	$10.70	$13.90	$17.11	$20.32	$23.53	$26.74
10.00	10.38	13.50	16.61	19.73	22.84	25.96
10.50	10.23	13.30	16.37	19.44	22.51	25.58
11.00	10.08	13.11	16.13	19.16	22.18	25.20
12.00	9.79	12.73	15.67	18.60	21.54	24.48
13.00	9.51	12.37	15.22	18.08	20.93	23.78
14.00	9.24	12.02	14.79	17.56	20.34	23.11
15.00	8.99	11.68	14.38	17.07	19.77	22.46

In a third analysis, Sandler O’Neill analyzed the impact on the present value of Calnet’s future cash flows from variances in performance relative to Calnet’s senior management’s internal financial projections. In this analysis, Sandler O’Neill varied Calnet’s cash flows from 25% below senior management’s internal financial projections to 25% above senior management’s internal financial projections. To approximate the terminal value of Calnet’s common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 14x to 24x and assumed a discount rate of 10.5% for calculation of the present value of Calnet’s common stock. As illustrated in the table below, when varying Calnet’s earnings performance the values ranged from $12.28 to $35.08 per share.

Multiple of Price / Last Twelve Months Earnings

% Variance from Earnings Budget (assumes 10.50% discount rate)	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
-25.0%	$12.28	$14.03	$15.79	$17.54	$19.30	$21.05
-20.0	13.10	14.97	16.84	18.71	20.58	22.45
-15.0	13.92	15.90	17.89	19.88	21.87	23.86
-10.0	14.74	16.84	18.95	21.05	23.16	25.26
-5.0	15.55	17.78	20.00	22.22	24.44	26.66
0.0	16.37	18.71	21.05	23.39	25.73	28.07
+5.0	17.19	19.65	22.10	24.56	27.02	29.47
+10.0	18.01	20.58	23.16	25.73	28.30	30.87
+15.0	18.83	21.52	24.21	26.90	29.59	32.28
+20.0	19.65	22.45	25.26	28.07	30.87	33.68
+25.0	20.47	23.39	26.31	29.24	32.16	35.08

The implied transaction value of the merger as calculated by Sandler O’Neill was $17.57 per share.

Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax cash flows of Commercial Capital through December 31, 2008 under various circumstances, assuming Commercial Capital’s projected dividend stream and that Commercial Capital performed in accordance with the earnings projections discussed with senior management. For periods after 2006, Sandler O’Neill assumed an annual earnings per share growth rate of approximately 17%. To approximate the terminal value of Commercial Capital’s common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 10x to 15x and multiples of tangible book value ranging from 100% to 350%. In the first two analyses below, the income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15%. This range of values was chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Commercial Capital common stock. As illustrated in the following tables, these analyses indicated an imputed range of values per share of Commercial Capital’s common stock of $13.81 to $24.99 when applying the price/earnings multiples and $7.30 to $30.81 when applying multiples of tangible book.

Multiple of Price / Last Twelve Months Earnings

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.00%	$16.66	$18.33	$19.99	$21.66	$23.32	$24.99
10.00	16.14	17.75	19.36	20.98	22.59	24.20
10.50	15.88	17.47	19.06	20.65	22.23	23.82
11.00	15.63	17.20	18.76	20.32	21.89	23.45
12.00	15.15	16.66	18.18	19.69	21.21	22.72
13.00	14.69	16.15	17.62	19.09	20.56	22.03
14.00	14.24	15.66	17.09	18.51	19.93	21.36
15.00	13.81	15.19	16.57	17.95	19.33	20.72

Multiple of Price / Tangible Book Value

Discount Rate	100%	150%	200%	250%	300%	350%
9.00%	$8.80	$13.21	$17.61	$22.01	$26.41	$30.81
10.00	8.53	12.79	17.05	21.32	25.58	29.84
10.50	8.39	12.59	16.79	20.98	25.18	29.37
11.00	8.26	12.39	16.52	20.65	24.78	28.91
12.00	8.01	12.01	16.01	20.01	24.02	28.02
13.00	7.76	11.64	15.52	19.40	23.28	27.16
14.00	7.53	11.29	15.05	18.81	22.58	26.34
15.00	7.30	10.95	14.60	18.25	21.90	25.54

In a third analysis, Sandler O’Neill analyzed the impact to the present value of Commercial Capital’s future cash flows from variances in performance relative to the earnings projections discussed with Commercial Capital’s senior management. In this analysis, Sandler O’Neill varied Commercial Capital’s cash flows from 25% below the financial projections to 25% above the financial projections. To approximate the terminal value of Commercial Capital’s common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 10x to 15x and assumed a discount rate of 10.5% for calculation of the present value of Commercial Capital’s common stock. As illustrated in the table below, when varying Commercial Capital’s earnings performance the values ranged from $11.91 to $29.78 per share.

Multiple of Price / Last Twelve Months Earnings

% Variance from Earnings Budget (assumes 10.50% discount rate)	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
-25.0%	$11.91	$13.10	$14.29	$15.48	$16.68	$17.87
-20.0	12.70	13.98	15.25	16.52	17.79	19.06
-15.0	13.50	14.85	16.20	17.55	18.90	20.25
-10.0	14.29	15.72	17.15	18.58	20.01	21.44
-5.0	15.09	16.60	18.10	19.61	21.12	22.63
0.0	15.88	17.47	19.06	20.65	22.23	23.82
+5.0	16.68	18.34	20.01	21.68	23.35	25.01
+10.0	17.47	19.22	20.96	22.71	24.46	26.20
+15.0	18.26	20.09	21.92	23.74	25.57	27.39
+20.0	19.06	20.96	22.87	24.77	26.68	28.59
+25.0	19.85	21.84	23.82	25.81	27.79	29.78

In connection with its analyses, Sandler O’Neill considered and discussed with the Calnet board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income, growth rate of earnings per share and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Contribution Analysis.   Sandler O’Neill reviewed the relative contributions to be made by Calnet and Commercial Capital to the combined institution based on financial information of both companies as of June 30, 2005. The percentage of pro forma common shares owned was determined using the exchange ratio of 1.0730. This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis(1)

	Calnet	Commercial Capital
Tangible assets	3.0%	97.0%
Core deposits	5.8	94.2
Net loans	2.4	97.6
Tangible equity	7.4	92.6
Year-to-date net income(2)	2.0	98.0
Estimated 2005 net income(3)	1.4	98.6
Pro forma common ownership	4.0	96.0

(1)   Contribution analysis does not take into account any purchase accounting adjustments

(2)   Calnet’s year-to-date net income normalized at a 41% tax rate

(3)   Calnet’s estimated 2005 net income normalized at a 41% tax rate

Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the first quarter of 2006, (2) 100% of the Calnet shares are exchanged for Commercial Capital common stock at an exchange ratio of 1.0730, (3) earnings per share projections for Calnet and Commercial Capital are consistent with internal projections and guidance as discussed with management of both companies for 2005 and 2006, and (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Commercial Capital and Calnet. The analysis indicated that for the year ending December 31, 2006, the merger would be neutral to Commercial Capital’s projected earnings per share and approximately 112% accretive to Calnet’s earnings per share. The analysis also indicated that at the assumed closing date for the transaction, the merger would be approximately 2% accretive to Commercial Capital’s tangible book value per share and approximately 41% dilutive to Calnet’s tangible book value per share.

In connection with its analyses, Sandler O’Neill considered and discussed with the Calnet board of directors how the pro forma analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of earnings per share of each company. Sandler O’Neill noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Calnet has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $503,024 (based on the closing price of Commercial Capital’s common stock as of October 19, 2005), of which $100,604 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Calnet has also paid Sandler O’Neill $125,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Calnet has agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O’Neill has in the past provided other investment banking services to Calnet and received compensation for such services. Sandler O’Neill has also in the past provided certain investment banking services to Commercial Capital, and it may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Calnet and Commercial Capital and their respective affiliates and may actively trade the debt and/or equity securities of Calnet and Commercial Capital and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Commercial Capital’s Reasons for the Merger

Commercial Capital entered into the merger agreement with Calnet because, among other things, Commercial Capital believes the merger is consistent with its expansion strategy in Northern California. Calnet’s existing lending distribution channels and low cost relationship-based depository focus provide the catalyst for Commercial Capital’s growth and expansion into Northern California. In addition, Commercial Capital believes that the technology developed by Calnet to process high volume bank transactions will enhance Commercial Capital’s ability to expand the services and products it offers, particularly in the areas of business banking and cash management services. Concurrently with the execution of the merger agreement, Commercial Capital, Commercial Capital Bank and Calnet executed a technology licensing agreement that granted a non-exclusive license to Commercial Capital for the internal use of Calnet’s technology to process high volume bank transactions. See “—Technology License Agreement” beginning on page 49.

Structure of the Merger and Merger Consideration

Structure.   A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger. We are proposing a merger whereby Calnet will merge with and into Commercial Capital Bank with Commercial Capital Bank as the surviving bank.

Merger Consideration.   The merger agreement provides that each share of Calnet common stock (other than shares held by dissenting stockholders) outstanding immediately prior to the effective time of the merger shall be converted into, and shall be cancelled in exchange for, the right to receive 1.0730 shares of Commercial Capital common stock (subject to possible adjustment in certain circumstances).

Calnet stockholders should not return their Calnet stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Commercial Capital, Calnet or any other party until Calnet stockholders have received the letter of transmittal, which will be sent to them after we complete the merger.

Fractional Shares.   Commercial Capital will not issue any fractional shares of its common stock in the merger. Instead, a Calnet stockholder who would have otherwise received a fraction of a share of Commercial Capital common stock will receive an amount in cash, without interest, determined by multiplying the fractional share interest to which such stockholder would otherwise be entitled by $16.31, rounded to the nearest whole cent.

Procedures for the Exchange of Calnet Common Stock Certificates

Not later than two business days after the completion of the merger, the exchange agent, selected by Commercial Capital and reasonably acceptable to Calnet, will mail to each holder of record of shares of Calnet common stock a letter of transmittal and instructions for surrendering certificates representing shares of Calnet common stock in exchange for Commercial Capital common stock. Upon surrender of a stock certificate of Calnet common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration and the certificate for Calnet common stock so surrendered will be canceled. No interest will be paid or accrued on any cash that is provided in lieu of fractional shares.

No stock certificates representing fractional shares of Commercial Capital common stock will be issued upon the surrender for exchange of Calnet stock certificates. In lieu of the issuance of any such fractional share, Commercial Capital will pay to each former stockholder of Calnet who otherwise would be entitled to receive a fractional share of Commercial Capital common stock an amount in cash determined by multiplying the fraction of a share of Commercial Capital common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by $16.31, rounded to the nearest whole cent.

After completion of the merger, no transfers of Calnet common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Calnet stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for Commercial Capital stock certificates, plus cash in lieu of any fractional share interest as described above.

Commercial Capital will only issue a Commercial Capital stock certificate in a name other than the name in which a surrendered Calnet stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Calnet common stock formerly represented by such Calnet stock certificate, and show that you paid any applicable stock transfer taxes.

If your Calnet stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Commercial Capital stock certificate to which you may be entitled.

Assumption of Calnet Stock Options

At the effective time of the merger, each vested option to purchase Calnet common stock granted under Calnet’s 2001 stock option plan, which is then outstanding will cease to represent a right to acquire shares of Calnet common stock and will be converted automatically into an option to purchase shares of Commercial Capital common stock, and Commercial Capital will assume each such Calnet stock option, in accordance with the terms of the Calnet stock option plan and stock option agreement by which it is evidenced, except that from and after the effective time of the merger:

•       Commercial Capital and the compensation committee of its board of directors shall be substituted for Calnet and the Calnet board of directors or the duly authorized board committee administering the Calnet 2001 stock option plan;

•       each Calnet stock option assumed by Commercial Capital will be exercised solely for shares of Commercial Capital common stock;

•       the number of shares of Commercial Capital common stock subject to such Calnet stock option will be equal to the number of shares of Calnet common stock subject to such Calnet stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share; and

•       the per share exercise price under each such Calnet stock option will be adjusted by dividing the per share exercise price under each such Calnet stock option by the exchange ratio, rounded up to the nearest cent.

Pursuant to the merger agreement, Commercial Capital agreed to register under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Commercial Capital common stock issuable upon exercise of the stock options described above within 20 business days after consummation of the merger. Commercial Capital is registering such shares of Commercial Capital common stock pursuant to the registration statement of which this proxy statement/prospectus forms a part.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•       the requisite holders of the shares of Calnet common stock must have approved and adopted the merger agreement;

•       all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Commercial Capital’s board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Commercial Capital, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

•       no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

•       the registration statement of Commercial Capital, of which this proxy statement/prospectus is a part, must have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

•       the shares of Commercial Capital common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq National Market; and

•       each of Commercial Capital and Calnet must have received an opinion of Patton Boggs LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

In addition to the foregoing conditions, the obligation of Commercial Capital and Commercial Capital Bank to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Commercial Capital and Commercial Capital Bank:

•       the representations and warranties of Calnet in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to some other date and except that the representations and warranties of Calnet will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Calnet;

•       Calnet must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

•       Commercial Capital and Commercial Capital Bank must have received a certificate from specified officers of Calnet with respect to compliance with the foregoing conditions to the obligations of Commercial Capital and Commercial Capital Bank;

•       Commercial Capital Bank must have entered into employment agreements with each of Peter Raffetto and Robert A. Wood, the forms of which were negotiated by the parties to the merger agreement and the two employees prior to the execution of the merger agreement; and

•       Commercial Capital and Commercial Capital Bank must have received such certificates of Calnet’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as they may reasonably request.

In addition to the other conditions set forth above, the obligation of Calnet to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Calnet:

•       the representations and warranties of Commercial Capital and Commercial Capital Bank in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to some other date and except that the representations and warranties of Commercial Capital and Commercial Capital Bank will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Commercial Capital or Commercial Capital Bank;

•       Commercial Capital and Commercial Capital Bank must have performed in all material respects all obligations required to be performed by them at or prior to consummation of the merger;

•       Calnet must have received a certificate from specified officers of Commercial Capital and Commercial Capital Bank with respect to compliance with the foregoing conditions to the obligations of Calnet; and

•       Calnet must have received such certificates of Commercial Capital’s and Commercial Capital Bank’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Calnet may reasonably request.

Under the terms of the merger agreement, a material adverse effect on either Commercial Capital, Commercial Capital Bank or Calnet is defined to mean any effect that (i) is material and adverse to the financial position, results of operations or business of Commercial Capital and its subsidiaries, taken as a whole, or Calnet, taken as a whole, or (ii) would materially impair the ability of Commercial Capital and Commercial Capital Bank on the one hand or Calnet on the other hand, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•       changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

•       changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks, federal savings institutions or their holding companies generally;

•       changes in general economic conditions affecting banks and their holding companies generally;

•       modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with the transactions contemplated by the merger agreement, in each case in accordance with United States generally accepted accounting principles; and

•       with respect to Calnet only, the effects of any action or omission taken with the prior consent of Commercial Capital or as otherwise contemplated by the merger agreement.

Regulatory Approvals

Consummation of the transactions contemplated by the merger agreement is subject to receipt of prior regulatory approval of the OTS. The parties have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary to consummate the transactions contemplated by the merger agreement.

Office of Thrift Supervision.   Pursuant to the merger agreement, Calnet will merge with and into Commercial Capital Bank. The merger is subject to the prior approval of the OTS under the Home Owners’ Loan Act and the Bank Merger Act. Commercial Capital and Commercial Capital Bank have filed all required applications with the OTS to obtain prior approval for the merger.  In reviewing applications under the Home Owners’ Loan Act and the Bank Merger Act, the OTS considers:

•       the financial and managerial resources and future prospects of the merging and resulting institutions;

•       the effectiveness of both institutions in combating money laundering activities; and

•       the convenience and needs of the communities being served.

The OTS may not approve a transaction:

•       that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•       if its effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Under the Community Reinvestment Act of 1977, as amended, the OTS must also take into account the record of performance of each of the merging banks in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by each institution. The regulations of the OTS also require the publication of notice and the opportunity for public comments relating to the application for approval. The OTS may hold formal or informal meetings, if deemed appropriate, to consider these comments. Any such comments or meetings could prolong the period during which the application is subject to review by the OTS.

Any transaction approved by the OTS may not be completed until 30 days after the date of the OTS approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the concurrence of the OTS and the U. S. Department of Justice, the OTS may reduce the waiting period to no less than 15 days after its approval.

Other Regulatory Approvals and Notice Filings.   Calnet is required to provide notification of the merger to the OCC at the time that Commercial Capital Bank files its merger application with the OTS. In addition, because Calnet is considered to be in ‘troubled condition” for certain regulatory purposes, Commercial Capital has filed an application with the OTS and the FDIC for approval to make payments to certain Calnet executive officers in connection with the closing of the merger pursuant to their existing employment agreements. Commercial Capital is not aware of any other regulatory approvals or notice filings that would be required for completion of the merger except as described above. If any other approvals or notice filing are required, it is presently contemplated that those approvals would be sought and those notice filings would be made. There can be no assurance that any other approvals, if required, will be obtained.

The merger cannot proceed in the absence of the applicable regulatory approvals described above. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Commercial Capital that had such condition or requirement been known, Commercial Capital, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Commercial Capital may elect not to consummate the merger. See “—Conditions to the Merger” beginning on page 37.

The approval of any regulatory application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Calnet stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger by the regulatory agency.

Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A hereto, are briefly described below.

Pending consummation of the merger, Calnet may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Commercial Capital:

•       conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Commercial Capital the goodwill of the customers of Calnet and others with whom business relations exist;

•       except for stock options outstanding on the date of the merger agreement and disclosed to Commercial Capital or the sale of equity securities pursuant to its formal agreement with the OCC discussed under “—Raising Additional Capital” beginning on page 41, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire such stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

•       declare any dividend on its capital stock;

•       amend its articles of organization or bylaws;

•       hire any person as an employee unless hired to satisfy existing contractual obligations or fill a vacancy, provided that such person’s salary is not more than $60,000 on an annual basis;

•       take specified actions with respect to its business, with certain exceptions, including without limitation, enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures in excess of $10,000 individually or $25,000 in the aggregate; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into any new material lines of business; change its principal policies; enter into derivatives contracts; incur indebtedness (other than deposits and various forms of short-term indebtedness); make certain real estate investments; make or modify loans outside of the ordinary course or above certain specified amounts; or acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or short-term U.S. Government securities with a term of one (1) year or less;

•       take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•       take any action that would result in (i) any of the representations and warranties of Calnet not being true and correct in any material respect at or prior to the effective time of the merger, (ii) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (iii) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•       agree to do any of the foregoing.

The merger agreement also provides that pending consummation of the merger, Commercial Capital may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Calnet:

•       take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

•       take any action that would result in (i) any of the representations and warranties of Commercial Capital not being true and correct in any material respect at or prior to the effective time of the merger, (ii) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (iii) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

•       agree to do any of the foregoing.

Raising Additional Capital

In order to comply with the formal agreement that Calnet entered into with the OCC, the Calnet board of directors may determine that it is necessary to raise additional capital through the offer and sale of its equity securities prior to the consummation of the merger. If Calnet’s board of directors determines it is necessary to raise additional capital pursuant to the formal agreement, Calnet must provide written notification to Commercial Capital. Commercial Capital may terminate the merger agreement and recover its merger expenses from Calnet at any time after receiving such notification from Calnet. To the extent that Commercial Capital elects not to terminate the merger agreement upon the determination by the Calnet board of directors to raise additional capital through the sale of its equity securities, Calnet may raise the additional capital provided that:

•       no sale of equity securities by Calnet may represent 10% or more of the voting power of Calnet;

•       Calnet first offers such equity securities to Commercial Capital on the same terms that Calnet proposes to sell the equity securities, in which case Commercial Capital shall have five business days to acquire such equity securities on such terms; and

•       to the extent that the sale of the equity securities to one or more third parties is consummated, the transaction documents must provide that such equity securities will be acquired by Commercial Capital on the closing date of the merger for not more than the consideration received by Calnet in the original sale of the equity securities and that, to the extent such equity securities contain voting rights and are eligible to participate in the vote to be taken at the Calnet special meeting of stockholders, the holders of the equity securities must agree that they will vote their equity securities in favor of the merger agreement and any other matters required to be approved by Calnet’s stockholders for approval of the merger.

Commercial Capital may terminate the merger agreement at any time if it determines within its sole discretion that these terms cannot or will not be complied with and Calnet is required under such circumstances to reimburse Commercial Capital for its merger expenses. For purposes of the merger agreement, Calnet’s equity securities are defined so as to exclude Calnet common stock.

Covenant of the Board of Directors of Calnet to Hold a Stockholders’ Meeting and Recommend the Merger Agreement

Pursuant to the merger agreement, the Calnet board of directors is required to call a meeting of its stockholders and recommend that its stockholders approve and adopt the merger agreement at all times prior to and during its meeting of stockholders at which the merger agreement is to be considered by them.

Notwithstanding the foregoing, nothing in the merger agreement prevents the Calnet board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of the directors’ fiduciary duties to their stockholders under applicable law.

No Solicitation

Calnet has agreed that it will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other party that may be ongoing with respect to an acquisition proposal (as defined below), and to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal, including by requiring other parties to promptly return or destroy any confidential information previously furnished.

In addition, Calnet may not authorize or permit any of its directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other representative to:

(1)         initiate, solicit, encourage, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, an acquisition proposal from a third party;

(2)   provide any confidential information or data to any person relating to an acquisition proposal;

(3)   participate in any discussions or negotiations concerning any acquisition proposal;

(4)         except in the limited circumstances when Calnet may terminate the merger agreement in order to accept a superior proposal from another bidder, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to an acquisition proposal; or

(5)         make any statement, recommendation or solicitation in support of any acquisition proposal;

unless, prior to the date of the Calnet special meeting of stockholders, the Calnet board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach or would be reasonably expected to result in a breach of its fiduciary duties under applicable law, in which case Calnet may respond to an unsolicited acquisition proposal that its board believed in good faith constituted a superior proposal.

Calnet also agreed to notify Commercial Capital immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its representatives.

The term “acquisition proposal” is defined in the merger agreement as any inquiry, proposal or offer, filing of any regulatory application or notice, or disclosure of an intention to do any of the foregoing from any person relating to (a) the direct or indirect acquisition or purchase of a business that constitutes a substantial portion of net revenues, net income or assets of Calnet, (b) the direct or indirect acquisition of 10% or more of the voting power of Calnet, (c) a tender or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Calnet or (d) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Calnet other than the transactions contemplated by the merger agreement.

The term “superior proposal” is defined in the merger agreement as a bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration of cash and/or securities, more than 50% of the combined voting power of Calnet’s common stock then outstanding, or all or substantially all of a Calnet’s consolidated assets, which, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, its board of directors concludes in good faith (a) would be more favorable to its stockholders, from a financial point of view, than the merger, (b) is reasonably capable of being consummated on its terms and (c) is fully financed or capable of being fully financed.

Reasonable Best Efforts Covenant

Commercial Capital, Commercial Capital Bank and Calnet have each agreed to use their reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, desirable, or advisable under applicable laws to permit consummation of the merger as promptly as practicable and otherwise to enable consummation of the merger.

Certain Other Covenants

The merger agreement contains additional mutual covenants, including covenants relating to:

(i)                   the filing of a registration statement (of which this proxy statement/prospectus is a part) to register the shares of Commercial Capital common stock to be issued in the merger of which this proxy statement/prospectus is a part;

(ii)               cooperation regarding press releases and other public statements with respect to the merger;

(iii)           cooperation regarding access to the other party’s books, records, properties and personnel;

(iv)             permission for a representative of Commercial Capital to attend as an observer at Calnet’s board of directors’ meetings other than any portion of such meetings devoted to the discussion of actions contemplated by the merger agreement or any matter in which attorney-client privilege is or can be asserted;

(v)                 the modification of certain of Calnet’s policies and practices so as to be applied on a consistent basis with those of Commercial Capital;

(vi)             the notification by one party to the other of any fact, event or circumstance that is reasonably likely to result in a material adverse effect with respect to it or would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement;

(vii)         matters relating to Section 16 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

(viii)     the removal of any condition, restriction or requirement imposed in connection with the regulatory approvals required to consummate the merger;

(ix)             if the merger is not consummated, then for a period of 12 months following the date of termination, the non-solicitation by either party for employment or hire of any executive officer employed by the other party, any member of their respective information technology staffs or any employee who becomes known to the other party in connection with the merger;

(x)                 the maintenance of all of Calnet’s existing trademarks and the prosecution of all of its pending patent applications;

(xi)             the termination of Calnet’s 401(k) plan;

(xii)   the preparation and filing of Calnet’s registration statement with the OCC pursuant to the terms of its 2004 private placement of common stock; and

(xiii)     the maintenance of Calnet’s stockholders’ equity as of the month end prior to the closing date of the merger of not less than $21,618,596, subject to certain permitted adjustments.

Representations and Warranties of the Parties

Pursuant to the merger agreement, Commercial Capital, Commercial Capital Bank and Calnet made certain customary representations and warranties relating to their respective companies, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “—Conditions to the Merger” beginning on page 37.

The merger agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about the parties to the merger agreement. The merger agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Accordingly, stockholders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Effective Time of the Merger

The merger will become effective upon the filing of articles of combination with the OTS, unless a different date and time is specified as the effective time in such document. The articles of combination will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on (i) a date selected by Commercial Capital after such satisfaction or waiver, which is no later than five business days after such satisfaction or waiver or (ii) such other date as Commercial Capital and Calnet may mutually agree upon.

A closing will take place immediately prior to the effective time of the merger or on such other date as Commercial Capital and Calnet may mutually agree upon.

Amendment of the Merger Agreement

To the extent permitted under applicable law, the merger agreement may be amended at any time by written agreement of the parties whether before or after the approval of the stockholders of Calnet, except that after stockholders of Calnet have approved the merger agreement, no amendment which by law requires further approval by the stockholders of Calnet may be made without obtaining such approval.

Termination of the Merger Agreement

The merger agreement may be terminated by:

•       mutual consent of the parties;

•       a non-breaching party if the other party (i) breaches any covenants or undertakings contained in the merger agreement or (ii) breaches any representations or warranties contained in the merger agreement, in each case if such breach cannot be or has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

•       either party if the merger is not consummated by April 30, 2006, unless the failure to consummate the merger arises out of the knowing action or inaction of the party seeking such termination or, if Calnet is the terminating party, any Calnet stockholder whose action or inaction is in violation of the merger agreement or, in the case of a Calnet stockholder, a violation of his, her or its obligations under the relevant shareholder agreement;

•       either party if any required regulatory approvals for consummation of the transactions contemplated by the merger agreement is not obtained;

•       either party if the stockholders of Calnet do not approve the merger agreement at a meeting of stockholders duly called for such purpose;

•       Commercial Capital, prior to the Calnet special meeting, if Calnet has breached the covenants described under “—No Solicitation” on page 42, the Calnet board of directors has failed to recommend that the stockholders of Calnet approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to Commercial Capital, or Calnet breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement;

•       Commercial Capital if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Calnet common stock and the board of directors of Calnet recommends that Calnet stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period;

•       Calnet at any time prior to the Calnet special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement and under “—No Solicitation” beginning on page 42, which has been received and considered by Calnet in compliance with the applicable terms of the merger agreement, provided that Calnet has notified Commercial Capital at least five business days in advance of any such termination and given Commercial Capital the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the Calnet board of directors;

•       Commercial Capital under the circumstances described under “—Raising Additional Capital” beginning on page 41; and

•       Calnet at any time during the five-day period commencing on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, if:

(1)          Commercial Capital’s average closing sales price is less than $13.05; and

(2)          the number obtained by dividing Commercial Capital’s average closing sales price by $16.31 (referred to as the Commercial Capital ratio) is less than the index ratio by a difference greater than 0.20.

Commercial Capital’s “average closing sales price” will be the average of the closing sales price per share of Commercial Capital common stock on the Nasdaq National Market for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods.

The “index ratio” will be calculated by dividing the peer group index by 1.00.

The “peer group index” will be the sum of the products derived by multiplying the corresponding weighting factor of each peer group member by the quotient obtained by dividing such peer group member’s average closing common stock price for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, by such peer group member’s closing common stock price on October 20, 2005, the date the merger agreement was executed. Below are the peer members and their corresponding weighting factor:

Name	Ticker	Weighting Factor
Dime Community Bancshares, Inc.	DCOM	6.06%
Flushing Financial Corporation	FFIC	6.06
New York Community Bancorp, Inc.	NYB	9.09
East West Bancorp, Inc.	EWBC	9.09
Placer Sierra Bancshares, Inc.	PLSB	6.06
FirstFed Financial Corp.	FED	6.06
UCBH Holdings, Inc.	UCBH	9.09
PFF Bancorp, Inc.	PFB	6.06
City National Corporation	CYN	9.09
First Community Bancorp	FCBP	6.06
ITLA Capital Corporation	ITLA	6.06
Provident Financial Holdings, Inc.	PROV	6.06
Washington Federal, Inc.	WFSL	9.09
Sterling Financial Corporation	STSA	6.06

If each condition in (1) and (2) under the last bullet point on page 46 occurs, Calnet has the right to terminate the merger agreement without any action by Calnet stockholders. If necessary, this decision will be made by the Calnet board of directors in light of the circumstances existing at that time. There can be no assurance that the Calnet board of directors will exercise its right to terminate the merger agreement if such conditions occurred. If Calnet elected not to exercise its right to terminate the merger agreement, the exchange ratio would remain 1.0730 and the dollar value of the consideration that the stockholders of Calnet would receive for each share of Calnet common stock would be the value of 1.0730 shares of Commercial Capital common stock at the effective time of the merger.

If Calnet elects to exercise its right to terminate the merger agreement pursuant to the last bullet point on page 46, it must give written notice to Commercial Capital. During the five-day period after receipt of such notice, Commercial Capital has the option to increase the consideration payable to Calnet stockholders by adjusting the exchange ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of $16.31, 0.80, and the exchange ratio (as then in effect) and the denominator of which is Commercial Capital’s average closing sales price, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the index ratio and (B) 0.20, multiplied by the product of (1) the exchange ratio (as then in effect) and (2) $16.31, and the denominator of which is Commercial Capital’s average closing sales price.

Commercial Capital is under no obligation to adjust the exchange ratio and there can be no assurance that Commercial Capital will elect to adjust the exchange ratio if Calnet were to exercise its option to terminate the merger agreement. Any such decision would be made by Commercial Capital in light of the circumstances existing at the time Commercial Capital has the opportunity to make such an election. If Commercial Capital elects to adjust the exchange ratio within the five-day period, it must give Calnet prompt notice of that election and the adjusted exchange ratio, in which case Calnet will not have any right to terminate the merger agreement as a result of the circumstances described above.

The operation of the conditions permitting Calnet to terminate the merger agreement based on a decrease in the market price of Commercial Capital common stock reflects the parties’ agreement that stockholders of Calnet would assume the risk of a modest decline in value of Commercial Capital common stock (up to a 20.0% decline from the starting price of $16.31 per share) under any circumstances and that Calnet’s stockholders would not assume the risk of a more significant decline in value of Commercial Capital common stock unless the percentage decline in the value of Commercial Capital common stock for the period of 20 consecutive trading days ending on the date all regulatory approvals for the merger have been obtained, without regard to any requisite waiting periods, represents a decline that is more than 20.0% greater than the percentage decrease, if any, in an index value of specified publicly traded banking stocks during such period. The premise of this agreement is that declines in value of Commercial Capital common stock which are comparable to the declines in the value of an index of publicly traded banking stocks is indicative of a broad-based change in market and economic conditions affecting publicly traded banking stocks in general, including Commercial Capital and Calnet, rather than factors which are specifically attributable to the value of Commercial Capital common stock.

The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of Commercial Capital common stock may be illustrated by the following three scenarios:

(1)         Commercial Capital’s average closing sales price is below $16.31 but is not less than $13.05. Under such circumstances Commercial Capital’s average closing sales price would not be less than 80.0% of $16.31. As a result, there would be no adjustment to the 1.0730 exchange ratio and Calnet would be obligated to consummate the merger regardless of the change in the index value (assuming all other conditions to Calnet’s obligations were satisfied or waived).

(2)         Commercial Capital’s average closing sales price declines to less than $13.05 and the Commercial Capital ratio is less than the index value by a difference of 0.20 or less. Under such circumstances there would be no adjustment to the 1.0730 exchange ratio and Calnet would be obligated to consummate the merger (assuming all other conditions to Calnet’s obligations were satisfied or waived).

(3)         Commercial Capital’s average closing sales price declines to less than $13.05 and the Commercial Capital ratio is less than the index value by a difference greater than 0.20. Under such circumstances, Calnet would have the right but not the obligation to terminate the merger agreement unless Commercial Capital elected to increase the exchange ratio equal to the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of $16.31, 0.80, and the exchange ratio (as then in effect) and the denominator of which is Commercial Capital’s average closing sales price, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the index ratio and (B) 0.20, multiplied by the product of (1) the exchange ratio (as then in effect) and (2) $16.31, and the denominator of which is Commercial Capital’s average closing sales price.

Calnet stockholders should be aware that whether Calnet can terminate the merger agreement and receive a subsequent increase, if any, in the exchange ratio paid by Commercial Capital, will be based on Commercial Capital’s average closing sales price, defined above as the average of the closing sale prices of the Commercial Capital common stock on the Nasdaq National Market for a period of 20 consecutive trading days ending on the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods. Accordingly, because the market price of the Commercial Capital common stock will fluctuate and possibly decline between the date the last required regulatory approval for the merger is obtained, without regard to any required waiting periods, and the effective time of the merger, as well as on the date certificates representing shares of Commercial Capital common stock are delivered in exchange for shares of Calnet common stock following consummation of the merger, the value of Commercial Capital common stock actually received by holders of Calnet common stock may be more or less than (i) Commercial Capital’s average closing sales price and (ii) the value of Commercial Capital common stock at the effective time of the merger resulting from the exchange ratio or any possible adjustment to the exchange ratio as illustrated above.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality will survive any such termination and any such termination will not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

Termination Fees

The merger agreement provides that Calnet must pay Commercial Capital a $2.0 million termination fee under the circumstances and in the manner described below:

•       if the merger agreement is terminated by Commercial Capital for any of the reasons described in the sixth bullet point or the seventh bullet point in the first paragraph under “—Termination of the Merger Agreement” on page 45, or by Calnet for the reasons described in the eighth bullet point in such section, Calnet must pay the termination fee to Commercial Capital currently with the termination of the merger agreement; or

•       if the merger agreement is terminated by:

(1)          Commercial Capital pursuant to the second bullet point in the first paragraph under “—Termination of the Merger Agreement” on page 45,

(2)          either Commercial Capital or Calnet because the merger has not been consummated by April 30, 2006, or

(3)          either Commercial Capital or Calnet because the stockholders of Calnet have not approved the merger as required,

and in each of (1), (2) or (3) above, an “acquisition proposal” (as defined under “—No Solicitation” on page 42) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of Calnet (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that stockholders of Calnet vote on the merger agreement or the date of termination of the merger agreement, as applicable, and within 18 months after such termination, Calnet enters into an agreement with respect to an “acquisition proposal” (as defined under “—No Solicitation” on page 42) or consummates a transaction which is the subject of an acquisition proposal, then Calnet shall pay to Commercial Capital the termination fee on the date of execution of such agreement or consummation of a transaction which is the subject of an acquisition proposal, as applicable, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of the merger agreement, the termination fee shall be payable by Calnet to Commercial Capital only upon consummation of a transaction which is the subject of an acquisition proposal, regardless whether such consummation occurs within 18 months after termination of the merger agreement.

Any termination fee that becomes payable pursuant to the merger agreement as described above shall be paid by wire transfer of immediately available funds to an account designated by Commercial Capital.

If Calnet fails to timely pay the termination fee to Commercial Capital, then Calnet is obligated to pay the costs and expenses incurred by Commercial Capital to collect such payment, together with interest.

If the merger agreement is terminated by either Commercial Capital or Calnet due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall pay a termination fee of $750,000 to the other party, without prejudice to the rights of Commercial Capital to receive the $2.0 million termination fee set forth above. Under no circumstances, however, shall Commercial Capital be able to collect more than $2.0 million as a termination fee.

Technology License Agreement

Concurrently with the execution of the merger agreement, Calnet, Commercial Capital and Commercial Capital Bank executed a technology license agreement, which has been subsequently amended, pursuant to which Calnet granted a non-exclusive license to Commercial Capital for the limited internal use of certain of Calnet’s technology for processing high volume bank transactions. If the merger is consummated on or before April 30, 2006 (unless the parties have agreed to a later date), then the technology license agreement will automatically terminate and Commercial Capital will become the owner of all right, title and interest in and to the technology licensed under the technology license agreement.

Except as provided below, if the merger agreement is terminated by Commercial Capital for one of the reasons described in bullet points one, two and four through nine under “—Termination of the Merger Agreement” beginning on page 45, then the technology license agreement will remain in full force and effect for a period of 60 days following termination of the merger agreement and, at the end of such 60 day period, the technology license agreement will automatically terminate. Notwithstanding the foregoing, if the merger agreement is terminated:

•       by Calnet for breach of any obligation of Commercial Capital or Commercial Capital Bank under the technology license agreement or under the merger agreement;

•       for failure to consummate the merger on or before April 30, 2006 (unless the parties have agreed to a later date); or

•       for failure of Commercial Capital or Commercial Capital Bank to obtain all requisite regulatory approvals, if such failure is not due, in whole or in part, to Calnet’s financial condition, results of operations, business or prospects or the result of any action or inaction by Calnet, then Commercial Capital will pay to Calnet, within two business days of the termination, a fee of $1.0 million (the “Fee”) for all license rights granted under the technology license agreement. The Fee is not intended to represent an estimate of the fair value of the Calnet technology. If Commercial Capital pays the Fee, then the technology license agreement will remain in full force in effect for a period of 60 days following termination of the merger agreement, and at the end of the 60 day period it will automatically terminate. If Commercial Capital fails to pay the Fee, then:

•       the technology license agreement will automatically terminate at 11:59 p.m. on the second day of the two business day period after termination of the technology license agreement;

•       Commercial Capital’s obligation to pay the Fee will remain in effect until Commercial Capital pays the Fee in full;

•       payment by Commercial Capital of the Fee will not be in lieu of any breakup fees or contractual damages under the merger agreement; and

•       Calnet will be entitled to take any self-help remedies it deems appropriate to terminate Commercial Capital’s use of Calnet’s technology licensed under the technology license agreement.

The technology license agreement also may be terminated by Calnet upon written notice if Commercial Capital defaults in a material obligation under the technology license agreement and continues in default for a period of twenty days after written notice of default is given to it by Calnet.

Interests of Certain Calnet Directors and Executive Officers in the Merger

When considering the recommendation of the Calnet board of directors with respect to approving and adopting the merger agreement, Calnet stockholders should be aware that the directors and executive officers of Calnet have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders. The Calnet board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Existing Employment Agreements.   Each of Peter J. Raffetto, Kevin R. Watson, Robert A. Wood, Blair Weimer and Blaine Lauhon currently has an employment agreement with Calnet. Pursuant to their employment agreements, in connection with the closing of the merger, Messrs. Watson, Wood, Weimer and Lauhon will be entitled to receive a lump sum payment equal to 18 months, 18 months, 12 months and 12 months, respectively, of their current monthly salary. Messrs. Watson, Wood, Weimer and Lauhon will be entitled to receive payments of approximately $232,500, $270,000, $130,000 and $125,000, respectively. In addition, in order to ensure that Mr. Raffeto continues his employment with Calnet through the closing of the merger to oversee the transition, subject to completion of the transactions contemplated by the merger agreement, Calnet has agreed to provide Mr. Raffetto with a bonus payment at the closing of the merger of approximately $420,000.

New Employment Agreements.   Each of Peter J. Raffetto and Robert A. Wood is expected to enter into an employment agreement with Commercial Capital Bank effective as of the effective time of the merger. Mr. Raffetto will serve as Executive Vice President of Commercial Capital Bank and President of its Central Valley Region, and Mr. Wood will serve as Senior Vice President and Director of Technology Development of Commercial Capital Bank.

Mr. Raffetto’s employment agreement expires on December 31, 2006 and Mr. Wood’s employment agreement has a term of three years. The term of the employment agreements may be extended by the board of directors or its designee unless either party elects, not less than 90 days prior to the annual anniversary date, not to extend the employment term. It is currently anticipated that Mr. Raffetto will retire from Commercial Capital Bank upon the expiration of the term of his employment agreement. Under the agreements, the employees will receive an annual salary that is reviewed annually by the Commercial Capital Bank board of directors or its designee and may be changed. Mr. Raffetto’s initial annual salary will be $210,000. Mr. Wood’s initial annual salary will be $180,000. At the effective time of his employment agreement, Mr. Wood will receive a restricted share award of 5,000 shares of Commercial Capital common stock, which will vest over a three year period in equal amounts on the anniversary date of the grant. Each of the employees also receives a monthly car allowance of $1,000 per month.

Each of the employment agreements is terminable with or without cause by Commercial Capital Bank. Messrs. Raffetto and Wood have no right to compensation or other benefits if their employment is terminated for cause, disability or retirement. In the event of Messrs. Raffetto’s or Wood’s death, the employment agreements will terminate one year after the date of the employee’s death, during which time such person’s estate is entitled to receive his salary, accrued vacation and any bonus earned through the date of termination. In addition, Commercial Capital Bank is required to continue benefit coverage of all dependents of the deceased employee through the remainder of the term of the employment agreement.

If Mr. Raffetto is terminated without cause or if he terminates for “good reason,” then he is entitled to receive an amount equal to his base salary for the remainder of the term of the employment agreement as well as paid benefits for him and his dependents for the remainder of the term of the employment agreement. If Mr. Wood is terminated without cause or if he terminates for “good reason,” then he is entitled to receive an amount equal to his base salary for one year as well as paid benefits for him and his dependents for a period of one year from the date of termination. In addition, each of the employment agreements provide that all stock options that had not vested at termination will immediately vest and become exercisable for a period of 30 days following the termination date. For purposes of the employment agreements, “good reason” includes: (i) failure to be elected or appointed to the position then held by the employee, (ii) a material change in the employee’s duties or responsibilities, (iii) a relocation of place of employment by more than 30 driving miles, (iv) a material reduction in the benefits and perquisites to the employee, (v) a liquidation or dissolution of Commercial Capital or Commercial Capital Bank or (vi) a breach of the employment agreement by Commercial Capital Bank.

In the event of a change of control of Commercial Capital or Commercial Capital Bank and subsequent termination of the employee, Mr. Raffetto will be entitled to the greater of (i) the payments due for the remaining term of the agreement or (ii) one times his highest annual compensation for the last five years. In the event of a change of control and subsequent termination, Mr. Wood will be entitled to an amount equal to two times his highest annual compensation for the last five years. In addition, Commercial Capital Bank will continue benefit coverage of Messrs. Raffetto and Wood, and previously covered dependents, for a period of twelve months and twenty-four months, respectively, following the date of termination. A change in control is generally defined in the employment agreements to include (i) any change in control required to be reported under the federal securities laws, (ii) a change of control within the meaning of federal banking laws applicable to Commercial Capital and Commercial Capital Bank, (iii) the acquisition by any person of 20% or more of the Commercial Capital’s or Commercial Capital Bank’s outstanding voting securities, or (iv) a change in a majority of the directors of Commercial Capital during any three-year period without the approval of at least three-fourths of the persons who were directors of Commercial Capital at the beginning of such period.

Each of the employment agreements provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Code, the payment made by Commercial Capital

Bank shall be limited to the greater of (i) 2.99 times the employee’s compensation over the past five years or (ii) payments made under the employment agreement after taking into account any excise tax imposed by Section 4999 of the Internal Revenue Code.

Under their respective employment agreements, each of Messrs. Raffetto and Wood have agreed not to solicit, divert or attempt to divert for themselves or for any third party, the business of any customer or other person that has a business relationship dealing primarily with commercial banking with Commercial Capital Bank, or any its affiliates, or to discontinue or reduce the extent of such relationship, for a period of 18 months following the termination of his employment with Commercial Capital Bank. In addition, neither Mr. Raffetto, Mr. Wood nor their affiliates shall employ or hire for any competing business any employee of Commercial Capital Bank, or any of its affiliates, for a period of 18 months following the termination of employment with Commercial Capital Bank by the employee.

Stock Options.   The merger agreement provides that at the effective time of the merger, each vested Calnet option to purchase shares of Calnet common stock granted pursuant to the Calnet stock option plan that is then outstanding will cease to represent the right to acquire shares of Calnet common stock and will be converted into and become a right to acquire shares of Commercial Capital common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio. See “—Assumption of Calnet Stock Options” on page 36. Pursuant to the terms of Calnet’s 2001 stock option plan, all unvested options to purchase shares of Calnet’s common stock will become vested as a result of the consummation of the merger. As of                , 2005, the directors and executive officers of Calnet held stock options to purchase an aggregate of 200,325 shares of Calnet common stock, including options to purchase 33,125, 25,000, 50,000, 16,000 and 5,000 shares held by Peter J. Raffetto, Kevin R. Watson, Robert A. Wood, Blair Weimer and Blaine Lauhon, respectively, at prices ranging from $10.00 to $17.25 per share.

Indemnification and Directors’ and Officers’ Insurance.   Calnet’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Calnet’s articles of organization and bylaws and the merger agreement. Pursuant to the merger agreement, Commercial Capital agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of Calnet determined as of the effective time of the merger against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at, or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Calnet or is or was serving at the request of Calnet as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the articles of organization and bylaws of Calnet or any agreement, arrangement or understanding disclosed by Calnet to Commercial Capital pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

Pursuant to the merger agreement, Commercial Capital agreed to purchase an extended reporting period endorsement under Calnet’s existing directors’ and officers’ liability insurance policy for Calnet’s directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six years of not less than the existing coverage under, and have other terms no materially less favorable on the whole to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Calnet, provided that Commercial Capital will not be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by Calnet for such insurance (the “Insurance Amount”), and further provided that if Commercial Capital is unable to maintain or obtain the insurance specified above as a result of the preceding provision, Commercial Capital shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such.

Other than as set forth above, no director or executive officer of Calnet has any direct or indirect material interest in the merger, except insofar as ownership of Calnet common stock might be deemed such an interest.

Certain Employee Matters

The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

As soon as administratively practicable after the effective time of the merger, Commercial Capital will take all reasonable action so that employees of Calnet will be entitled to participate in the Commercial Capital employee benefit plans of general applicability to the same extent as similarly-situated employees of Commercial Capital and its subsidiaries. However, Commercial Capital is not required to make any stock option or other grants to employees of Calnet under any discretionary equity compensation plan. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the Commercial Capital employee benefit plans, Commercial Capital will recognize years of service with Calnet to the same extent as such service was credited for such purpose by Calnet. The treatment of Calnet stock options held by its employees immediately prior to the merger is described above under “—Assumption of Calnet Stock Options” on page 36.

When employees of Calnet become eligible to participate in a medical, dental or health plan of Commercial Capital, Commercial Capital will cause each such plan to:

•       waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Commercial Capital; and

•       waive any waiting period limitation which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger;

provided, however, that neither Commercial Capital nor its subsidiaries will be required to waive any of the limitations in the immediately preceding bullet points to the extent such actions are not covered by their existing insurance policies.

Resale of Commercial Capital Common Stock

The shares of Commercial Capital common stock to be issued pursuant to the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares issued to any Calnet stockholder who may be deemed to be an affiliate of Commercial Capital at or after the effective time of the merger for purposes of Rule 144 promulgated under the Securities Act or an affiliate of Calnet at the time of its Calnet special meeting for purposes of Rule 145 promulgated under the Securities Act. Affiliates include persons who control, are controlled by or are under common control with Calnet or Commercial Capital, as the case may be, and generally consist of executive officers, directors and 10% stockholders.

Rule 145 will restrict the sale of Commercial Capital common stock received in the merger by affiliates of Calnet and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Calnet at the time of its Calnet special meeting, provided they are not affiliates of Commercial Capital at or following the effective time of the merger, may publicly resell any Commercial Capital common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Commercial Capital common stock sold by them in any three-month period and the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Commercial Capital as required by Rule 144.

Persons who are affiliates of Commercial Capital after the effective time of the merger may publicly resell the shares of Commercial Capital common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144 and in a manner consistent with Commercial Capital’s insider trading policy. At the present time, it is anticipated that no affiliate of Calnet will become an affiliate of Commercial Capital after the merger.

The ability of affiliates to resell shares of Commercial Capital common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Commercial Capital having satisfied its reporting requirements under the Exchange Act for specified periods prior to the time of sale. Affiliates also would be permitted to resell Commercial Capital common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus covers any resales of Commercial Capital common stock received by persons who may be deemed to be affiliates of Commercial Capital or Calnet in the merger.

Calnet has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Commercial Capital a letter agreement intended to ensure compliance with these provisions under the Securities Act.

Material Federal Income Tax Consequences

General.   The following is a description of the material federal income tax consequences of the merger to the stockholders of Calnet, which is based upon the opinion of Patton Boggs LLP, legal counsel to Commercial Capital. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder’s individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of stockholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Calnet common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Calnet common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to income taxes. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this proxy statement/prospectus, without consideration of the particular facts or circumstances of any holder of Calnet common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

Consequently, each stockholder of Calnet is urged to consult his or her own tax advisor concerning the specific federal and any foreign, state and local income tax and other tax consequences of the merger applicable to such stockholder.

The Merger.   Commercial Capital and Calnet have received an opinion from Patton Boggs LLP which is based on facts, representations and assumptions that were provided by Calnet and Commercial Capital and that are consistent with the state of facts that Calnet and Commercial Capital believe will be existing as of the effective time of the merger. On the basis of such facts, representations and assumptions, Patton Boggs LLP has opined that for federal income tax purposes, the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly:

•       neither Commercial Capital nor Calnet will recognize any gain or loss as a result of the merger;

•       no gain or loss will be recognized by stockholders of Calnet upon the exchange of their Calnet common stock solely for shares of Commercial Capital common stock pursuant to the merger, except in respect of cash received in lieu of a fractional share interest in Commercial Capital common stock;

•       the basis of the shares of Commercial Capital common stock received by a Calnet stockholder receiving solely Commercial Capital common stock will be the same as his or her basis in the Calnet common stock surrendered in exchange therefor, reduced by any amount allocable to a fractional share interest for which cash is received (as described below);

•       the holding period of the shares of Commercial Capital common stock received by a Calnet stockholder receiving solely Commercial Capital common stock will include the period during which such Calnet stockholder held the Calnet common stock surrendered in exchange therefor, provided the surrendered Calnet common stock was held by such stockholder as a capital asset at the effective time of the merger; and

•       a holder of options to acquire Calnet common stock will not recognize income, gain or loss, as a result of his or her exchange of such options for options to acquire Commercial Capital common stock.

For federal income tax purposes, cash received by a holder of Calnet common stock in lieu of a fractional share interest in Commercial Capital common stock will be treated as received in redemption of the fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Calnet common stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if such share of Calnet common stock is held as a capital asset and has been held for more than one year at the effective time of the merger.

A Calnet stockholder who exercises and perfects dissenter’s rights generally will recognize gain or loss in an amount, if any, equal to the difference between the cash received and the stockholder’s adjusted basis in the share of Calnet common stock surrendered. Any gain to the dissenting stockholder will generally be treated as capital gain, either long-term or short-term capital gain depending on the stockholders’ holding period for the Calnet common stock. The deductibility of capital losses, if any, may be limited.

Closing Opinion.   It is a condition precedent to the obligations of Commercial Capital and Calnet to effect the merger that they receive an opinion from Patton Boggs LLP, dated as of the effective time of the merger, with respect to the federal income tax consequences of the merger described under the subheading “—The Merger” above. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon facts, representations and assumptions that will be provided by Commercial Capital, Calnet and others. If facts, assumed facts, or applicable law change after the date of this proxy statement/prospectus and before the effective time of the merger, Patton Boggs LLP may not be able to deliver such opinion. The opinion of Patton Boggs LLP binds neither the Internal Revenue Service nor the courts. Either could adopt a contrary position. Neither Commercial Capital nor Calnet intends to seek or obtain a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger.

Accounting Treatment of the Merger

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Calnet’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Commercial Capital. Any difference between the purchase price for Calnet and the fair value of the identifiable net assets acquired (including core deposit and other intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Commercial Capital in connection with the merger will be amortized to expense in accordance with such rules. The financial statements of Commercial Capital issued after the merger will reflect the results attributable to the acquired operations of Calnet beginning on the date of completion of the merger.

Expenses of the Merger

The merger agreement provides that each of Calnet and Commercial Capital will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Shares of Commercial Capital Common Stock

Commercial Capital has agreed to use its reasonable best efforts to list on the Nasdaq National Market, prior to the completion of the merger, the shares of Commercial Capital common stock to be issued in the merger. It is a condition to the parties’ obligations to consummate the merger that the shares of Commercial Capital common stock to be issued in connection with the merger be approved for listing on the Nasdaq National Market.

Shareholder Agreements

In connection with the execution of the merger agreement, all of the directors of Calnet entered into shareholder agreements with Commercial Capital and Commercial Capital Bank pursuant to which each director agreed that at any meeting of the stockholders of Calnet, or in connection with any written consent of the stockholders, relating to the merger agreement or the transactions contemplated by the merger agreement, the director shall:

•       appear at such meeting or otherwise cause all shares of common stock owned by him to be counted as present at such meeting for purposes of calculating a quorum;

•       vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

(1)          in favor of approval and adoption and approval of the merger agreement and the transactions contemplated in the merger agreement;

(2)          against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Calnet contained in the merger agreement or of the stockholder contained in the shareholder agreement; and

(3)          against any acquisition proposal (as defined under “—No Solicitation” on page 42) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

Pursuant to the shareholder agreement, each director also agreed not to sell, transfer, pledge, assign or otherwise dispose of or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or disposition of, any of the shares held by him, except for transfers by operation of law, by will or pursuant to the laws of descent and distribution.

The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Dissenters’ Rights

Pursuant to 12 U.S.C. Section 214a(b), the full text of which is attached to this proxy statement/prospectus as Appendix C, any stockholder of Calnet who has (i) voted against the merger at the Calnet special meeting of stockholders or (ii) given written notice to Calnet at or prior to the Calnet special meeting that he dissents from the merger, shall be entitled to receive the appraised value of his shares of Calnet common stock in lieu of the per share merger consideration, provided that such stockholder makes a written request to Commercial Capital for payment of the appraised value of his stock within 30 days after the completion of the merger and surrenders to Commercial Capital his certificates representing shares of Calnet common stock at the time the written request is made.

The value of the Calnet common stock owned by any dissenting stockholder shall be determined as of the date of the Calnet special meeting of stockholders, or                , 2006, by an appraisal made by a committee of three persons composed of (i) one person selected by a majority vote of the holders of dissenting shares, (ii) one person selected by the directors of Commercial Capital, and (iii) one person selected by the two persons selected under (i) and (ii). The valuation agreed upon by any two of the three appraisers shall govern. If the value is not satisfactory to any dissenting stockholder who has requested payment, that stockholder may, within five days after being notified of the appraised value of his Calnet common stock, appeal to the OCC, who will cause a reappraisal to be made. The OCC’s reappraisal will be final and binding as to the value of the shares of the dissenting stockholder.

If, for any reason, within 90 days after the completion of the merger, one or more of the appraisers is not selected, or if the appraisers fail to determine a value of the shares, the OCC will, upon the written request of any interested party, cause an appraisal to be made, and that appraisal shall be final and binding on all of the parties.

The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, would be paid by Commercial Capital.

The foregoing discussion describes certain provisions of the National Bank Act, 12 U.S.C. Section 214a(b); however, stockholders are urged to review the section in its entirety, which is included as Appendix C to this proxy statement/prospectus. Any stockholder who intends to vote against the merger and exercise dissenters’ rights should review the text of those provisions carefully and also should consult with his or her attorney. No further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting such rights will be furnished to Calnet stockholders, except as indicated above or otherwise required by law.

MARKET FOR COMMON STOCK AND DIVIDENDS

Shares of Commercial Capital common stock are traded on the Nasdaq National Market under the symbol “CCBI” and shares of Calnet common stock are quoted on the Over-the-Counter Bulletin Board under the symbol “CLNB.”

As of                , 2005, there were                 shares of Commercial Capital common stock outstanding, which were held by approximately       holders of record. As of                , 2005, the record date for the Calnet special meeting, there were 2,177,505 shares of Calnet common stock outstanding, which were held by approximately 390 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of Commercial Capital common stock and Calnet common stock as reported on the Nasdaq National Market and the Over-the-Counter Bulletin Board, respectively, and the dividends declared per share of Commercial Capital common stock and Calnet common stock. Calnet does not currently pay a cash dividend and is not permitted to pay dividends pursuant to its formal agreement with the OCC. Thus, Calnet does not intend to pay a cash dividend to its stockholders for the foreseeable future.

	Commercial Capital			Calnet
	Market Price(1)		Dividends Declared	Market Price		Dividends Declared
	High	Low	Per Share	High	Low	Per Share
2005
Fourth Quarter (through , 2005)	$	$	$0.075	$	$	—
Third Quarter	20.07	16.60	0.075	17.25	15.10	—
Second Quarter	20.81	14.62	0.07	23.95	17.00	—
First Quarter	24.43	19.57	0.06	26.75	18.25	—
2004
Fourth Quarter	$24.99	$20.68	0.05	$20.50	$16.00	—
Third Quarter	24.25	16.76	0.04	17.75	15.50	—
Second Quarter	23.98	14.70	—	18.00	11.50	—
First Quarter	23.19	15.57	—	12.00	10.60	—
2003
Fourth Quarter	$16.85	$10.70	—	$11.25	$10.50	—
Third Quarter	12.33	7.83	—	13.00	10.25	—
Second Quarter	8.70	5.24	—	11.00	10.65	—
First Quarter	5.57	3.95	—	12.50	10.35	—

(1)          Adjusted to reflect the 4-for-3 stock split effected on February 20, 2004 and the 3-for-2 stock split effected on September 29, 2003.

The following table shows the closing price per share of the Commercial Capital common stock and Calnet common stock on (i) October 20, 2005, the last trading day preceding public announcement of the merger agreement, and (ii)                , 2006, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus. The historical prices are as reported on the Nasdaq National Market for the Commercial Capital common stock and on the Over-the-Counter Bulletin Board for the Calnet common stock.

The following table also includes the equivalent price per share of Calnet common stock on those dates. The equivalent per share price reflects the value of Commercial Capital common stock which would be received by Calnet stockholders who receive shares of Commercial Capital common stock in the merger based on an exchange ratio of 1.0730 shares of Commercial Capital common stock for each share of Calnet common stock.

	Closing Price Per Share Commercial Capital	Closing Price Per Share Calnet	Equivalent Price Per Share of Calnet
October 20, 2005	$16.37	$15.00	$17.57
, 2006

Calnet stockholders are advised to obtain current market quotations for the Commercial Capital common stock. Because the consideration to be provided to stockholders of Calnet in connection with the merger is based on a fixed number of shares of Commercial Capital common stock and the market price of Commercial Capital common stock will probably fluctuate, stockholders of Calnet are not assured of receiving a specific market value of Commercial Capital common stock, and thus a specific market value for their shares of Calnet common stock, at the effective time of the merger. The market price of Commercial Capital common stock at the effective time of the merger or at the time stockholders of Calnet receive certificates evidencing such shares following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the Calnet special meeting.

INFORMATION ABOUT COMMERCIAL CAPITAL

Commercial Capital is a diversified financial institution holding company that conducts its primary operations through Commercial Capital Bank. At June 30, 2005, the most recent date for which such information is available, Commercial Capital was the 25th largest thrift in the country and the sixth largest in California, according to SNL Financial. Based on the percentage growth in its assets on a quarterly basis for the 36 month period ended June 30, 2005, Commercial Capital has been the fastest growing savings organization in California according to Federal Deposit Insurance Corporation data. Commercial Capital is recognized as one of the leading originators of multi-family residential real estate loans in California, where the market for multi-family residential loans is highly fragmented. According to DataQuick, which measures originations in California, Commercial Capital ranked third in the state in originations of such loans for the 12 month period ended June 30, 2005, with an aggregate of 3.83% of total originations.

Commercial Capital Bank conducts banking operations through 22 branch offices and 10 lending offices located across five counties in Southern and Northern California. In March 2005, Commercial Capital opened a banking office in San Mateo, California, which is its first in Northern California. Also in the first quarter of 2006, Commercial Capital plans to open banking offices located in Newport Coast and Valencia, California.

Other subsidiaries of Commercial Capital include Commercial Capital Mortgage, Inc., a commercial mortgage banking company which was previously named Financial Institutional Partners Mortgage Corporation; ComCap Financial Services Inc., a registered broker dealer; Commercial Capital Asset Management, Inc., an asset management firm; and TIMCOR Exchange Corporation and North American Exchange Company, each of which is a qualified intermediary for tax-deferred real estate exchanges.

At September 30, 2005, Commercial Capital had total consolidated assets of approximately $5.2 billion, total consolidated deposits of approximately $2.1 billion and total consolidated stockholders’ equity of approximately $680.7 million.

Commercial Capital’s principal executive offices are located at 8105 Irvine Center Drive, Irvine, California 92618. Commercial Capital’s telephone number is (949) 585-7500.

INFORMATION ABOUT CALNET

General.   Calnet is a national chartered commercial bank headquartered in Sacramento, California. Calnet began operations in November 2001 with a business model based on combining community banking with the latest in technological banking solutions. Calnet offers customers traditional banking services including demand deposit accounts, savings accounts, NOW and money market accounts, and certificates of deposit. Calnet also offers commercial loans, commercial lines of credit, commercial real estate loans, construction loans, Small Business Administration loans and equipment loans, and other customary non-deposit banking services. In addition to its loan and deposit services, Calnet has developed technology which allows it to provide specialized services to customers who require high volume transaction processing. The services Calnet has developed for transaction processing customers include Automated Clearing House (“ACH”) transaction processing, Wire Management Services, Debit Card Management and integrated web-based political campaign services.

Calnet operates from a single banking facility located in Sacramento, California and serves deposit customers located in about a 50 mile radius and offers a third party courier service to transport customers’ deposits. Calnet’s executive offices are located at 1565 Exposition Blvd., Suite 100, Sacramento, California 95815 and its telephone number is (916) 927-7000.

Formal Agreement with the OCC.   On July 21, 2005, Calnet entered into a formal agreement with the OCC. The formal agreement requires Calnet’s board of directors to take various actions to improve oversight of Calnet’s business operation, including with respect to Calnet’s ACH and draft management programs. Under the terms of the formal agreement, the Calnet board of directors must develop and implement written risk and audit control programs for its ACH operations and may not offer any new products or services or deviate from its operating plans without prior approval from the OCC.

The formal agreement also requires Calnet to maintain minimum capital levels of 11% Tier 1 capital to risk-weighted assets and an 8% Tier 1 leverage ratio and provides that, even though currently Calnet is, and in the future would otherwise be deemed to be, “well capitalized” from a regulatory perspective, during the term of the formal agreement, Calnet will not be considered to be “well capitalized.” Under OCC regulations, a “well capitalized” bank must maintain Tier 1 risk-based capital of 6% and total risk-based capital of 10%. Calnet’s capital levels as of September 30, 2005 were 17.90% for Tier 1 risk-based capital and 18.89% for total risk-based capital.

The formal agreement further provides that Calnet must take the following actions, among other things:

•       appoint a compliance committee to provide monthly reports to the Calnet board of directors and the OCC;

•       retain independent management consultants to assess actions needed to improve management supervision of Calnet and the board of directors must correct any deficiencies noted in the consultant’s study; and

•       develop and implement operational programs and policies, such as a risk management program, a liquidity, asset and liability management policy and loan management program.

Management of Calnet believes it has taken all the measures needed to date to put Calnet in full compliance with the formal agreement and intends to fully comply with the remaining provisions of the formal agreement by the timelines agreed upon.

BENEFICIAL OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF CALNET

The following table sets forth as of                       , 2005 certain information regarding the ownership of Calnet’s common stock by (i) each person known by Calnet to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each director of Calnet, (iii) each executive officer of Calnet, and (iv) all of Calnet’s executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Name and Address of Beneficial Owner(1)	Relationship with Bank	Amount and Nature of Beneficial Ownership(2)	Exercisable Options(3)	Percent of Common Stock Outstanding
William R. Allen	Director	51,710	6,650	2.37	%(4)
Michael J. Bozich	Director	36,313	6,650	1.66	(5)
James J. Cordano III	Director	12,050	4,550	0.55	(6)
Ronald A. Johnson	Director	24,080	6,650	1.10	(7)
William W. McClintock	Director	29,950	6,650	1.37	(8)
Richard L. Miller	Chairman and Director	59,750	26,750	2.71	(9)
Robert W. Naylor	Director	30,650	6,650	1.40	(10)
Peter J. Raffetto	President, CEO & Director	70,125	33,125	3.17
Michael B. Stuart	Director	15,500	—	0.71	(11)
Hilton L. Williams	Director	25,450	6,650	1.17	(12)
Kevin R. Watson	Sr. Vice President / Chief Financial Officer	9,583	9,583	0.44
Robert A. Wood	Sr. Vice President/ Chief Technology Officer	36,167	33,667	1.64
Blair Weimer	Sr. Vice President/ Chief Credit Officer	10,983	10,483	0.50
Blaine Lauhon	Sr. Vice President/ Chief Lending Officer	667	667	0.03
All directors and executive officers as a group		412,978	158,725	17.68

(1)          The address for all persons is c/o Calnet Business Bank, National Association, 1565 Exposition Boulevard, Sacramento, California 95815.

(2)          Includes shares beneficially owned (including options exercisable within 60 days of                       , 2005, as shown in the “Exercisable Options” column), both directly and indirectly together with associates.

(3)          Indicates number of shares subject to options currently exercisable or exercisable within 60 days of                    , 2005.

(4)          Stock ownership includes 1,000 shares held by his spouse; 19,300 shares owned by the Allen Family Trust for which Mr. Allen is trustee; 2,460 shares held for his children under the Uniform Gifts to Minors Act; and 13,300 shares held by Amador Stage Lines Inc., which is 100% owned by Mr. Allen.

(5)          Stock ownership includes 16,482 shares held jointly with his spouse and 13,181 shares held by his spouse in a 401(k) Plan.

(6)          Stock ownership includes 7,500 shares held jointly with his spouse.

(7)          Stock ownership includes 7,500 shares held by CIBB Inc., a company owned by Mr. Johnson, and 1,000 shares held by his spouse.

(8)          Stock ownership includes 9,300 shares held jointly with his spouse; 8,500 shares held in a personal Individual Retirement Account; and 5,500 held in a personal Keogh retirement plan.

(9)          Stock ownership includes 30,300 shares held jointly with his spouse.

(10)   Stock ownership includes 3,500 shares held as Trustee for the Charles I. Naylor 1973 Family Trust and 1,300 shares held for his children under the Uniform Gift to Minors Act.

(11)   Stock ownership includes 13,000 shares held jointly with his spouse and 2,500 shares held by his spouse in a personal Individual Retirement Account.

(12)   Stock ownership includes 16,800 shares held jointly with his spouse and 2,000 shares held in a personal Individual Retirement Account.

DESCRIPTION OF COMMERCIAL CAPITAL’S CAPITAL STOCK

Commercial Capital is authorized to issue up to 200,000,000 shares of common stock and up to 100,000,000 shares of preferred stock. The capital stock of Commercial Capital does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of Commercial Capital’s capital stock does not purport to be complete and is qualified in all respects by reference to Commercial Capital’s articles of incorporation and bylaws and the General Corporation Law of Nevada.

Commercial Capital Common Stock

Each share of Commercial Capital common stock is entitled to one vote on all matters submitted to a vote at any meeting of stockholders. Holders of Commercial Capital common stock are entitled to receive dividends as may be declared by the Commercial Capital board of directors out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of Commercial Capital available for distribution after the payment of creditors. Holders of Commercial Capital common stock have no preemptive rights to subscribe for any additional securities of any class that Commercial Capital may issue, nor any conversion, redemption or sinking fund rights. Holders of Commercial Capital common stock do not have the right to cumulate votes in the election of directors. The rights and privileges of holders of Commercial Capital common stock are subject to any preferences that the Commercial Capital board of directors may set for any series of Commercial Capital preferred stock that Commercial Capital may issue in the future.

Commercial Capital Preferred Stock

Under Commercial Capital’s articles of incorporation, Commercial Capital may issue shares of Commercial Capital preferred stock in one or more series, as may be determined by the Commercial Capital’s board of directors. The Commercial Capital board of directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the stockholders. Any Commercial Capital preferred stock issued will rank senior to Commercial Capital common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Commercial Capital, or both. In addition, any shares of Commercial Capital preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Commercial Capital preferred stock, or merely the existing authorization of the Commercial Capital board of directors to issue shares of Commercial Capital preferred stock, may tend to discourage or impede a merger or other change in control of Commercial Capital. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of Commercial Capital. No shares of preferred stock are currently outstanding.

Transfer Agent

The transfer agent and registrar for Commercial Capital common stock is Registrar and Transfer Company, Cranford, New Jersey.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

When the merger becomes effective, stockholders of Calnet will receive shares of Commercial Capital common stock in exchange for their shares of Calnet common stock and become stockholders of Commercial Capital. The following is a summary of material differences between the rights of holders of Commercial Capital common stock and holders of Calnet common stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Commercial Capital common stock and holders of Calnet common stock. This summary is intended to provide a general overview of the differences in stockholders’ rights under applicable law and the governing corporate instruments of Commercial Capital and Calnet, and other known material differences. Commercial Capital is a Nevada corporation incorporated under the laws of Nevada and the Nevada General Corporation Law (“NGCL”), and Calnet is a national banking association under the laws of the United States.

Authorized Capital Stock

Commercial Capital.   Commercial Capital’s authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share. Commercial Capital’s articles of incorporation authorize Commercial Capital’s board of directors to issue shares of Commercial Capital preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Commercial Capital preferred stock in each series. As of                      , 2005, there were                shares of Commercial Capital common stock outstanding. No shares of Commercial Capital preferred stock were issued and outstanding as of that date.

Calnet.   Calnet’s authorized capital stock consists of 20,000,000 shares of Calnet common stock, par value $5.00 per share. As of the Calnet voting record date, there were 2,177,505 shares of Calnet common stock outstanding.

Issuance of Capital Stock

Commercial Capital.   Under the articles of incorporation of Commercial Capital and the NGCL, Commercial Capital may issue shares of Commercial Capital’s capital stock and rights or options for the purchase of shares of capital stock of Commercial Capital on such terms and for such consideration as may be determined by the Commercial Capital board of directors. Commercial Capital’s articles of incorporation and bylaws do not require stockholder approval of any such actions. However, the NGCL requires stockholder approval for certain issuances of shares in connection with acquisitions. Commercial Capital is also subject to the requirements of the Nasdaq Stock Market, which generally require corporations, such as Commercial Capital, with securities which are traded on the Nasdaq National Market, to obtain stockholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Holders of Commercial Capital’s capital stock do not have preemptive rights with respect to any shares of Commercial Capital’s capital stock which may be issued.

Calnet.   Under the articles of association of Calnet and the laws of the United States, Calnet may issue shares of Calnet capital stock and rights or options for the purchase of shares of common stock of Calnet on such terms and for such consideration as may be determined by the Calnet board of directors. Calnet’s articles of association and bylaws do not require stockholder approval of any such actions. Holders of Calnet common stock do not have preemptive rights or preferential rights of subscription with respect to any shares of Calnet common stock that may be issued.

Voting Rights

Commercial Capital.   Each holder of Commercial Capital common stock is entitled to one vote for each share held of record. Stockholders of Commercial Capital are not permitted to cumulate their votes with respect to the election of directors.

Calnet.   Each holder of Calnet common stock is entitled to one vote for each share held of record except that holders of Calnet common stock have the right to cumulate votes in an election of directors. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the stockholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected.

Number and Election of Directors

Commercial Capital.   Commercial Capital’s bylaws provide for a board of directors having not less than five nor more than 15 members. Currently, Commercial Capital’s board of directors consists of nine directors. Commercial Capital’s board of directors is currently divided into three classes, with directors serving staggered three-year terms.

Calnet.   Calnet’s bylaws provide for a board of directors having not less than five nor more than twenty-five members. The exact number within such minimum and maximum limits to be determined from time to time by a resolution adopted by the Calnet board of directors or by the affirmative vote of a majority of the stockholders. Currently, Calnet’s board of directors consists of ten directors. Calnet does not have a classified board of directors.

Removal of Directors

Commercial Capital.   Under Nevada law, Commercial Capital directors may be removed with or without cause by an affirmative vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Calnet.   Calnet’s articles of association provides that any director may be removed by stockholders for failure to fulfill one of the affirmative director requirements for qualification, or for cause, by the affirmative vote of holders of a majority of the outstanding stock entitled to vote; provided, however, that a director may not be removed if the number of votes sufficient to elect such director under cumulative voting is voted against such removal.

Vacancies of Directors

Commercial Capital.   Under Commercial Capital’s bylaws, any vacancy occurring on the board of directors may be filled by a vote of two-thirds of the directors then in office, whether or not a quorum. Each director so chosen shall hold office for a term expiring at the stockholders’ meeting at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

Calnet.   Calnet’s articles of association provides that any vacancy in the board of directors may be filled by action of a majority of the remaining directors until the next meeting of stockholders. Calnet’s bylaws further provide that when any vacancy occurs among the directors, a majority of the remaining members of the board of directors may appoint a director to fill such vacancy at any regular meeting of the board, or at a Calnet special meeting called for that purpose at which a quorum is present, or if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors remaining in office, or by stockholders at a Calnet special meeting called for that purpose. At any such stockholder meeting, each stockholder entitled to vote shall have the right to multiply the number of votes he or she is entitled to cast by the number of vacancies being filled and cast the product for a single candidate or distribute the product among two or more candidates.

A vacancy that will occur at a specific later date (by reason of a resignation effective at a later date) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

Indemnification of Directors and Officers

Commercial Capital.   Commercial Capital’s articles of incorporation and bylaws provide that directors and officers shall be indemnified by the corporation, to the fullest extent permitted by Nevada law, from and against any and all expenses and liabilities permitted by Nevada law. Under Nevada law, a corporation generally may indemnify a director or officer if he or she (i) is found not liable for a breach of his or her fiduciary duties involving intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The indemnification provided for in Commercial Capital’s articles of incorporation, consistent with Nevada law, is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, and applies to such party both as to action in his or her official capacity and as to action in another capacity while holding such office. Moreover, the indemnification Commercial Capital provides continues as to a person who has ceased to be a director or officer and inures to the benefit of the heirs, executors and administrators of such a person. However, under Nevada law, indemnification generally may not be made to, or on behalf of, any director or officer if it is established that such person’s acts or omissions involved intentional misconduct, fraud or knowing violation of the law and were material to the cause of action.

Commercial Capital’s bylaws also provide that it will pay, in advance, for expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required or permitted upon receipt of an undertaking by, or on behalf of, the indemnified party to repay such amount in the event that it is ultimately determined that the indemnified party is not entitled to indemnification.

Calnet.   Calnet’s articles of association and bylaws provide for the indemnification of Calnet’s agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such person having been made or having been threatened to be made a party to a proceeding to the fullest extent possible by the provisions of the California General Corporation Law (“CGCL”) and Calnet may advance the expenses reasonably expected to be incurred by such agent in defending any such proceeding upon receipt of the undertaking required by the CGCL; provided, however, that any indemnification or reimbursement provided by Calnet shall be reasonable and comply with the requirements of the OCC; and further provided, that Calnet may not indemnify such persons against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to Calnet.

Calnet may, upon the affirmative vote of a majority of its board of directors, purchase insurance for the purpose of indemnifying its agents to the extent that such indemnification is allowed under the articles of association.

Calnet’s bylaws further provide that Calnet may make or agree to make indemnification payments to an institution-affiliated party for an administrative proceeding or civil action initiated by any federal banking agency. Calnet may indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the law of the state of California, provided such payments are consistent with safe and sound banking practices. For purposes of this paragraph, an institution-affiliated party is defined as:

(1)         any director, officer, employee, or controlling stockholder (other than a bank holding company) of, or agent for, Calnet;

(2)         any other person who has filed or is required to file a change-in-control notice with the appropriate Federal banking agency;

(3)         any stockholder (other than a bank holding company), consultant, joint venture partner, and any other person as determined by the appropriate Federal banking agency (by regulation or case-by-case) who participates in the conduct of the affairs of Calnet; and

(4)         any independent contractor (including any attorney, appraiser, or accountant) who knowingly or recklessly participates in: (i) any violation of any law or regulation; (ii) any breach of fiduciary duty; or (iii) any unsafe or unsound practice, any breach of fiduciary duty; which caused or is likely to cause more than a minimal financial loss to, or a significant adverse effect on Calnet.

Limitation of Liability of Directors

Commercial Capital.   Commercial Capital’s articles of incorporation provide that no director or officer shall be liable for monetary damages for breach of fiduciary duty, provided that the liability of a director or officer shall not be eliminated or limited for:

(i)            acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or

(ii)        the payment of distributions to stockholders in violation of specific provisions of the NGCL.

Calnet.   Calnet’s articles of association provides for the elimination of personal monetary liability of directors to the fullest extent permissible under California law. Calnet is further authorized to provide indemnification of its agents for breach of duty to Calnet and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by the CGCL, subject to the limits on such excess indemnification set forth in the CGCL.

Dividends and Other Distributions

Commercial Capital.   Nevada law prohibits a corporation from making any distributions to stockholders, including the payment of cash dividends, if such distribution would render it unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Commercial Capital is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of Commercial Capital to pay distributions to the holders of its common stock will depend, however, to a large extent upon the amount of dividends Commercial Capital Bank, which is subject to restrictions imposed by bank regulatory authorities, and Commercial Capital’s other subsidiaries pay to Commercial Capital. The declaration, payment and amount of future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the board of directors of Commercial Capital.

Calnet.   Calnet’s ability to pay dividends is governed by the national banking laws and under certain circumstances is subject to the approval of the OCC. Pursuant to its formal agreement with the OCC, Calnet is not permitted to pay dividends. Under applicable Federal laws, the OCC restricts the total dividend payment of any national banking association in any calendar year to the net income for the year combined with the net income for the two preceding years, less distributions made to stockholders during the same three-year period. Furthermore, if accumulated losses equal or exceed undivided profits, then no dividend shall be made. Upon declaration of the board of directors, all stockholders of record will be entitled to receive dividends.

Amendments to Certificate or Articles of Incorporation and Bylaws

Commercial Capital.   Under Nevada law, a board of directors must adopt a resolution setting forth the proposed amendment to the articles of incorporation and either call a special meeting of stockholders or direct that the proposed amendment be considered at the next annual meeting. Under Nevada law, amendments to a public corporation’s articles of incorporation must generally be approved by stockholders holding shares entitling them to exercise at least a majority of the voting power unless another proportion is specified (i) in the articles of incorporation, (ii) as may be required in the case of a vote by classes or series, or (iii) by other provisions of Nevada law. Commercial Capital’s articles of incorporation require approval by the affirmative vote of not less than two-thirds of the outstanding shares of capital stock entitled to vote generally in an election of directors cast at a meeting of stockholders to amend certain provisions of the articles of incorporation relating to the classified board of directors, combinations with certain interested stockholders, amending the bylaws and amending the articles of incorporation.

Under Nevada law, a corporation’s board of directors can amend or repeal the bylaws, or adopt new bylaws, unless the stockholders, in amending or repealing a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw. Nevada law provides that a corporation’s articles of incorporation may grant authority to amend the bylaws with the board of directors exclusively. Commercial Capital’s articles of incorporation authorize Commercial Capital’s board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of the holders of not less than two-thirds of the votes cast by stockholders of Commercial Capital at a meeting of stockholders.

Calnet.   Calnet’s articles of association provide that an amendment to the articles of association may be made by the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by law, and in that case by the vote of the holders of such higher amount.

The Calnet articles of association provides that the Calnet bylaws may be made, amended, altered, changed, added to or repealed by the Calnet board of directors, except to the extent that the articles of association reserve this power to the stockholders.

Notice of Stockholder Meetings

Commercial Capital.   In accordance with Nevada law, Commercial Capital’s bylaws provide that a written notice of the time, date and place of the meeting must be given to each stockholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. In addition, the notice must specify the matters the board intends to present to the stockholders, the names of nominees for director, and the general nature of a proposal relating to transactions with interested directors, amendments to the articles of incorporation, reorganization, voluntary dissolution or distributions in dissolution other than in accordance with the rights of outstanding preferred stock.

Calnet.   Calnet’s bylaws provide that written notice of the date, time, place and purposes of the meeting of stockholders must be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record.

Special Meetings of Stockholders

Commercial Capital.   Under Nevada law, a special meeting of the stockholders may be called by a corporation’s board of directors, two directors or the president unless otherwise provided in the articles of incorporation. The articles of incorporation of Commercial Capital do not provide authority to call special meetings of stockholders to any other person.

Calnet.   Calnet’s bylaws provide that special meetings of the Calnet stockholders may be called for any purpose by the board of directors or by any ten or more stockholders owning, in the aggregate, not less than 20 percent of Calnet’s common stock.

Quorum for Meeting of Stockholders

Commercial Capital.   Commercial Capital’s bylaws provide that the presence, in person or by proxy, of the persons entitled to vote a majority of the voting shares at any meeting constitutes a quorum for the transaction of business.

Calnet.   Calnet’s bylaws provide that a majority of the outstanding capital stock, present in person or represented by proxy, constitutes a quorum at any meetings of stockholders, unless otherwise provided by law. A majority of the votes cast shall decide every question or matter submitted to stockholders at any meeting, unless otherwise provided by a law or by the articles of association.

Stockholder Nominations and Stockholder Proposals

Commercial Capital.   Commercial Capital’s bylaws provide that a proposal by stockholders for submission to a vote of stockholders at an annual meeting must be made in writing and delivered or mailed and received by the secretary of Commercial Capital not later than 120 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting. Each such notice must set forth information concerning the proposal, the proposing stockholder and the information specified in Commercial Capital’s bylaws. Commercial Capital’s bylaws provide that stockholders of Commercial Capital may nominate one or more persons for election as director only if such nominations are made in writing and delivered or mailed to the secretary of Commercial Capital not later than 120 days prior to the anniversary date of the mailing of proxy materials for the immediately preceding annual meeting of stockholders. Each such notice must set forth information concerning the nominee, the nominating stockholder and the other information specified in Commercial Capital’s bylaws.

In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Commercial Capital at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to stockholders. As provided in the Exchange Act rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Commercial Capital begins to print and mail its proxy materials.

Calnet.   Calnet’s bylaws provide that nominations for election to the board of directors may be made by the board of directors or by any stockholder of any outstanding class of capital stock of Calnet entitled to vote for the election of directors. Nominations, other than those made by or on behalf of Calnet’s existing management, shall be made in writing and shall be delivered or mailed to the president not less than 14 days nor more than 50 days prior to any meeting of stockholders called for election of directors, provided, however, if less than 21 days notice is given to stockholders, such nomination shall be mailed or delivered to the president no later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Each such notice must set forth information concerning the nominee, the nominating stockholder and the other information specified in Calnet’s bylaws.

Nominations not made in accordance with such notice provisions may be disregarded by the chairperson of the meeting, and upon his/her instructions, the vote tellers my disregard all votes cast for each such nominee.

Neither Calnet’s articles of association nor bylaws set forth procedures for the submission of other proposals to be considered at any meeting of stockholders.

Stockholder Action Without a Meeting

Commercial Capital.   Under Nevada law, unless otherwise provided in the articles of incorporation or bylaws, action by the stockholders of a public company may be taken without a meeting only if written consents approving the action are signed by stockholders holding at least a majority (or such higher proportion as would be required if a meeting were held) of the voting power of the Company. Commercial Capital’s articles of incorporation and bylaws do not contain any provisions relating to stockholder action without a meeting.

Calnet.   Calnet’s bylaws provide that to the extent not inconsistent with applicable federal banking statutes, the corporate governance procedures of the state of California will be followed. The CGCL provides that unless otherwise stated in the articles, any action which may be taken at an annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

Stockholder Inspection Rights

Commercial Capital.   Commercial Capital’s bylaws provide that any stockholder has the right to inspect the accounting books and records, the record of stockholders, and minutes of proceedings of the stockholders, the board of directors and committees of the board of directors of Commercial Capital and any subsidiary upon written demand, during usual business hours and for a purpose reasonably related to the person’s interest as a stockholder.

Calnet.   Under the CGCL, any stockholder has the right to inspect the corporation’s stockledger, stockholder list, and other books and records for a purpose reasonably related to the person’s interest as a stockholder.

Stockholder Approval of Mergers, Share Exchanges and Sales of Assets

Commercial Capital.   Under the NGCL, the following must be approved by stockholders holding a majority of the voting power of the company: (i) merger, (ii) a share exchange, and (iii) sale of all, or substantially all, of a corporation’s assets, other than in the ordinary course of business. A corporation may provide for higher voting requirements for these fundamental actions.

Calnet.   Under the National Bank Act, before consummating a merger or consolidation, a national banking association must receive the affirmative vote of the holders of at least two-thirds of each class of its capital stock to approve the terms and conditions that govern the transaction.

Interested Stockholder Statutes

Commercial Capital.   The NGCL generally provides that a “resident domestic corporation” shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. After three years, a “resident domestic corporation” is only authorized to engage in a combination which was either authorized by the board prior to the three years, authorized by a majority of disinterested stockholders or meets various fair price criteria.

For purposes of this statute, a “resident domestic corporation” is a domestic corporation that has 200 or more stockholders of record. An “interested stockholder” generally means any person that (i) is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. For purposes of this statute, an affiliate and associate of an interested stockholder is likewise considered to be an interested stockholder. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 5% or more of a corporation’s assets and various other transactions that may benefit an interested stockholder.

In addition to Nevada law, Commercial Capital’s articles of incorporation include a requirement that specified business combinations with a related person be approved by an affirmative vote of at least two-thirds of the outstanding shares entitled to vote, unless a majority vote of directors who are not affiliated with such related person and were incumbent prior to the time such person became a related person, approve the business combination. Commercial Capital’s articles of incorporation define “business combination” to include the following: (a) a merger or consolidation with a related person; (b) a merger or consolidation of a related person with or into Commercial Capital or any of its subsidiaries; (c) the issuance of Commercial Capital securities or those of any of its subsidiaries, to a related person other than stock options; (d) acquisition by Commercial Capital or its subsidiaries of any security of a related person; (e) any reclassification or recapitalization of Commercial Capital’s common stock, or (f) any agreement, contract or other arrangement providing for any of the foregoing transactions. A “related person” is defined in the articles of incorporation as any individual, corporation, partnership or other person or entity which, together with its affiliates, is the beneficial owner of ten percent (10%) of Commercial Capital’s capital stock.

The NGCL also prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s stockholders. The relevant threshold ownership percentages of the voting power of the corporation in the election of directors are: one-fifth or more but less than one-third, one-third or more but less than a majority, and a majority or more. Once an acquirer crosses one of these thresholds, those shares acquired in an offer or acquisition and those shares acquired within the preceding ninety days become control shares and such control shares are deprived of the right to vote until disinterested stockholders restore the right. This provision will not apply if the articles of incorporation or bylaws of the target corporation in effect on the tenth day following the acquisition of a controlling interest provides that this provision does not apply.

The NGCL also provides that, unless otherwise provided in the corporation’s articles or bylaws in effect on the tenth day following the acquisition of a controlling interest, in the event control shares are accorded full voting rights and the acquirer has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights for the control shares may dissent, in accordance with the Nevada statutory procedures dealing with dissenters’ rights, and obtain payment of the fair value of their shares.

Calnet.   The National Bank Act does not contain analogous provisions that are applicable to Calnet.

Liquidation Rights

Commercial Capital.   Upon liquidation, dissolution or winding up, after distribution in full of any preferential amounts to be distributed to holders of the corporation’s preferred stock, if any, and after payment or provision for payment of the debts and other liabilities of the corporation, holders of Commercial Capital common stock are entitled to receive all of the remaining assets of the corporation available for distribution to stockholders ratably in proportion to the number of shares of Commercial Capital common stock held by them.

Calnet.   Upon liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of the corporation, holders of Calnet common stock are entitled to receive all of the remaining assets of the corporation available for distribution to stockholders ratably in proportion to the number of shares of Calnet common stock held by them.

Appraisal or Dissenters’ Rights

Commercial Capital.   Under Nevada law, a dissenting stockholder is entitled to obtain payment of the fair value of his or her shares only in connection with some mergers involving that corporation. There is no right of dissent if stockholders of the surviving corporation are not required to approve the plan of merger under Nevada law. In addition, unless the corporation’s articles of incorporation provide otherwise, dissenters’ rights are not available if the corporation’s stock is either:

•       listed on a national securities exchange or included in the national market system by the National Association of Securities Dealers, Inc., or

•       held by at least 2,000 stockholders of record;

except that dissenters’ rights will be available if the plan of merger requires stockholders to exchange for their shares anything other than:

•       cash, shares of stock or shares of stock and cash in lieu of fractional share interests of the surviving or acquiring corporation,

•       cash, shares of stock or shares of stock and cash in lieu of fractional share interests of any other entity which, at the effective date of the merger, was either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc. or held by at least 2,000 stockholders of record, or

•       any combination of the consideration set forth above.

Calnet.   Under the National Bank Act, stockholders are entitled to dissenters’ rights and upon the exercise of such rights stockholders shall receive the fair value of their shares. In order for a dissenting stockholder to receive the fair value of his or her shares in cash, a dissenting stockholder must vote against the proposed merger and provide a written request for the fair value of the shares owned by such stockholder to the acquiring corporation within 30 days after consummation of the merger. For further information regarding dissenters’ rights of Calnet stockholders under the National Bank Act, see Appendix C attached to this proxy statement/prospectus.

ADJOURNMENT OF THE CALNET STOCKHOLDER MEETING

Granting of Discretionary Authority to Adjourn the Calnet Special Meeting

General.   If, at the Calnet special meeting on                 , 2006, the number of shares of Calnet common stock, present in person or by proxy, is insufficient to constitute a quorum or, the number of shares of Calnet common stock voting in favor of approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement under applicable federal law, Calnet’s management intends to move to adjourn the Calnet special meeting in order to enable the Calnet board of directors to solicit additional proxies. In that event, Calnet will ask its stockholders to vote only upon the adjournment proposal and not on the proposal relating to the approval and adoption of the merger agreement.

In this proposal, Calnet is asking you to grant discretionary authority to the holder of any proxy solicited by the Calnet board of directors so that the holder can vote in favor of the proposal to adjourn the Calnet special meeting to solicit additional proxies. If the stockholders of Calnet approve the adjournment proposal, Calnet could adjourn the Calnet special meeting, and any adjourned session of the Calnet special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if Calnet had received proxies representing a sufficient number of votes against approval and adoption of the merger agreement to defeat the merger agreement proposal, Calnet could adjourn the

Calnet special meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval and adoption of the merger agreement.

If the Calnet special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the Calnet special meeting of the place, date and time to which the meeting is adjourned.

Vote Required.   Pursuant to Calnet’s bylaws, the adjournment proposal requires a majority of the votes cast at the Calnet special meeting. Abstentions and the failure to vote, either by proxy or in person, will have no effect on the outcome of the adjournment proposal.

Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. However, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal.

No proxy that is specifically marked “AGAINST” approval and adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn the Calnet special meeting.

Recommendation of the Calnet Board of Directors.   The board of directors believes that if the number of shares of Calnet common stock present in person or by proxy at the Calnet special meeting and voting in favor of approval and adoption of the merger agreement is insufficient to approve and adopt the merger agreement, it is in the best interests of the stockholders of Calnet to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of approval and adoption of the merger agreement. Therefore, the Calnet board of directors recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the Calnet special meeting for the purpose of soliciting additional proxies.

LEGAL OPINION

The validity of the shares of Commercial Capital common stock to be issued in the merger will be passed upon for Commercial Capital by Patton Boggs LLP, Washington, D.C. Patton Boggs LLP, Washington, DC will also deliver an opinion to Commercial Capital and Calnet as to certain federal income tax consequences of the merger.

EXPERTS

The consolidated financial statements of Commercial Capital and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 of Commercial Capital have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports thereon appearing in Commercial Capital’s annual report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Commercial Capital has filed a registration statement on Form S-4 with the Securities and Exchange Commission, or the Commission, under the Securities Act that registers the distribution to Calnet stockholders of the shares of Commercial Capital common stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Commercial Capital and

Commercial Capital’s capital stock. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this document.

Commercial Capital files annual, quarterly and current reports, proxy statements and other information with the Commission, under the Exchange Act. You may read and copy any reports, proxy statements or other information filed by Commercial Capital at the Commission’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission’s public reference rooms. Commercial Capital’s Commission filings are also available to the public from document retrieval services and at the Commission’s Internet website (http://www.sec.gov).

You should also be able to inspect reports, proxy statements and other information about Commercial Capital at the offices of the Nasdaq National Market, 33 Whitehall Street, New York, New York, 10004.

The Commission allows Commercial Capital to “incorporate by reference” into this document, which means that Commercial Capital can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information that is included directly in this proxy statement/prospectus or contained in later filed documents incorporated by reference in this document.

Commercial Capital incorporates by reference the documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the Calnet special meeting of stockholders. These documents contain important information about Commercial Capital and its financial condition that is not included or delivered with this document.

Commercial Capital SEC Filings (File No. 000-50126)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2004
Quarterly Reports on Form 10-Q	Three months ended March 31, 2005, June 30, 2005 and September 30, 2005
Current Reports on Form 8-K

January 3, 2005, January 24, 2005, January 25, 2005, February 2, 2005, February 7, 2005, February 14, 2005, February 16, 2005, February 22, 2005, March 2, 2005, March 11, 2005, March 25, 2005, March 30, 2005, April 1, 2005, April 25, 2005, May 25, 2005, June 30, 2005, July 6, 2005, July 20, 2005, July 26, 2005, September 29, 2005, October 3, 2005, October 11, 2005, October 12, 2005, October 21, 2005, October 28, 2005 and November 23, 2005 (in each case other than those portions furnished under Item 2.02 or Item 7.01 of Form 8-K).

Calnet is subject to the informational reporting requirements of the rules and regulations of the OCC. Pursuant to these reporting requirements, Calnet files periodic reports with the OCC. The OCC maintains a public reference room at Independence Square, 250 E Street, SW, Washington, D.C. 20219, and copies may be obtained from the OCC at prescribed rates or by calling the OCC at (202) 874-5043. You also may obtain more information about Calnet from its website at www.calnetbank.com.

Commercial Capital has supplied all of the information contained or incorporated by reference herein relating to Commercial Capital, and Calnet has supplied all of the information contained herein relating to Calnet.

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Commercial Capital at the following address:

Commercial Capital Bancorp, Inc.
8105 Irvine Center Drive
Irvine, California 92618
Attention: Corporate Secretary
(949) 585-7500

To obtain timely delivery, you should request desired information no later than five business days prior to the date of the Calnet special meeting which is scheduled to be held on                       , 2006.

You should rely only on the information contained or incorporated by reference in this document. Commercial Capital and Calnet have not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Commercial Capital nor Calnet is making an offer to sell or soliciting an offer to buy any securities other than Commercial Capital common stock to be issued by Commercial Capital in the merger, and neither Commercial Capital nor Calnet is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

STOCKHOLDER PROPOSALS

Calnet will hold a 2006 annual meeting of stockholders only if the merger is not completed. All stockholder proposals intended to be presented for consideration at the 2006 annual meeting of stockholders must have been received by Calnet no later than                   , 2005.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 20, 2005

AMONG

COMMERCIAL CAPITAL BANCORP, INC.,

COMMERCIAL CAPITAL BANK, FSB

AND

CALNET BUSINESS BANK, NATIONAL ASSOCIATION

A-i

ANNEX A	Form of Calnet Shareholder Agreement
ANNEX B	Form of Affiliate Letter
ANNEX C	Form of Licensing Agreement between Calnet, CCBI and the Bank

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of October 20, 2005 (this “Agreement”), among Commercial Capital Bancorp, Inc. (“CCBI”), Commercial Capital Bank, FSB (the “Bank”) and Calnet Business Bank, National Association (“Calnet”).

RECITALS

A.         Calnet.   Calnet is a national banking association, having its principal place of business in Sacramento, California.

B.         CCBI.   CCBI is a Nevada corporation, having its principal place of business in Irvine, California.

C.         Bank.   The Bank is a federal savings bank and a wholly owned subsidiary of CCBI.

D.         Intention of the Parties.   It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

E.         Board Action.   The respective Boards of Directors of CCBI, the Bank and Calnet have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

F.          Calnet Shareholder Agreements.   As a material inducement to CCBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Calnet Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the “Calnet Shareholder Agreements”) pursuant to which they have agreed, among other things, to vote their shares of Calnet Common Stock (as defined herein) in favor of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01     Certain Definitions.   The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.08.

“Affiliate Letter” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Combination” has the meaning set forth in Section 2.02(a).

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Calnet” has the meaning set forth in the preamble to this Agreement.

“Calnet Affiliates” has the meaning set forth in Section 6.07.

“Calnet Articles” means the Articles of Organization of Calnet.

“Calnet Board” means the Board of Directors of Calnet.

“Calnet Bylaws” means the Bylaws of Calnet.

“Calnet Common Stock” means the common stock, $5.00 par value per share, of Calnet.

“Calnet Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“Calnet Insiders” means those officers and directors of Calnet who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Calnet Loan Property” has the meaning set forth in Section 5.03(o).

“Calnet Meeting” has the meaning set forth in Section 6.02.

“Calnet Options” means the options to acquire Calnet Common Stock issued under the Calnet Stock Option Plan.

“Calnet Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Calnet Shareholders” means each director and executive officer of Calnet.

“Calnet Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Calnet Stock Option Plan” means the Calnet Business Bank, National Association 2001 Stock Option Plan.

“Calnet Technology” has the meaning set forth in Exhibit A to the Licensing Agreement.

“Calnet Termination Fee” has the meaning set forth in Section 8.02(c).

“CCBI” has the meaning set forth in the preamble to this Agreement.

“CCBI Articles” means the Articles of Incorporation of CCBI, as amended.

“CCBI Benefit Plans” has the meaning set forth in Section 6.12(a).

“CCBI Board” means the Board of Directors of CCBI.

“CCBI Bylaws” means the Amended Bylaws of CCBI, as amended.

“CCBI Common Stock” means the common stock, $0.001 par value per share, of CCBI.

“CCBI Preferred Stock” means the preferred stock, $0.001 par value per share, of CCBI.

“CCBI Ratio” has the meaning set forth in Section 8.01(j).

“CCBI Regulatory Authorities” has the meaning set forth in Section 5.04(i)(i).

“CCBI Closing Average” means the average of the last sales price per share for CCBI Common Stock on the Nasdaq (as reported in the Wall Street Journal, or if not reported therein, another authorized source) for the twenty consecutive Nasdaq trading day period ending on the Determination Date, rounded to the nearest whole cent, subject to adjustment pursuant to Section 3.06.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of Calnet Common Stock.

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(d).

“Derivatives Contract” has the meaning set forth in Section 5.03(q).

“Determination Date” means the date on which the last required CCBI Regulatory Authority approval is obtained with respect to the Transaction, without regard to a requisite waiting period.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OTS or the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; provided, however, that for purposes of Section 4.02(b), the term “Equity Security” shall not include shares of CCBI Common Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02.

“Exchange Ratio” has the meaning set forth in Section 3.01(a), subject to adjustment pursuant to Sections 3.07 and 8.01(j), and shall be rounded to the nearest one-ten-thousandth.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Formal Agreement” means the Agreement by and between Calnet and the OCC, dated as of July 21, 2005.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.11(a).

“Index Ratio” has the meaning set forth in Section 8.01(j).

“Insurance Amount” has the meaning set forth in Section 6.11(c).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Licensing Agreement” has the meaning set forth in Section 6.16.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(r).

“Material Adverse Effect” means, with respect to CCBI or Calnet, any effect that (i) is material and adverse to the financial position, results of operations or business of CCBI and its Subsidiaries taken as a whole or Calnet, taken as a whole, as the case may be, or (ii) would materially impair the ability of CCBI and the Bank on the one hand or Calnet on the other hand to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, federal savings institutions and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses or costs incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (e) with respect to Calnet, the effects of any action or omission taken with the prior consent of CCBI or as otherwise contemplated by the Agreement.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the number of whole shares of CCBI Common Stock, plus cash in lieu of any fractional share interest, into which shares of Calnet Common Stock shall be converted pursuant to the provisions of Article III.

“NBA Regulations” means regulations issued by the OCC pursuant to the National Bank Act of 1933, as amended.

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities exchange on which the CCBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“OREO” means other real estate owned.

“OTS” means the Office of Thrift Supervision.

“Peer Group” means the 15 publicly traded companies listed below next to its Weighting Factor:

Name	Ticker	Weighting Factor
Dime Community Bancshares, Inc.	DCOM	5.556%
Flushing Financial Corporation	FFIC	5.556%
Independence Community Bank Corp.	ICBC	8.333%
New York Community Bancorp, Inc.	NYB	8.333%
East West Bancorp, Inc.	EWBC	8.333%
Placer Sierra Bancshares, Inc.	PLSB	5.556%
FirstFed Financial Corp.	FED	5.556%
UCBH Holdings, Inc.	UCBH	8.333%
PFF Bancorp, Inc.	PFB	5.556%
City National Corporation	CYN	8.333%
First Community Bancorp	FCBP	5.556%
ITLA Capital Corporation	ITLA	5.556%
Provident Financial Holdings, Inc.	PROV	5.556%
Washington Federal, Inc.	WFSL	8.333%
Sterling Financial Corporation	STSA	5.556%

“Peer Group Index on the Determination Date,” means the index of the Peer Group, calculated as follows: the sum of the products derived by multiplying the corresponding Weighting Factor by the quotient calculated by dividing each of the Peer Group member’s average closing common stock price for the 20 trading days prior to the Determination Date over the Peer Group member’s closing common stock price on the date of this Agreement. If any member of the Peer Group should stop trading on Nasdaq or the New York Stock Exchange or become the subject of an offer for more than 25% of its shares of common stock, such Peer Group member shall be removed from the Peer Group with its Weighting Factor distributed pro rata based upon the weighting distribution of the remaining Peer Group members. The calculation of the Peer Group Index on the Determination Date shall be adjusted for any stock split and stock dividend, combination, reclassification, exchange of shares, recapitalization or similar transaction made with respect to the common stock of any such Peer Group member.

“Peer Group Starting Index” means 1.00.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Section 16 Information” means information accurate in all respects regarding the Calnet Insiders, the number of shares of Calnet Common Stock held by each such Calnet Insider and the number and description of the Calnet Options held by each such Calnet Insider.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Sections 5.03(g)(i) and 5.04(g)(i) in the case of Calnet and CCBI, respectively.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

“Starting Price” means $16.31, subject to adjustment pursuant to Section 3.07 and rounded to the nearest whole cent.

“Superior Proposal” has the meaning set forth in Section 6.08.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Transaction” means the Merger and any other transactions contemplated by this Agreement.

“Weighting Factor” means, for each member of the Peer Group, the corresponding percentage signified for said Peer Group member in the definition of Peer Group.

ARTICLE II

THE MERGER

2.01     The Merger.

(a)        The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, Calnet shall merge with and into the Bank in accordance with the laws of the United States (the “Merger”), the separate corporate existence of Calnet shall cease and the Bank shall survive and continue to exist as a federal savings bank under the laws of the United States (the Bank, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”).

(b)        Name; Offices.   The name of the Surviving Bank shall be “Commercial Capital Bank, FSB.”  The main office of the Surviving Bank shall be the main office of the Bank immediately prior to the Effective Time. All branch offices of Calnet and the Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Calnet or the Bank and the OTS after the date hereof.

(c)        Charter and Bylaws.   The charter and bylaws of the Surviving Bank immediately after the Merger shall be the charter and the bylaws of the Bank as in effect immediately prior to the Merger.

(d)        Directors and Executive Officers of the Surviving Bank.   The directors of the Surviving Bank immediately after the Merger shall be the directors of the Bank immediately prior to the Merger. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of the Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e)        Authorized Capital Stock.   The authorized capital stock of the Bank upon consummation of the Merger shall be as set forth in the Bank’s charter immediately prior to the Merger.

(f)         Effect of the Merger.   Upon consummation of the Merger, and in addition to the effects set forth at 12 CFR §552.13 and other applicable law:

(i)         all rights, franchises and interests of Calnet in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action shall be transferred to and vested in the Bank by virtue of the Merger without any deed or other transfer, and the Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Calnet immediately prior to the Effective Time; and

(ii)       the Bank shall be liable for all liabilities of Calnet, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Calnet shall be preserved unimpaired; after the Effective Time, the Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

(g)        Additional Actions.   If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of Calnet acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Calnet, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

2.02     Effective Date and Effective Time; Closing.

(a)        Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of combination relating to the Merger (the “Articles of Combination”) to be filed with the OTS on (i) a date selected by CCBI and the Bank after such satisfaction or waiver which is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filing or on such date as may be specified therein. The date of such filing or such later effective date is herein called the “Effective Date.”  The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b)        A closing (the “Closing”) shall take place immediately prior to the Effective Time at 8:00 a.m., Pacific Time, at the principal offices of CCBI in Irvine, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to CCBI and Calnet the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01     Conversion of Shares.   Subject to Sections 3.05 and 3.07, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)        Outstanding Calnet Common Stock.   Each share of Calnet Common Stock, issued and outstanding immediately prior to the Effective Time, shall become and be converted into 1.0730 shares (the “Exchange Ratio”) of CCBI Common Stock (the “Merger Consideration”).

(b)        Outstanding CCBI Common Stock.   Each share of CCBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

(c)        Outstanding Bank Common Stock.   Each share of Bank common stock that is issued and outstanding prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger.

3.02     Deposit of CCBI Common Stock.   At or prior to the Effective Time, CCBI shall deposit, or shall cause to be deposited, with an agent, duly appointed by CCBI and reasonably acceptable to Calnet (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article III, certificates representing the shares of CCBI Common Stock and cash in lieu of any fractional shares to be issued pursuant to Sections 3.01(a) and 3.05 in the Merger in exchange for outstanding shares of Calnet Common Stock.

3.03     Exchange Procedures.

(a)        At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of CCBI Common Stock into which the shares of Calnet Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Section 3.01(a) hereof and cash in lieu of fractional shares as provided in Section 3.05 hereof. Immediately after the Effective Time, but in no event later than two Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for CCBI Common Stock as provided in Section 3.01(a) hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing shares of CCBI Common Stock or cash in lieu of any fractional share interest. Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Calnet Affiliate shall not be exchanged for certificates representing shares of CCBI Common Stock in accordance with the terms of this Agreement until CCBI has received an Affiliate Letter from such person as specified in Section 6.07.

(b)        No holder of a Certificate shall be entitled to receive any dividends in respect of the CCBI Common Stock into which such shares shall have been converted by virtue of the Merger until the Certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of CCBI Common Stock. In the event that dividends are declared and paid by CCBI in respect of CCBI Common Stock after the Effective Time but prior to any holder’s surrender of Certificates, dividends payable to such holder in respect of shares of CCBI Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the Certificates. CCBI shall be entitled, after the Effective Time, to treat Certificates as evidencing ownership of the number of whole shares of CCBI Common Stock into which the shares of Calnet Common Stock represented by such Certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such Certificates.

(c)        The Exchange Agent and CCBI, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of CCBI Common Stock to which a holder of Calnet Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Calnet Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by CCBI. If any certificates evidencing shares of CCBI Common Stock are to be issued in a name other than that in which the Certificate evidencing Calnet Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of CCBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.04     Rights as Shareholders; Stock Transfers.   At the Effective Time, holders of Calnet Common Stock shall cease to be, and shall have no rights as, stockholders of Calnet other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Calnet or the Surviving Bank of shares of Calnet Common Stock.

3.05     No Fractional Shares.   Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of CCBI Common Stock shall be issued in the Merger. Each holder of Calnet Common Stock who otherwise would have been entitled to a fraction of a share of CCBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $16.31, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.06     Dissenting Shares.   Each outstanding share of Calnet Common Stock the holder of which has perfected his right to dissent under the NBA Regulations and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of CCBI Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NBA Regulations. Calnet shall give CCBI prompt notice upon receipt by Calnet of any such notifications of intention to dissent and of withdrawals of such notifications. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time, the Dissenting Shares held by such holder shall be converted into a right to receive CCBI Common Stock in accordance with the applicable provisions of this Agreement. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive CCBI Common Stock in accordance with the applicable provisions of this Agreement as CCBI or the Exchange Agent shall determine.

3.07     Anti-Dilution Provisions.   If, between the date hereof and the Effective Time, the shares of CCBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to CCBI Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within said period, the Exchange Ratio, the Starting Price and the CCBI Closing Average shall be adjusted accordingly.

3.08     Withholding Rights.   CCBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Calnet Common Stock such amounts as CCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Calnet Common Stock in respect of which such deduction and withholding was made by CCBI.

3.09     Calnet Options.

(a)        At the Effective Time, each vested Calnet Option which is then outstanding shall cease to represent a right to acquire shares of Calnet Common Stock and shall be converted automatically into an option to purchase shares of CCBI Common Stock, and CCBI shall assume each such Calnet Option, in accordance with the terms of the Calnet Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) CCBI and the Compensation Committee of the CCBI Board shall be substituted for Calnet and the committee of the Calnet Board (including, if applicable, the entire Calnet Board) administering such Calnet Stock Option Plan, (ii) each Calnet Option assumed by CCBI may be exercised solely for shares of CCBI Common Stock, (iii) the number of shares of CCBI Common Stock subject to such Calnet Option shall be equal to the number of shares of Calnet Common Stock subject to such Calnet Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of CCBI Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Calnet Option shall be adjusted by dividing the per share exercise price under each such Calnet Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Calnet Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code.

(b)        Within twenty Business Days after the Effective Time, CCBI shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of CCBI Common Stock subject to the Calnet Options referred to in Section 3.08(a), and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such Calnet Options may be sold without a further holding period under Rule 144 under the Securities Act.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01     Forbearances of Calnet.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of CCBI, not to be unreasonably withheld, Calnet will not:

(a)        Ordinary Course.   Other than as required under the terms of the Formal Agreement, conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and CCBI the goodwill of the customers of Calnet and others with whom business relations exist.

(b)        Capital Stock.   Other than pursuant to Rights set forth on Schedule 4.01(b) of Calnet’s Disclosure Schedule and outstanding on the date hereof or as set forth in Section 4.02, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)        Dividends; Etc.   (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Calnet capital stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)        Compensation; Employment Agreements; Etc.   Except as set forth on Schedule 4.01(d) of Calnet’s Disclosure Schedule, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Calnet or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3%, (ii) for other changes that are required by applicable law, or (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Calnet’s Disclosure Schedule.

(e)        Hiring.   Hire any person as an employee of Calnet or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Calnet’s Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Calnet, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis equal to or greater than $60,000.

(f)         Benefit Plans.   Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of Calnet’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Calnet or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(g)        Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Calnet.

(h)        Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)         Capital Expenditures.   Make any capital expenditures other than those identified on Schedule 4.01(i) of Calnet’s Disclosure Schedule and other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $25,000 in the aggregate.

(j)         Governing Documents.   Amend the Calnet Articles or the Calnet Bylaws.

(k)        Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)         Contracts.   Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)      Claims.   Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Calnet is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Calnet of an amount which exceeds $25,000 and/or would impose any material restriction on the business of Calnet or create precedent for claims that are reasonably likely to be material to Calnet.

(n)        Banking Operations.   Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)        Derivatives Contracts.   Enter into any Derivatives Contract.

(p)        Indebtedness.   Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within 90 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)        Investment Securities.   Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less.

(r)        Loans.   Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than in the ordinary course of business consistent with past practice, provided that Calnet shall not make, renew or otherwise modify any Loan with a principal balance in excess of $500,000 without CCBI’s written consent, which consent shall be deemed to have been received to the extent Calnet has provided written notice hereunder, which CCBI has not objected to within one Business Day of receipt of such written notice.

(s)        Investments in Real Estate.   Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)         Adverse Actions.   (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(u)        Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02     Certain Actions Pursuant to Formal Agreement.

(a)        To the extent that, pursuant to the Formal Agreement, the Calnet Board determines that it is required to raise additional capital through the sale of Equity Securities prior to the Closing, it shall notify CCBI in writing within one Business Day of such determination. CCBI shall have the unilateral right to terminate this Agreement without any liability or cost under this Agreement or under the Licensing Agreement at any time after receipt of such notification, and Calnet shall reimburse CCBI within two Business Days of its receipt of an invoice from CCBI for its expenses incurred in the Transaction.

(b)        To the extent that the Calnet Board makes the determination described in Section 4.02(a) and CCBI does not terminate this Agreement, notwithstanding Section 4.01(b)(i) hereof, Calnet may raise additional capital through the sale of Equity Securities, provided that: (i) no sale of Equity Securities by Calnet may represent 10% or more of the voting power of Calnet; (ii) Calnet shall first offer such Equity Securities to CCBI, which shall have five Business Days in which to agree to acquire such Equity Securities on the same terms that Calnet proposes to issue such Equity Securities to one or more third parties; and (iii) to the extent that the sale of such Equity Securities to one or more third parties is consummated, the transaction documents shall provide to the satisfaction of CCBI and its legal counsel that, on the Closing Date, such Equity Securities shall be acquired by CCBI for not more than the consideration received by Calnet in the original sale of such Equity Securities and that the holder or holders of such Equity Securities shall agree that, to the extent that such Equity Securities contain voting rights and are eligible to participate in the vote to be taken at the Calnet Meeting, such holder or holders shall agree to vote their Equity Securities in favor of this Agreement and any other matters required to be approved by Calnet’s stockholders for approval of the Transaction. CCBI shall have the unilateral right to terminate this Agreement without any liability or cost under this Agreement or under the Licensing Agreement at any time that CCBI determines within its sole discretion that the terms of this Section 4.02(b) cannot or will not be complied with. Under such circumstances, Calnet shall reimburse CCBI within two Business Days of its receipt of an invoice from CCBI for its expenses incurred in the Transaction.

4.03     Forbearances of CCBI.   From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Calnet, not to be unreasonably withheld, CCBI will not, and will cause each of its Subsidiaries not to:

(a)        Adverse Actions.   (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(b)        Commitments.   Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01     Disclosure Schedules.   On or prior to the date hereof, CCBI has delivered to Calnet a schedule and Calnet has delivered to CCBI a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty or as an exception to a covenant in Article IV if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02     Standard.   No representation or warranty of Calnet on the one hand or CCBI and the Bank on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03     Representations and Warranties of Calnet.   Subject to Sections 5.01 and 5.02, Calnet hereby represents and warrants to CCBI and the Bank:

(a)        Organization, Standing and Authority.   Calnet is duly organized, validly existing and in good standing as a national banking association under the laws of the United States. Calnet is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Calnet has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Calnet are insured by the Bank Insurance Fund of the FDIC, in the manner provided by applicable law, and Calnet has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(b)        Calnet Capital Stock.   The authorized capital stock of Calnet consists solely of 20,000,000 shares of Calnet Common Stock, of which 2,164,205 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of Calnet Common Stock were held in treasury by Calnet or otherwise directly or indirectly owned by Calnet. The outstanding shares of Calnet Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Calnet Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Calnet’s Disclosure Schedule sets forth for each Calnet Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Calnet Common Stock subject to each Calnet Option, the number of shares of Calnet Common Stock subject to Calnet Options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Calnet Common Stock reserved for issuance, Calnet does not have any Rights issued or outstanding with respect to Calnet Common Stock and Calnet does not have any commitment to authorize, issue or sell any Calnet Common Stock or Rights.

(c)        Subsidiaries and Ownership of Other Interests.

(i)         Calnet has no Subsidiaries.

(ii)       Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and stock in the Federal Home Loan Bank of San Francisco, Calnet does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d)        Corporate Power.   Calnet has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Calnet has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Calnet’s stockholders of this Agreement.

(e)        Corporate Authority.   Subject to the approval of this Agreement by the holders of the outstanding Calnet Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Calnet and the Calnet Board on or prior to the date hereof. Calnet has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by CCBI and the Bank, this Agreement is a valid and legally binding obligation of Calnet, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)         Regulatory Approvals; No Defaults.

(i)         No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Calnet in connection with the execution, delivery or performance by Calnet of this Agreement or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of CCBI Common Stock in the Merger, (C) the filing of the required notice with the OCC with respect to the Merger, (D) the filing of Articles of Combination with the OTS and (E) the approval of this Agreement by the holders of the outstanding shares of Calnet Common Stock. As of the date hereof, other than as Previously Disclosed, Calnet is not aware of any reason why the approvals set forth above and referred to in Section 7.01(a) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(a).

(ii)       Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Calnet and the consummation of the Transaction do not and will not (A) except as Previously Disclosed, constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Calnet or to which Calnet or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Calnet Articles or the Calnet Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)        Financial Reports; Undisclosed Liabilities.

(i)         Calnet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to February 4, 2004 with the OCC (collectively, Calnet’s “Securities Documents”), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the OCC as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in any of Calnet’s financial statements for the fiscal years ended December 31, 2004, 2003 and 2002 (the “Calnet Financial Statements”) or Calnet’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Calnet as of its date, and each of the statements of operations, statements of changes in shareholders’ equity and statements of cash flows or equivalent statements in any of the Calnet Financial Statements or such Securities Documents (including, in each case, any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Calnet for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)       Except as Previously Disclosed, since June 30, 2005, Calnet has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to the Formal Agreement, this Agreement and the Transaction).

(iii)      (A) Since June 30, 2005, (A) Calnet has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to the Formal Agreement, this Agreement and the Transaction), (B) except as Previously Disclosed, Calnet has not taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any of the actions set forth in Section 4.01 hereof between June 30, 2005 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Calnet.

(iv)       No agreement pursuant to which any loans or other assets have been or shall be sold by Calnet entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Calnet, to cause Calnet to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Calnet. Except as disclosed in the Calnet Financial Statements or Calnet’s Securities Documents prepared or filed prior to the date hereof or as Previously Disclosed, no cash, stock or other dividend or any other distribution with respect to the capital stock of Calnet has been declared, set aside or paid. Except as disclosed in Calnet’s Financial Statements or Securities Documents prepared or filed prior to the date hereof or as Previously Disclosed, no shares of capital stock of Calnet have been purchased, redeemed or otherwise acquired, directly or indirectly, by Calnet and no agreements have been made to do the foregoing.

(v)        Calnet maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Calnet is made known on a timely basis to the individuals responsible for the preparation of Calnet’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of Calnet have signed, and Calnet has furnished to the OCC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Calnet nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h)        Litigation.   No litigation, claim or other proceeding before any court or governmental agency is pending against Calnet and, to Calnet’s knowledge, no such litigation, claim or other proceeding has been threatened and, other than as Previously Disclosed, there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Calnet is not a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to Calnet.

(i)         Regulatory Matters.

(i)         Except as Previously Disclosed, neither Calnet nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Calnet Regulatory Authorities”). Calnet has paid all assessments made or imposed by any Calnet Regulatory Authority.

(ii)       Except as Previously Disclosed, Calnet has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Calnet Regulatory Authority that such Calnet Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)         Compliance With Laws. Calnet:

(i)         is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)       has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Calnet’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)      except as Previously Disclosed, has not received, since its organization, any notification or communication from any Governmental Authority (A) asserting that Calnet or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Calnet’s knowledge, do any grounds for any of the foregoing exist).

(k)        Material Contracts; Defaults.

(i)         Except for documents listed as exhibits to Calnet’s Securities Documents or as Previously Disclosed, Calnet is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any of its directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Calnet to indemnification from Calnet, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $25,000 per annum or (v) which materially restricts the conduct of any business by Calnet (collectively, “Material Contracts”). Calnet has Previously Disclosed and made available to CCBI true and correct copies of each such Material Contract.

(ii)       Calnet is not in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by Calnet is currently outstanding.

(l)         No Brokers.   No action has been taken by Calnet that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m)      Employee Benefit Plans.

(i)         All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Calnet (the “Employees”) and current or former directors of Calnet including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been Previously Disclosed to CCBI. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; and (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA, have been provided or made available to CCBI.

(ii)       Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and Calnet is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Calnet has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Calnet’s knowledge, threatened litigation relating to the Benefit Plans. Calnet has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Calnet to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

(iii)      No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Calnet with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity which is considered one employer with Calnet under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Calnet has not incurred, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

(iv)       All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the Calnet Financial Statements or Calnet’s Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Except as Previously Disclosed, Calnet has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)        Except as Previously Disclosed, Calnet has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Calnet may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject Calnet to a material tax under Section 4980B of the Code.

(vi)       None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will except as Previously Disclosed, (A) entitle any employees of Calnet to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(vii)     All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(n)        Labor Matters.   Calnet is not a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Calnet the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Calnet to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Calnet’s knowledge, threatened, nor is Calnet aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)        Environmental Matters.

(i)         Calnet is in compliance with applicable Environmental Laws; (ii) except as Previously Disclosed, to Calnet’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Calnet, or any property in which

Calnet has held a security interest, Lien or a fiduciary or management role (“Calnet Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) Calnet could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Calnet Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance; (iv) Calnet has no liability for any Hazardous Substance disposal or contamination on any third party property; (v) Calnet has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) Calnet is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) except as Previously Disclosed, to Calnet’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Calnet, any currently or formerly owned or operated property, or any Calnet Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Calnet, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Calnet Loan Property; and (viii) Calnet has Previously Disclosed and made available to CCBI copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Calnet, and any currently owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p)        Tax Matters.

(i)         (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to Calnet have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) for which the statute of limitations for assessment has not expired have not been examined by the IRS or the appropriate Tax authority, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) Calnet has not extended any statutes of limitation with respect to the assessment of any Taxes of Calnet, other than extensions that have expired.

(ii)       Calnet has made available to CCBI (A) true and correct copies of the United States federal, state, local and foreign income Tax Returns filed by Calnet for each of the three most recent fiscal years for which such returns have been filed(B) any audit report issued within the last three years relating to Taxes due from or with respect to Calnet. No claim has been made by a taxing authority in a jurisdiction where Calnet does not file Tax Returns that Calnet is or may be subject to taxation by that jurisdiction.

(iii)      Calnet has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Calnet’s Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in Calnet’s Securities Documents filed on or prior to the date hereof.

(iv)       Calnet is not and has not been part of any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Calnet or any predecessor of or any successor to Calnet (or to another such predecessor or successor).

(v)        Calnet is not a party to any Tax allocation or sharing agreement or otherwise has any liability for the Taxes of any Person.

(vi)       No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Calnet.

(vii)     Calnet does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) or Section 280G of the Code and the regulations issued thereunder. Calnet is not, and has never been, an “S corporation” within the meaning of Section 1361 of the Code.

(viii)    Calnet has not agreed to, or is required to, make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by Calnet or proposed by any taxing authority, and no application is pending with any taxing authority requesting permission for any changes in accounting methods that related to business or operations of Calnet.

(ix)       Calnet is not required to make any disclosure to any taxing authority with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations.

(x)        As of the date hereof, Calnet has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(xi)       Calnet has complied in all respects with all applicable laws, rules and regulations relating to the withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under applicable laws.

(xii)     There are no liens or other encumbrances on any of the assets of Calnet that arose in connection with any failure (or alleged failure) to pay Tax.

(xiii)    Calnet does not have any net operating losses or other tax attributes that are currently subject to limitation under Section 382, 383 or 384 of the Code.

(xiv)     Calnet has made estimated Tax payments of federal and state income and franchise Taxes on the applicable estimated Tax payment dates at level sufficient not to cause Calnet to be liable for any penalties attributable to underpayment of estimated Taxes, and Calnet will continue to make timely estimated Tax payments at levels sufficient to not cause Calnet or the Bank to be liable for any such penalties.

(xv)      Calnet has not made any redemptions or spinoffs or paid any unusual dividends or made extraordinary distributions within the preceding two years or in anticipation of the Merger.

(q)        Risk Management Instruments.   Calnet is not a party to, and has not agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on Calnet’s balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does Calnet own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r)        Loans; Nonperforming and Classified Assets.

(i)         Each Loan on the books and records of Calnet was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Calnet, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)       Calnet has Previously Disclosed as to Calnet as of the latest practicable date prior to the date of this Agreement: (A) any written or, to Calnet’s knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Calnet’s knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Calnet or an applicable regulatory authority (it being understood that no representation is being made that the OCC would agree with the loan classifications established by Calnet); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Calnet, or to the knowledge of Calnet, any Person controlling, controlled by or under common control with any of the foregoing.

(s)        Properties.   All real and personal property owned by Calnet or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Calnet has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Calnet as of June 30, 2005 included in Calnet’s Securities Documents or acquired after such date, other than properties sold by Calnet in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of Calnet as of June 30, 2005 included in

Calnet’s Securities Documents. Except as Previously Disclosed, all real and personal property which is material to Calnet’s business and leased or licensed by Calnet is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

(t)         Intellectual Property.

(i)         Calnet owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Calnet, and Calnet has not received any notice of conflict with respect thereto that asserts the right of others. Calnet has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. Disclosure Schedule 5.03(t) sets forth a list of all software programs, licenses or systems that are used in the operation of the business of Calnet, and provides information as to the party that owns or licenses such software or system and the terms thereof, whether such party is Calnet or a Calnet Affiliate.

(ii)       Calnet’s use of the Calnet Technology has not and will not infringe the patent or other rights of any third parties and neither Calnet nor any of its directors, officers or employees has any knowledge of any claims or threatened claims by any third party to a right to the Calnet Technology by a third party.

(iii)      Except as Previously Disclosed, no current Calnet employee has been employed by any other company under an employment agreement or other agreement which described ownership rights to technology work product or imposed forward looking limitations or restriction on the technology work product of such employee.

(u)        Fiduciary Accounts.   Calnet has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Calnet, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)        Books and Records.   The books and records of Calnet have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Calnet.

(w)       Insurance.   Calnet has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Calnet (“Insurance Policies”). Calnet is insured with reputable insurers against such risks and in such amounts as the management of Calnet reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Calnet is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(x)        Allowance For Loan Losses.   Calnet’s allowance for loan losses is in compliance with Calnet’s methodology at the time of the representation for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

(y)        Required Vote

(i)         The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Calnet Common Stock is necessary to approve this Agreement and the Merger on behalf of Calnet. No other vote of the stockholders of Calnet is required by law, the Calnet Articles, the Calnet Bylaws or otherwise to approve this Agreement and the Merger.

(ii)       Based on the representation and warranty of CCBI contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other forms of antitakeover statute or regulation is applicable to this Agreement or the Transaction.

(z)        Fairness Opinion.   The Calnet Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the Exchange Ratio is fair to the holders of Calnet Common Stock from a financial point of view.

(aa)      Transactions in Securities.

(i)         All offers and sales of Calnet Common Stock by Calnet were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii)       Neither Calnet nor, to Calnet’s knowledge, (a) any director or executive officer of Calnet, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Calnet Common Stock or other securities issued by Calnet (i) during any period when Calnet or such person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(bb)     Registration Obligation.   Except as Previously Disclosed, Calnet is under no obligation, contingent or otherwise, to register any of its securities under the Securities Act.

(cc)      No Agreements on Directorships.   Neither Calnet nor any Calnet Affiliate has entered into any agreement which obligates Calnet to elect any individual to serve on the Calnet Board and as of the date hereof, there are no obligations or commitments on the part of Calnet or any Calnet Affiliate to elect any individual to serve on the Calnet Board.

(dd)     Disclosure.   The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04     Representations and Warranties of CCBI and the Bank.   Subject to Sections 5.01 and 5.02, CCBI and the Bank hereby represent and warrant to Calnet as follows:

(a)        Organization, Standing and Authority.   CCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. CCBI is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. CCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)        CCBI Stock.

(i)         As of the date hereof, the authorized capital stock of CCBI consists solely of 200,000,000 shares of CCBI Common Stock, of which 55,388,061 shares were outstanding as of June 30, 2005, and 100,000,000 shares of CCBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of CCBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of CCBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of CCBI, except for shares of CCBI Common Stock issuable pursuant to the CCBI Benefits Plans and by virtue of this Agreement.

(ii)       The shares of CCBI Common Stock to be issued in exchange for shares of Calnet Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)        Subsidiaries.

(i)         Each of CCBI’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Bank is duly licensed by the OTS and its deposits are insured by the Savings Association Insurance Fund of the FDIC in the manner and to the maximum extent provided by law.

(ii)       As of the date hereof, (A) except as set forth in Schedule 5.04(c) of CCBI’s Disclosure Schedule, CCBI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of CCBI’s Subsidiaries are or may become required to be issued (other than to CCBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which CCBI’s Subsidiaries are or may be bound to sell or otherwise transfer any of its equity securities (other than to CCBI or any of its wholly owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to CCBI’s right to vote or to dispose of such securities.

(d)        Corporate Power.   Each of CCBI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. CCBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)        Corporate Authority.   This Agreement and the Transaction have been authorized by all necessary corporate action of CCBI and the CCBI Board. This Agreement has been duly executed and delivered by CCBI and, assuming due authorization, execution and delivery by Calnet, this Agreement is a valid and legally binding agreement of CCBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)         Regulatory Approvals; No Defaults.

(i)         No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CCBI or any of its Subsidiaries in connection with the execution, delivery or performance by CCBI and the Bank of this Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the OTS, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of CCBI Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the CCBI Common Stock to be issued in the Merger and, (D) the filing of Articles of Combination with the OTS. As of the date hereof, CCBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(a) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(a).

(ii)       Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by CCBI and the Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CCBI or of any of its Significant Subsidiaries or to which CCBI or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of CCBI or any of its Significant Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)        Financial Reports and Securities Documents; Material Adverse Effect.

(i)         CCBI’s Annual Report on Form 10-K for the year ended December 31, 2004 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, CCBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of CCBI and its Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of CCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)       Since June 30, 2005, except as Previously Disclosed, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CCBI.

(iii)      CCBI maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning CCBI and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of CCBI’s Securities Documents and other public disclosure documents. The Chief Executive Officer and the Chief Financial Officer of CCBI have signed, and CCBI has furnished to the SEC, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. § 1350; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither CCBI nor any of its officers has received notice from any Governmental Authorities questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h)        Litigation.   Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against CCBI or its Subsidiaries and, to CCBI’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither CCBI nor any of its Subsidiaries is a party to any order, judgment or decree that has or could reasonably be expected to have a Material Adverse Effect with respect to CCBI.

(i)         Regulatory Matters.

(i)         Neither CCBI nor any of its Significant Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “CCBI Regulatory Authorities”). CCBI and its Subsidiaries have paid all assessments made or imposed by any CCBI Regulatory Authority.

(ii)       Neither CCBI nor any its Significant Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any CCBI Regulatory Authority that such CCBI Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)         Compliance With Laws.   Each of CCBI and its Significant Subsidiaries:

(i)         is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and OTS regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)       has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CCBI’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii)      has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that CCBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CCBI’s knowledge, do any grounds for any of the foregoing exist).

(k)        No Brokers.   No action has been taken by CCBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to Credit Suisse/First Boston.

(l)         Tax Matters.   As of the date hereof, CCBI does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(m)      Ownership of Calnet Common Stock.   None of CCBI or any of its Subsidiaries, or to CCBI’s knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Calnet Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(n)        Disclosure.   The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

6.01     Reasonable Best Efforts.   Subject to the terms and conditions of this Agreement, each of Calnet, CCBI and the Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02     Shareholder Approval.   Following the SEC declaring the Registration Statement effective, Calnet agrees to take, in accordance with applicable law and the Calnet Articles and the Calnet Bylaws, all action necessary to convene as soon as reasonably practicable an annual or special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Calnet’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “Calnet Meeting”). Except with the prior approval of CCBI, no other matters shall be submitted for the approval of the Calnet stockholders at the Calnet Meeting. The Calnet Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Calnet Board from withholding, withdrawing, amending or modifying its recommendation if the Calnet

Board determines, after consultation with its outside counsel, that the failure to take such action would breach or would reasonably be expected to result in a breach of their fiduciary duties to the Calnet stockholders under applicable law; provided further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

6.03     Registration Statement.

(a)        CCBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by CCBI with the SEC in connection with the issuance of CCBI Common Stock in the Merger (including the proxy statement of Calnet (the “Proxy Statement”) and prospectus of CCBI constituting a part thereof and all related documents). Calnet shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Calnet, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Calnet agrees to cooperate with CCBI and CCBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Calnet has cooperated as described above, CCBI agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Calnet and CCBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. CCBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Calnet shall promptly mail at its expense the Proxy Statement to its stockholders.

(b)        Each of Calnet and CCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Calnet agrees that none of the information supplied or to be supplied by it for inclusion in the Proxy Statement and any amendment or supplement thereto shall, at the date of mailing to Calnet’s stockholders and at the time of the Calnet Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Calnet and CCBI further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)        CCBI agrees to advise Calnet, promptly after CCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CCBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent CCBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04     Regulatory Filings.

(a)        Each of CCBI and Calnet shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by CCBI as soon as reasonably practicable, and in no case more than 25 Business Days after the execution hereof (provided, however, that the failure to make any such filings within such 25 Business Day time-frame shall not be deemed a violation or breach of this Section 6.04 or a failure of a condition to close). Each of CCBI and Calnet shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b)        Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

6.05     Press Releases.   Calnet and CCBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. Calnet and CCBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06     Access; Information.

(a)        Calnet agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford CCBI and CCBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Calnet and to such other information relating to Calnet as CCBI may reasonably request and, during such period, it shall furnish promptly to CCBI all information concerning the business, properties and personnel of Calnet as CCBI may reasonably request.

(b)        CCBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Calnet and Calnet’s authorized representatives such access to CCBI’s personnel and such documents (including without limitation, documents and pleadings related to Previously Disclosed litigation) as Calnet may reasonably request.

(c)        Calnet shall allow a representative of CCBI to attend as an observer the Calnet Board’s meetings other than any portion of such meeting devoted to the discussion of any actions contemplated under this Agreement or any matter in which attorney-client privilege is or can be asserted. Calnet shall give reasonable notice to CCBI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Calnet shall also provide to CCBI all written agendas and meeting or written consent materials provided to the Calnet Board in connection with Calnet Board meetings, except as they relate to any portion of such meetings devoted to the discussion of any actions contemplated under this Agreement or any matter in which attorney-client privilege is or can be asserted.. All information obtained by CCBI at these meetings shall be treated in confidence as provided in this Section 6.06

(d)        All information furnished to either party by the other party pursuant to this Section 6.06 shall be subject to, and such receiving party shall hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated as of September 6, 2005 between CCBI and Calnet (“Confidentiality Agreement”).

6.07     Affiliates.   Calnet shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of Calnet within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Calnet Affiliates”) and to cause each person so identified to deliver to CCBI as soon as practicable, and in any event prior to the date of Calnet Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of CCBI Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the “Affiliate Letter”).

6.08     Acquisition Proposals.

(a)        Calnet agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by it) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by such party thereunder. From the date of this Agreement through the Effective Time, Calnet shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) except in accordance with Section 8.01(h), approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the Calnet Meeting if Calnet’s Board of Directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Calnet Board’s fiduciary duties under applicable law, Calnet may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.08(a) that the Calnet Board believes in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to CCBI and identifying the person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.08(b), following delivery of such notice

(1) furnish information with respect to itself to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Calnet after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between Calnet and CCBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Calnet, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Calnet, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Calnet, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Calnet, other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Calnet Common Stock then outstanding or all or substantially all of Calnet’s assets, which after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) on terms which the Calnet Board determines in its good faith judgment to be more favorable from a financial point of view to its stockholders than the Merger, (ii) that constitutes a transaction that, in the Calnet Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Calnet Board, is reasonably likely to be obtained by such third party.

(b)        In addition to the obligations of Calnet set forth in Section 6.08(a), Calnet shall promptly (within 24 hours) advise CCBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep CCBI informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to CCBI all materials provided to or made available to any third party pursuant to this Section 6.08 which were not previously provided to CCBI.

(c)        Notwithstanding anything herein to the contrary, Calnet and the Calnet Board shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that compliance with such Rules will in no way limit or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.09     Certain Policies.   Prior to the Effective Date, Calnet shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of CCBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(a); and further provided that in any event, no accrual or reserve made by Calnet pursuant to this Section 6.09 shall constitute or be deemed to be a Material Adverse Effect or a breach,  violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such Material Adverse Effect or a breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Calnet or its management with any such adjustments.

6.10     Nasdaq Listing.   CCBI agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of CCBI Common Stock to be issued in connection with the Merger.

6.11     Indemnification.

(a)        From and after the Effective Time through the sixth anniversary of the Effective Time, CCBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of Calnet determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Calnet or is or was serving at the request of Calnet as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Calnet Articles and the Calnet Bylaws or any agreement, arrangement or understanding which has been Previously Disclosed by Calnet pursuant to this Section, in each case as in effect on the date hereof.

(b)        Any Indemnified Party wishing to claim indemnification under this Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)        Prior to the Effective Time, CCBI shall cause the persons serving as directors and officers of Calnet immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Calnet for a period of six years after the Effective Time (provided that CCBI may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Calnet’s existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall CCBI be required to expend for any one year an amount in excess of 125% of the annual premium currently paid by Calnet for such insurance (the “Insurance Amount”), and further provided that if CCBI is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, CCBI shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

6.12     Benefit Plans.

(a)        As soon as administratively practicable after the Effective Time, CCBI shall take all reasonable action so that employees of Calnet shall be entitled to participate in each employee benefit plan, program or arrangement of CCBI of general applicability (the “CCBI Benefit Plans”) to the same extent as similarly-situated employees of CCBI and its Subsidiaries (it being understood that inclusion of the employees of Calnet in the CCBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under corresponding Benefit Plans of Calnet until such employees are permitted to participate in the CCBI Benefit Plans and provided further, however, that nothing contained herein shall require CCBI or any of its Subsidiaries to make any grants to any former employee of Calnet under any discretionary equity compensation plan of CCBI. CCBI shall cause each CCBI Benefit Plan in which employees of Calnet are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the CCBI Benefit Plans, the service of such employees with Calnet to the same extent as such service was credited for such purpose by Calnet, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of CCBI to amend or terminate any of Calnet’s Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b)        At and following the Effective Time, CCBI shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Calnet existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of Calnet which are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Calnet (which have been quantified in reasonable detail) have been Previously Disclosed.

(c)        At such time as employees become eligible to participate in a medical, dental or health plan of CCBI or its Subsidiaries, CCBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of CCBI and (ii) waive any waiting period limitation which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time; provided, however, that neither CCBI nor its Subsidiaries shall be required to waive any of the limitations set forth in (i) or (ii) herein to the extent such actions are not covered by their existing insurance policies.

6.13     Notification of Certain Matters.   Each of Calnet and CCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14     Exemption From Liability Under Section 16(b).   Assuming that Calnet delivers to CCBI the Section 16 Information not less than five Business Days in advance of the Effective Time, the CCBI Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Calnet Insiders of CCBI Common Stock in exchange for shares of Calnet Common Stock, and of options to purchase CCBI Common Stock upon conversion of Calnet Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Calnet to CCBI prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt.

6.15     Execution of Licensing Agreement.   Effective as of the date of this Agreement, CCBI and Calnet shall have entered into a Licensing Agreement, the form of which is set forth as Annex C hereto.

6.16     Execution of Employment Agreements.   Effective as of the Effective Time, the Bank shall have entered into employment agreements with the Calnet officers set forth on Schedule 6.16 of CCBI’s Disclosure Schedule, the forms of which are attached to Schedule 6.16 of CCBI’s Disclosure Schedule and are acceptable to the named officers and to CCBI.

6.17     Agreement Not to Hire.   If the Transaction contemplated by this Agreement is not consummated, for a period of twelve (12) months following the date of termination of this Agreement, neither CCBI, the Bank nor Calnet will solicit for employment or hire (i) any executive officer employed by the other parties hereto or any member of their respective IT staffs or (ii) any other party’s employees of the other parties hereto with whom a party hereto has contact or who (or whose performance) becomes known in connection with the evaluation of the Transaction contemplated by this Agreement.

6.18     Maintenance of Existing Trademarks; Prosecution of Patent Application.   Calnet agrees that it shall take all necessary and appropriate action to timely maintain the renewal of all existing trademarks, and that it shall prosecute all patent applications that have been previously submitted to the U.S. Patent Office as of the date hereof, provided, however, that no further filings shall be made with the U.S. Patent Office without the prior review and approval of counsel to CCBI. Calnet agrees to provide counsel to CCBI with a reasonable period of time to review and comment on any such proposed filing, and counsel to CCBI shall review and comment on any such proposed filing in a reasonably expeditious manner.

6.19     Termination of Calnet’s 401(k) Plan.   Prior to the Closing Date, Calnet shall have taken all actions necessary, appropriate and required by law to cause the termination of Calnet’s 401(k) Plan. Such actions shall include, but are not limited to (i) ensuring that such termination complies with Section 411(d)(3) of the Code and (ii) preparation and, subject to prior review and non-objection by CCBI, submission of an application to the IRS for a determination upon plan termination (Form 5310).

6.20     Filing and Review of Calnet’s OCC Registration Statement.

(a)        Calnet agrees to prepare a registration statement to be filed by Calnet with the OCC no later than December 29, 2005 and to provide timely notice to its stockholders consistent with covenants made by it in connection with and pursuant to its 2004 private placement of Calnet Common Stock. CCBI shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and CCBI, and its legal, financial and accounting advisors, shall have the right to review in advance such registration statement prior to its filing. Calnet agrees to use its reasonable best efforts to cause such registration statement to be declared effective by the OCC as promptly as reasonably practicable after the filing thereof. Calnet also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by such registration statement.

(b)        Each of Calnet and CCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in such registration statement shall, at the time such registration statement and each amendment or supplement thereto, if any, becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Calnet and CCBI further agrees that if such party shall become aware of any information furnished by such party that would cause any of the statements in registration statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct such registration statement.

6.21     Minimum Calnet Stockholders’ Equity.   Calnet’s stockholders’ equity as of the month end prior to the Closing Date shall not be less than $21,618,596, provided, however, that Calnet may exclude, for purposes of this calculation, (i) adjustments or accruals made pursuant to Section 6.09 hereof; (ii) all expenses incurred or accrued related to this Agreement or the Merger; and (iii) all adjustments to Calnet’s securities classified as available for sale pursuant to Financial Accounting Standards No. 115.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01     Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)        Regulatory Approvals.   All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the CCBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that CCBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(b)        No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(c)        Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)        Shareholder Approval.   This Agreement and the Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of Calnet Common Stock.

(e)        Listing.   The shares of CCBI Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

(f)         Tax Opinion.   Each of CCBI and Calnet shall have received the written opinion of Patton Boggs LLP, in form and substance reasonably satisfactory to both Calnet and CCBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of CCBI, Calnet and others, reasonably satisfactory in form and substance to such counsel.

7.02     Conditions to Obligation of Calnet.   The obligation of Calnet to consummate the Merger is also subject to the fulfillment or written waiver by Calnet prior to the Closing Date of each of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of CCBI and the Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Calnet shall have received a certificate, dated the Effective Date, signed on behalf of CCBI and the Bank by the Chief Executive Officer and the Chief Financial Officer of CCBI and the Bank to such effect.

(b)        Performance of Obligations of CCBI and the Bank.   CCBI and the Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Calnet shall have received a certificate, dated the Effective Date, signed on behalf of CCBI and the Bank by the Chief Executive Officer and the Chief Financial Officer of CCBI and the Bank to such effect.

(c)        Other Actions.   CCBI and the Bank shall have furnished Calnet with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Calnet may reasonably request.

7.03     Conditions to Obligation of CCBI and the Bank.   The obligation of CCBI and the Bank to consummate the Merger is also subject to the fulfillment or written waiver by CCBI and the Bank prior to the Closing Date of each of the following conditions:

(a)        Representations and Warranties.   The representations and warranties of Calnet set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CCBI and the Bank shall have received a certificate, dated the Effective Date, signed on behalf of Calnet by the Chief Executive Officer and the Chief Financial Officer of Calnet to such effect.

(b)        Performance of Obligations of Calnet.   Calnet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CCBI and the Bank shall have received a certificate, dated the Effective Date, signed on behalf of Calnet by the Chief Executive Officer and the Chief Financial Officer of Calnet to such effect.

(c)        Employment Agreements.   The employment agreements referenced in Section 6.16 shall have been executed.

(d)        Other Actions.   Calnet shall have furnished CCBI and the Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as CCBI and the Bank may reasonably request.

ARTICLE VIII

TERMINATION

8.01     Termination.   This Agreement may be terminated, and the Transaction may be abandoned:

(a)        Mutual Consent.   At any time prior to the Effective Time, by the mutual consent in writing of CCBI and Calnet if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)        Breach.   At any time prior to the Effective Time, provided that the terminating party (or if CCBI is the terminating party, CCBI and the Bank) is not then in material breach of any representation, warranty, covenant or agreement contained therein (subject in all cases to the standard set forth in Section 5.2), by CCBI or Calnet, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by CCBI or the Bank, on the one hand, or Calnet, on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by CCBI or the Bank, on the one hand, or Calnet, on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to CCBI or Calnet, as the case may be.

(c)        Delay.   At any time prior to the Effective Time, by CCBI and the Bank, on the one hand, or Calnet on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Merger is not consummated by April 30, 2006, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Calnet Shareholders (if Calnet is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Calnet Shareholders, his, her or its obligations under the relevant Calnet Shareholder Agreement.

(d)        No Regulatory Approval.   By CCBI and the Bank, on the one hand, or Calnet on the other hand, if their Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been withdrawn at the request of a Governmental Authority.

(e)        No Calnet Shareholder Approval.   By either CCBI and the Bank on the one hand or Calnet on the other hand, if any approval of the stockholders of Calnet contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Calnet Meeting or at any adjournment or postponement thereof.

(f)         Calnet Failure to Recommend.   At any time prior to Calnet Meeting, by CCBI and the Bank if (i) Calnet shall have breached Section 6.08, (ii) the Calnet Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CCBI and the Bank or (iii) Calnet shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Calnet Meeting in accordance with Section 6.02.

(g)        Certain Tender or Exchange Offers.   By CCBI if a tender offer or exchange offer for 15% or more of the outstanding shares of Calnet Common Stock is commenced (other than by

CCBI or a Subsidiary thereof), and the Calnet Board recommends that the stockholders of Calnet tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h)        Superior Proposal.   At any time prior to the Calnet Meeting, by Calnet in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Calnet and the Calnet Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by Calnet pursuant to this Section 8.01(h) only after the fifth Business Day following Calnet’s provision of written notice to CCBI advising CCBI that the Calnet Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, CCBI does not, in its sole discretion, make an offer to Calnet that the Calnet Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(i)         Additional Capital Raise.   By CCBI under the circumstances specified in Section 4.02 in connection with a determination by the Calnet Board to raise additional capital prior to the Closing pursuant to the Formal Agreement.

(j)         Possible Adjustment.   By Calnet, if the Calnet Board so determines by the vote of a majority of all of its members, at any time during the five-day period commencing with the Determination Date, if both the following conditions are satisfied:

(i)         The CCBI Closing Average shall be less than 80.0% of the Starting Price; and

(ii)       (x) the number obtained by dividing the CCBI Closing Average by the Starting Price (such number being referred to herein as the “CCBI Ratio”) shall be less than (y) the number obtained by dividing the Peer Group Index on the Determination Date by the Peer Group Starting Index (such number being referred to herein as the “Index Ratio”) by more than 0.20; subject, however, to the following three sentences. If Calnet elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to CCBI (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, CCBI shall have the option of increasing the consideration to be received by the holders of Calnet Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the product of the Starting Price, 0.80, and the Exchange Ratio (as then in effect) and the denominator of which is the CCBI Closing Average, and (ii) a number equal to a quotient (rounded to the nearest one ten-thousandth), the numerator of which is the (A) difference between the Index Ratio and (B) 0.20, multiplied by the product of (1) the Exchange Ratio (as then in effect) and (2) the Starting Price, and the denominator of which is the CCBI Closing Average. If CCBI makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Calnet of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(j).

8.02     Effect of Termination and Abandonment.

(a)        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

(b)        If this Agreement is terminated by either CCBI or Calnet pursuant to a breach as provided in Section 8.01(b), the breaching party shall promptly pay to the non-breaching party $750,000 without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 8.02(c) below.

(c)        In recognition of the efforts, expenses and other opportunities foregone by CCBI while structuring and pursuing the Merger, the parties hereto agree that Calnet shall pay CCBI the sum of $2.0 million (the “Calnet Termination Fee”) if this Agreement is terminated as follows:

(i)         if this Agreement is terminated by CCBI pursuant to Section 8.01(f) or (g) or by Calnet pursuant to Section 8.01(h), in either of which case payment shall be made to CCBI concurrently with the termination of this Agreement; or

(ii)       if (x) this Agreement is terminated by (A) CCBI pursuant to Section 8.01(b), (B) by either CCBI or Calnet pursuant to Section 8.01(c) or (C) by either CCBI or Calnet pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Calnet or the Calnet Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Calnet contemplated by this Agreement at the Calnet Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination Calnet enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then Calnet shall pay to CCBI the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by Calnet to CCBI only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement.

Any payment previously made to CCBI pursuant to Section 8.02(b) shall be credited against any amount due under 8.02(c)(i) and any payment previously made to CCBI pursuant to Section 8.02(b) or 8.02(c)(i) shall be credited against any amount due under this Section 8.02(c)(ii), such that in no event will the amount payable to CCBI pursuant to Sections 8.02(b) and (c) exceed $2.0 million. Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid by wire transfer of immediately available funds to an account designated by CCBI.

(d)        Calnet and CCBI agree that the agreement contained in paragraph (c) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement CCBI would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Calnet. If Calnet fails to pay CCBI the amounts due under paragraph (c) above within the time periods specified therein, Calnet shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by CCBI in connection with any action in which CCBI prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01     Survival.   No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed in whole or in part after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02     Waiver; Amendment.   Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Calnet Meeting no amendment shall be made which by law requires further approval by the stockholders of Calnet without obtaining such approval.

9.03     Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04     Governing Law.   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

9.05     Expenses.   Subject to Section 4.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

9.06     Notices.   All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Calnet to:
Calnet Business Bank, National Association
1565 Exposition Boulevard
Sacramento, California 95815
Attention:	Peter J. Raffetto,
President and Chief Executive Officer
Fax: (916) 567-9693

With a copy to:
Bingham McCutchen LLP
3 Embarcadero Center
San Francisco, California 94111
Attention: James A. Rockett, Esq.
Fax: (415) 393-2286
If to CCBI or the Bank to:
Commercial Capital Bancorp, Inc.
8105 Irvine Center Drive
Irvine, California 92618
Attention: Stephen H. Gordon, Chairman and Chief Executive Officer
Fax: (949) 585-0174
With a copy to:
Patton Boggs LLP
2550 M Street, N.W.
Washington, D.C. 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

9.07     Entire Understanding; No Third Party Beneficiaries.   This Agreement, the Licensing Agreement, the Calnet Shareholder Agreement, and the Confidentiality Agreement represents the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Licensing Agreement, the Shareholder Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce CCBI’s obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08     Severability.   Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Calnet or CCBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09     Enforcement of the Agreement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10     Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (October 20, 2005).

9.11     Assignment.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12     Alternative Structure.   Notwithstanding any provision of this Agreement to the contrary, CCBI may at any time modify the structure of the acquisition of Calnet set forth herein, subject to the prior written consent of Calnet, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Calnet Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Calnet’s stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

COMMERCIAL CAPITAL BANCORP, INC.
By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer
COMMERCIAL CAPITAL BANK, FSB
By:	/s/ STEPHEN H. GORDON
Name:	Stephen H. Gordon
Title:	Chief Executive Officer
CALNET BUSINESS BANK, NATIONAL ASSOCATION
By:	/s/ PETER J. RAFFETTO
Name:	Peter J. Raffetto
Title:	President and Chief Executive Officer

ANNEX A

CALNET SHAREHOLDER AGREEMENT

CALNET SHAREHOLDER AGREEMENT (the “Agreement”), dated as of October 20, 2005, among                            , a shareholder (“Shareholder”) of Calnet Business Bank, National Association (“Calnet”), Commercial Capital Bancorp, Inc., a Nevada corporation (“CCBI”), and Commercial Capital Bank, FSB (the “Bank”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, CCBI, the Bank and Calnet are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Calnet will merge with and into the Bank on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of Calnet Common Stock will be converted into shares of CCBI Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of Calnet Common Stock identified on Exhibit I hereto (such shares, together with all shares of Calnet Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce CCBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of Calnet and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.   Agreement to Vote Shares.   Shareholder agrees that at any meeting of the stockholders of Calnet, or in connection with any written consent of the stockholders of Calnet, in each case in connection with the approval of the Merger Agreement and the transactions contemplated thereby, Shareholder shall:

(i)    appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Calnet contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2.   Transfer of Shares.

(a)    No Transfers.   Shareholder hereby agrees that prior to the Calnet Meeting, Shareholder shall not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or disposition of, any of the Shares, except for transfers by operation of law, by will or pursuant to the laws of descent and distribution. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

(b)   Transfer of Voting Rights.   Shareholder hereby agrees Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of Shareholder under this Agreement with respect to any of the Shares.

3.   Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with CCBI as follows:

(a)    Capacity.   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)   Binding Agreement.   This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)    Non-Contravention.   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)   Ownership of Shares.   Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Exhibit I hereto, the Shares are so owned free and clear of any liens, security interest, charges or other encumbrances.

4.   Specific Performance and Remedies.   Shareholder acknowledges that it will be impossible to measure in money the damage to CCBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CCBI will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CCBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CCBI’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, CCBI shall have the right to inform any third party that CCBI reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CCBI hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CCBI set forth in this Agreement may give rise to claims by CCBI against such third party.

5.   Term of Agreement; Termination.

(a)    The term of this Agreement shall commence on the date hereof.

(b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the date and time the Merger shall have become effective. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6.   Entire Agreement.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

7.   Notices.   All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to CCBI:
Commercial Capital Bancorp, Inc.
8105 Irvine Center Drive
Irvine, California 92618
Attention: Stephen H. Gordon, Chairman
and Chief Executive Officer
Fax: (949) 585-0174
With a copy to:
Patton Boggs LLP
2550 M Street, NW
Washington D.C., 20037
Attention:	Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315
If to Shareholder:

With a copy to:
Bingham McCutchen LLP
3 Embarcadero Center
San Francisco, California 94111
Attention: James M. Rockett, Esq.
Fax: (415) 393-2286

8.   Miscellaneous.

(a)    Severability.   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)   Capacity.   The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Calnet, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Calnet or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Calnet.

(c)    Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)   Headings.   All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)    Choice of Law.   This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

9.   Attorney’s Fees.   The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMMERCIAL CAPITAL BANCORP, INC.
By:
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer
COMMERCIAL CAPITAL BANK, FSB
By:
Name:	Stephen H. Gordon
Title:	Chairman and Chief Executive Officer
SHAREHOLDER

(Signature)

EXHIBIT I

CALNET SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Calnet Common Stock Beneficially Owned (exclusive of unexercised stock options or warrants)	Options on Calnet Common Stock

EXHIBIT II

CALNET SHAREHOLDER AGREEMENT

SPOUSAL CONSENT

I am the spouse of                           , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder’s Spouse’s Name)

ANNEX B

                        , 2005

Commercial Capital Bancorp, Inc.
8105 Irvine Center Drive
Irvine, California 92618

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of Calnet Business Bank, National Association (“Calnet”), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of October 20, 2005 (the “Agreement”), between Commercial Capital Bancorp, Inc., a Nevada corporation (“CCBI”), Commercial Capital Bank, FSB, a federal savings bank and wholly owned subsidiary of CCBI (“the Bank”), and Calnet, Calnet plans to merge with and into CCBI (the “Merger”).

I further understand that as a result of the Merger, I will receive shares of common stock, par value $0.001 per share, of CCBI (“CCBI Common Stock”) in exchange for shares of common stock, par value $5.00 per share, of Calnet (“Calnet Common Stock”).

I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of CCBI Common Stock, to the extent I felt necessary, with my counsel or counsel for Calnet.

I represent, warrant and covenant with and to CCBI that:

I shall not make any sale, transfer, or other disposition of such shares of CCBI Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to CCBI, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

I understand that CCBI is under no obligation to register the sale, transfer or other disposition of shares of CCBI Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I understand that stop transfer instructions will be given to CCBI’s transfer agent with respect to shares of CCBI Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued as a result of the merger of Calnet Business Bank, National Association with and into Commercial Capital Bank, FSB, a wholly owned subsidiary of Commercial Capital Bancorp, Inc., on                   , 2006, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Commercial Capital Bancorp, Inc., a copy of which agreement is on file at the principal offices of Commercial Capital Bancorp, Inc.

I understand that, unless transfer by me of the CCBI Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, CCBI reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Calnet Business Bank, National Association with and into Commercial Capital Bank, FSB, a wholly owned subsidiary of Commercial Capital Bancorp, Inc. on                     , 2006, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to CCBI (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to CCBI, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to CCBI that CCBI Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that the provisions of Rule 145 shall apply to all shares of CCBI Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to CCBI that I will have, and will cause each of such persons to have, all shares of Calnet Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

By acceptance hereof, CCBI agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any CCBI Common Stock issued to me in the Merger.

Very truly yours,
By:
Name:
Acknowledged this day of , 200 .
COMMERCIAL CAPITAL BANCORP, INC.
By:
Stephen H. Gordon
Chairman and Chief Executive Officer

ANNEX C

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) is entered into this 20th day of October, 2005 (the “Effective Date”), by and between Calnet Business Bank (“CALNET”), a national banking association with an office located at 1565 Exposition Boulevard, Sacramento, California 95815, Commercial Capital Bancorp, Inc. (“CCBI”), a Nevada corporation with an office located at 8105 Irvine Center Drive, 15th Floor, Irvine, California 92618, and Commercial Capital Bank, FSB (“Commercial Capital Bank”), a wholly-owned subsidiary of CCBI with an office located at 8105 Irvine Center Drive, Irvine, California 92618. CCBI and Commercial Capital Bank shall hereinafter be individually and collectively referred to as “LICENSEE,” and shall be jointly and severally liable for all obligations imposed on LICENSEE under this Agreement.

RECITALS

A.    Contemporaneously with the execution of this Agreement, the parties have entered into an Agreement and Plan of Merger pursuant to which CALNET would merge with and into Commercial Capital Bank, with Commercial Capital Bank surviving such merger (the “Acquisition Agreement”)

B.     CALNET is the proprietor of certain application software and supporting proprietary technology described in Exhibit A of this Agreement (collectively, the “CALNET Technology”),

C.     LICENSEE desires to obtain a license under the CALNET Technology, and CALNET is prepared to grant LICENSEE such a license for a limited period, pursuant and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   GRANT OF LICENSE.   Subject to the terms and conditions of this Agreement, CALNET hereby grants to LICENSEE, and LICENSEE hereby accepts from CALNET, a non-exclusive, non-transferable, limited, internal use license to use the CALNET Technology, in object code form only, solely for the purpose of enabling CCBI to provide banking services to its customers. CCBI may install and use the CALNET Technology only on CCBI IT systems and only for the foregoing purpose. CALNET will not make available and CCBI will not make any effort to obtain the source code for the CALNET Technology.

2.   INSTALLATION.   LICENSEE shall be responsible for acquiring and installing all hardware necessary for operating the CALNET Technology (the “Hardware”) and for any lack of compatibility between the Hardware and the CALNET Technology; provided, however, that CALNET shall provide, at no additional charge, reasonable guidance regarding the selection, configuration and installation of the Hardware. In undertaking installation of the Hardware, it shall be the responsibility of LICENSEE to assure that LICENSEE’s existing technology environment will support the CALNET Technology and to provide the resources, including hardware and manpower, to successfully complete the installation. Subject to the foregoing, CALNET shall be responsible for installing the CALNET Technology on the Hardware and the resolution of any issues resulting from the installation process. CALNET shall further provide LICENSEE with One Hundred and Twenty (120) hours of implementation and support for the CALNET Technology as well as One Hundred and Twenty (120) hours of post implementation support.

3.   OWNERSHIP AND CONFIDENTIALITY.   The CALNET Technology is the valuable, confidential, and proprietary property of CALNET, and unless ownership of the CALNET Technology passes to CCBI as a result of the consummation of the transactions contemplated in the Acquisition Agreement pursuant to the terms set forth therein not later than April 30, 2006, CALNET shall retain exclusive right (including, without limitation, all intellectual property rights), title and interest in and to this property both during the term and after the termination of this Agreement. Except as otherwise expressly provided in this Agreement, LICENSEE shall not, at any time during the term of or after the termination of this Agreement: (i) sell, assign, lease, distribute, or otherwise transfer or make available the CALNET Technology, in whole or in part, to any third party; (ii) copy or reproduce the CALNET Technology, in whole or in part, in any manner; (iii) disclose the CALNET Technology or any related information or materials provided by CALNET under this Agreement (collectively, “Related Materials”), in whole or in part, to any party, except to LICENSEE’s employees who reasonably require access to the CALNET Technology solely for the purposes of this Agreement and who are bound by a confidentiality agreement that affords the CALNET Technology and the Related Materials the same level of protection afforded by this Agreement; (iv) modify, disassemble, decompile, reverse engineer or translate, or attempt to do any of the foregoing to the CALNET Technology, in whole or in part; or (v) allow any person or entity to commit any of the actions described in (i) through (iv) above. LICENSEE shall take appropriate action, by instruction, agreement, or otherwise, with respect to its employees permitted under this Agreement to have access to the CALNET Technology and the Related Materials, to ensure that all of LICENSEE’s obligations under this Section shall be fully satisfied. Notwithstanding the foregoing: (a) the prohibition against disclosure set forth in clause (iii) above shall not apply to any Related Materials that CCBI can show are in the public domain through no breach of this Agreement or any other confidentiality agreement between CALNET and a third party, or were independently developed by CCBI without any use of the CALNET Technology or the Related Materials; and (b) the prohibition against reverse engineering set forth in clause (iv) above shall be deemed to have terminated at the end of a period of three (3) years from the date of termination of this Agreement; provided, however, this subparagraph (b) shall not be interpreted to waive or otherwise compromise CALNET’s intellectual property rights in the CALNET Technology.

4.   ACQUISITION AGREEMENT; COMPENSATION; TERMINATION.   The term of this Agreement and the license rights granted hereunder shall commence upon the Effective Date and shall remain in full force and effect until such time as this Agreement terminates pursuant to the following provisions. If the transactions contemplated under the Acquisition Agreement are consummated pursuant to the terms set forth therein on or before April 30, 2006 (unless the parties thereto have agreed to a later date), then upon such consummation: (i) compensation to CALNET for the license rights granted under this Agreement shall be deemed covered by the purchase price paid under the Acquisition Agreement; (ii) this Agreement and the license rights granted hereunder shall automatically terminate; and (iii) CCBI shall become the owner of all right, title and interest in and to the CALNET Technology. Except as provided below, if the Acquisition Agreement is terminated by CCBI and Commercial Capital Bank prior to the consummation of the transactions contemplated therein for a reason set forth in Section 8.01 (a), (b), (d) – (i) of the Acquisition Agreement, then this Agreement and the license rights granted hereunder shall remain in full force in effect for a period of sixty (60) days following termination of the Acquisition Agreement, and at the end of such sixty (60) day period shall automatically terminate. Notwithstanding the foregoing, if the Acquisition Agreement is terminated (i) by CALNET for breach of any obligation of CCBI or Commercial Capital Bank under this Agreement or under the Acquisition Agreement, (ii) for failure to consummate the transactions contemplated in the Acquisition Agreement on or before April 30, 2006 (unless the parties thereto have agreed to a later date), or (iii) for failure of CCBI or Commercial Capital Bank to obtain all requisite regulatory approvals, if such failure is not due, in whole or in part, to Calnet’s financial condition, results of operations, business or prospects or the result of any action or inaction by Calnet, then CCBI shall pay to CALNET, within two (2) business days of such termination (the “Two Day Period”), a license fee for all license rights granted under this Agreement in the amount of One Million Dollars (US$1,000,000.00) (the “License Fee”). If CCBI pays the License Fee as aforesaid, then this Agreement and the license rights granted hereunder shall remain in full force in effect for a period of sixty (60) days following termination of the Acquisition Agreement, and at the end of such sixty (60) day period shall automatically terminate. If CCBI fails to pay the License Fee as aforesaid, then: (a) this Agreement and the license rights granted hereunder shall automatically terminate at 11:59 p.m. on the second day of the Two Day Period; (b) CCBI’s obligation to pay the License Fee shall remain in effect until such time as CCBI pays the License Fee in full; (c) payment by CCBI of the License Fee shall not be in lieu of any breakup fees or contractual damages under the Acquisition Agreement and (d) CALNET shall be entitled to take such self-help remedies as it deems appropriate to terminate the use of the CALNET Technology, including disabling further usage of the CALNET Technology by CCBI or Commercial Capital Bank. This Agreement and the license rights granted hereunder may be terminated by CALNET upon written notice if LICENSEE defaults in a material obligation under this Agreement and continues in default for a period of twenty (20) days after written notice of default is given to LICENSEE by CALNET. The parties hereto agree that the License Fee is not intended to represent an estimate of the fair value of the CALNET Technology.

5.   EFFECT OF TERMINATION.   Termination of this Agreement for any reason shall automatically result in termination of all license rights granted hereunder. If this Agreement terminates at any time and for any reason prior to the consummation of the transaction contemplated in the Acquisition Agreement, then within five (5) days after the date of such termination, LICENSEE will: (i) return to CALNET any and all hardware and software that forms part of the CALNET Technology or that was otherwise delivered or made available by CALNET to LICENSEE under or in connection with this Agreement; and (ii) destroy the original and all copies, including partial copies, of all written materials that form part of the CALNET Technology or that were otherwise delivered or made available by CALNET to LICENSEE under or in connection with this Agreement, and provide CALNET with a written notice certifying that this has been done; (iii) erase from all computer memories and storage devices within LICENSEE’s control any and all software programs that form part of the CALNET Technology or that were otherwise delivered or made available by CALNET to LICENSEE under or in connection with this Agreement, and provide CALNET with a written notice certifying that this has been done. In addition to all other remedies available to CALNET under this Agreement, CALNET shall be entitled to specific performance of LICENSEE’S obligations under this Section 5. The provisions of Sections 3, 4, 5, 6, 7, 10 and 16 shall survive termination of this Agreement for any reason.

6.   WARRANTY AND WARRANTY DISCLAIMER.   Calnet hereby warrants and represents that it is the owner of the CALNET Technology, has the authority to grant the license rights described in Section 1 above and that the use of the CALNET Technology does not infringe the patent or other rights of third parties. Subject only to the foregoing, the CALNET TECHNOLOGY IS PROVIDED BY CALNET “AS IS,” WITHOUT ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, CALNET makes no warranty with respect to, and LICENSEE accepts sole responsibility for, the selection of the CALNET Technology to achieve LICENSEE’s intended results, the installation and use of the CALNET Technology, any results obtained from such use, and the selection, use of and results obtained from any other program, programming equipment or services operated or applied in connection with the CALNET Technology. Without limiting the generality of the foregoing, CALNET also makes no warranty that the CALNET Technology will meet LICENSEE’s technical or other requirements, or that the operation of the CALNET Technology will be uninterrupted or error-free.

7.   LIMITATION OF REMEDIES.   SUBJECT TO SECTION 8 HEREOF, NEITHER CALNET NOR ANY PERSON INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF THE CALNET TECHNOLOGY SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION) ARISING OUT OF THE USE OR INABILITY TO USE THE CALNET TECHNOLOGY, OR

OTHERWISE OUT OF OR CONNECTED WITH ITS PERFORMANCE HEREUNDER EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.   INDEMNIFICATION.   Calnet agrees to indemnify and hold harmless CCBI, Commercial Capital Bank, their respective affiliates and their respective directors, officers, employees and agents (each an “Indemnified Party”) from and against all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject due to any claim that the Calnet Technology infringes the patent or other rights of one or more parties.

9.   MAINTENANCE AND SUPPORT.   Unless otherwise agreed in writing between the parties, CALNET will not be obligated to provide LICENSEE and LICENSEE will not be entitled to receive from CALNET, maintenance, support or marketing services of any kind for or in connection with the CALNET Technology. Notwithstanding the foregoing, during the term of this Agreement, including any sixty (60) day period as set forth in Section 4 above, CALNET will, at no additional charge, provide limited, reasonable training and support in connection with the integration of the CALNET Technology for LICENSEE’s users. As part of such support, CALNET may, from time to time, attend in-person planning sessions, strategic planning meetings and other related meetings. Notwithstanding anything to the contrary in this Agreement, throughout the term of this Agreement, including any sixty (60) day period as set forth in Section 4 above, LICENSEE shall bear full responsibility for performance of the Hardware and for all risk assessments, operational risks and business analysis.

10.   UPDATES.   During the term of this Agreement, CALNET will provide LICENSEE with any enhancements, updates or new versions of the CALNET Technology that CALNET develops during this period in the ordinary course of business (collectively, “CALNET Enhancements”). LICENSEE’s use of the CALNET Enhancements shall be subject to the terms and conditions of this Agreement.

11.   GOVERNING LAW.   This Agreement shall be governed by the laws of the State of California without regard to conflicts of law principles.

12.   ENTIRE AGREEMENT.   This Agreement and the Acquisition Agreement are the complete and exclusive statements of the agreement between the parties with respect to the subject matter hereof, and supersede all written and oral contracts, proposals, and other communications between the parties relating to that subject matter, including, without limitation, the Appendix to the Letter Agreement dated September 13, 2005 between the parties hereto.

13.   WAIVER AND AMENDMENT.   This Agreement may be amended and rights under this Agreement may be waived only by a written document signed by LICENSEE and CALNET. Failure at any time of either party to require performance of any obligation of the other under this Agreement shall not affect the right at a later time to require such performance. No waiver of the breach of any provision of this Agreement shall be deemed a further or continuing waiver of any such breach or a waiver of the breach of any other provision of this Agreement.

14.   ATTORNEYS’ FEES.   If either party commences any action or proceeding to enforce this Agreement or any right arising under this Agreement, the prevailing party shall be entitled to recover from the other party the actual attorneys’ fees, costs and expenses (and all related fees, costs and expenses) incurred by it in connection with such action or proceeding and in connection with the enforcement of any judgment thereby obtained.

15.   ASSIGNMENT.   LICENSEE may not assign any of its rights nor delegate any of its obligations under this Agreement without CALNET’s prior, written consent.

16.   PARTIES BOUND.   This Agreement shall be binding on and inure to the benefit of CALNET and LICENSEE and their respective successors and permitted assigns.

17.   INJUNCTIVE RELIEF.   LICENSEE acknowledges that any breach of LICENSEE’s obligations under this Agreement may result in irreparable injury for which CALNET shall not have an adequate remedy at law. Accordingly, if LICENSEE breaches or threatens to breach any of LICENSEE’s obligations under this Agreement, CALNET shall be entitled, without showing or proving any actual damage sustained, to a temporary restraining order, preliminary injunction, permanent injunction, and/or order compelling specific performance, to prevent the breach of LICENSEE’s obligations under this Agreement. Nothing in this Agreement shall be interpreted as prohibiting CALNET from pursuing or obtaining any other remedies otherwise available to it for such actual or threatened breach, including recovery of damages.

18.   SEVERABILITY.   Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is invalid under applicable law, that provision will be ineffective to the extent of the invalidity, without affecting the remainder of that provision or the remaining provisions of this Agreement.

19.   NOTICES.   Any notices or reports required by this Agreement to be given by one party to the other party shall be made in writing to that party at the address shown at the beginning of this Agreement or any other address that may be designated in writing from time to time by the party. All notices to be given by either party to the other under this Agreement shall be deemed given: (i) upon receipt, in the case of personal delivery or facsimile transmission, or (ii) on the third day following deposit in the mail if the notice is sent by prepaid certified mail, return receipt requested.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALNET BUSINESS BANK, NATIONAL ASSOCIATION		COMMERICAL CAPITAL BANCORP, INC.
By:		By:
	Peter J. Raffetto	Stephen H. Gordon
	President and Chief Executive Officer	Chairman and Chief Executive Officer
COMMERCIAL CAPITAL BANK, FSB
By:
Stephen H. Gordon
Chairman and Chief Executive Officer

Appendix B

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

October 20, 2005

Board of Directors
Calnet Business Bank, N.A.
1565 Exposition Boulevard
Sacramento, CA 95815

Ladies and Gentlemen:

Calnet Business Bank, N.A. (“Calnet”), Commercial Capital Bancorp, Inc. (“CCBI”) and Commercial Capital Bank, FSB (the “Bank”) have entered into an Agreement and Plan of Merger, dated as of October 20, 2005 (the “Agreement”), pursuant to which Calnet will be merged with and into the Bank (the “Merger”), the separate corporate existence of Calnet shall cease and the Bank will continue to exist as a federal savings bank. Under the terms of the Agreement, upon consummation of the Merger, each share of Calnet common stock, $5.00 par value, (the “Calnet Common Stock”) issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive 1.0730 shares (the “Exchange Ratio”) of common stock, no par value, of CCBI (the “CCBI Common Stock”), subject to certain adjustments. Any outstanding options to purchase Calnet Common Stock will be converted into options to purchase CCBI Common Stock. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Calnet Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement including all ancillary transaction related agreements; (ii) certain publicly available financial statements and other historical financial information of Calnet that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Commercial Capital that we deemed relevant; (iv) internal financial projections for Calnet for the years ending December 31, 2005, 2006, 2007 and 2008 prepared by and reviewed with management of Calnet; (v) internal financial projections for Commercial Capital for the years ending December 31, 2005 and 2006 prepared by and discussed with senior management of Commercial Capital, and earnings per share estimates for Commercial Capital for the years ending December 31, 2005 and 2006 published by Thomson First Call; (vi) the pro forma financial impact of the Merger on Commercial Capital, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Calnet and discussed with senior management of Commercial Capital; (vii) the relative contributions of assets, liabilities, equity and earnings of Calnet and Commercial Capital to the resulting institution; (viii) the publicly reported historical price and trading activity for Calnet and Commercial Capital’s common stock, including a comparison of certain financial and stock market information for Calnet and Commercial Capital with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Calnet the business, financial condition, results of operations and prospects of Calnet and held similar discussions with certain members of senior management of Commercial Capital regarding the business, financial condition, results of operations and prospects of Commercial Capital.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Calnet and CCBI or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Calnet and CCBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Calnet or CCBI or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Calnet or CCBI nor have we reviewed any individual credit files relating to Calnet or CCBI. We have assumed, with your consent, that the respective allowances for loan losses for both Calnet and CCBI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the internal financial projections for Calnet and CCBI and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Calnet and CCBI and used by Sandler O’Neill in its analyses, the managements of Calnet and CCBI confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Calnet and CCBI and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Calnet’s and CCBI’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Calnet and CCBI will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Calnet has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of CCBI’s common stock will be when issued to Calnet’s stockholders pursuant to the Agreement or the prices at which Calnet’s or CCBI’s common stock may trade at any time.

We have acted as Calnet’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. Calnet has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to Calnet in the past and have received compensation for such services. Additionally, as we have advised you, in the past we have provided certain investment banking services to CCBI and have received compensation for such services, and may provide additional investment banking services to CCBI in the future for which we may receive compensation. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Calnet and CCBI and their affiliates. We may also actively trade the debt and/or equity securities of Calnet and CCBI and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Calnet in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of Calnet as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Exchange Ratio to Calnet stockholders from a financial point of view and does not address the underlying business decision of Calnet to engage in the Merger, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Calnet or the effect of any other transaction in which Calnet might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair to the stockholders of Calnet Common Stock from a financial point of view.

Very truly yours,
/s/ SANDLER O’NEILL & PARTNERS, L.P.

Appendix C

Section 214a(b) of Title 12 of the United States Code

Procedure for conversion, merger, or consolidation; vote of stockholders

(b) Rights of dissenting stockholders

A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders’ meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

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Appendix D

AMENDMENT TO
TECHNOLOGY LICENSE AGREEMENT

This Amendment to the Technology License Agreement by and among Calnet Business Bank (“CALNET”), Commercial Capital Bancorp, Inc. (“CCBI”) and Commercial Capital Bank, FSB (“Commercial Capital Bank’) dated October 20, 2005 (the “Agreement”) is entered into this 21st day of November 2005 by and among the parties to the Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

RECITALS

WHEREAS, the parties to the Agreement have determined that the Agreement may be read in such a way as to mischaracterize an element of the intended relationship between CCBI and Commercial Capital Bank on the one hand and CALNET on the other hand and thereby violate a prohibition on CALNET making dividend distributions; and

WHEREAS, the parties do not intend that any portion of the purchase price under the Acquisition Agreement constitute compensation for use of the CALNET Technology (as such term is defined in the Agreement); and

WHEREAS, the parties desire to clarify the terms of their relationship under the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Section 4 of the Agreement is amended and restated in its entirety as follows:

4.   ACQUISITION AGREEMENT; COMPENSATION; TERMINATION.   The term of this Agreement and the license rights granted hereunder shall commence upon the Effective Date and shall remain in full force and effect until such time as this Agreement terminates pursuant to the following provisions. Except as provided below, if the Acquisition Agreement is terminated by CCBI and Commercial Capital Bank prior to the consummation of the transactions contemplated therein for a reason set forth in Section 8.01 (a), (b), (d) – (i) of the Acquisition Agreement, then this Agreement and the license rights granted hereunder shall remain in full force in effect for a period of sixty (60) days following termination of the Acquisition Agreement, and at the end of such sixty (60) day period shall automatically terminate. Notwithstanding the foregoing, if the Acquisition Agreement is terminated (i) by CALNET for breach of any obligation of CCBI or Commercial Capital Bank under this Agreement or under the Acquisition Agreement, (ii) for failure to consummate the transactions contemplated in the Acquisition Agreement on or before April 30, 2006 (unless the parties thereto have agreed to a later date), or (iii) for failure of CCBI or Commercial Capital Bank to obtain all requisite regulatory approvals, if such failure is not due, in whole or in part, to Calnet’s financial condition, results of operations, business or prospects or the result of any action or inaction by Calnet, then CCBI shall pay to CALNET, within two (2) business days of such termination (the “Two Day Period”), a fee for all license rights granted under this Agreement in the amount of One Million Dollars (US$1,000,000.00) (the “Fee”). If CCBI pays the Fee as aforesaid, then this Agreement and the license rights granted hereunder shall remain in full force in effect for a period of sixty (60) days following termination of the Acquisition Agreement, and at the end of such sixty (60) day period shall automatically terminate. If CCBI fails to pay the Fee as aforesaid, then: (a) this Agreement and the license rights granted hereunder shall automatically terminate at 11:59 p.m. on the second day of the Two Day Period; (b) CCBI’s obligation to pay the Fee shall remain in effect until such time as CCBI pays the Fee in full; (c) payment by CCBI of the Fee shall not be in lieu of any breakup fees or contractual damages under the Acquisition Agreement and (d) CALNET shall be entitled to take such

D-1

self-help remedies as it deems appropriate to terminate the use of the CALNET Technology, including disabling further usage of the CALNET Technology by CCBI or Commercial Capital Bank. This Agreement and the license rights granted hereunder may be terminated by CALNET upon written notice if LICENSEE defaults in a material obligation under this Agreement and continues in default for a period of twenty (20) days after written notice of default is given to LICENSEE by CALNET. The parties hereto agree that the Fee is not intended to represent an estimate of the fair value of the CALNET Technology.

2.   The Agreement as originally executed shall remain in full force and effect subject to the provisions of this Amendment. Any references to the Agreement shall be to the Agreement as amended and supplemented by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CALNET BUSINESS BANK, NATIONAL ASSOCIATION		COMMERICAL CAPITAL BANCORP, INC.
By:	/s/ PETER J. RAFFETTO	By:	/s/ STEPHEN H. GORDON
	Peter J. Raffetto		Stephen H. Gordon
	President and Chief Executive Officer		Chairman and Chief Executive Officer
COMMERCIAL CAPITAL BANK, FSB
		By:	/s/ STEPHEN H. GORDON
Stephen H. Gordon
Chairman and Chief Executive Officer

D-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.                 Indemnification of Directors and Officers.

The Registrant and Commercial Capital Bank have entered into agreements to indemnify each of their directors. The indemnification agreements require Registrant and Commercial Capital Bank to indemnify the directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of the indemnification agreements were filed as Exhibits 10.17 and 10.18 to the Registrant’s Registration Statement on Form S-1 (No. 333-99631) filed with the SEC on September 16, 2002, as amended.

Section 3.15 of the Registrant’s Bylaws provides as follows:

Section 3.15 Indemnification of Agents of the Corporation: Purchase of Liability Insurance.

(a)   The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of the State of Nevada (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.15 a “director” of the corporation includes any person (i) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (ii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(b)   The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Section 3.15, an “officer,” “employee” or “agent” of the corporation includes any person (i) who is or was an officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(c)   Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 3.15 shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnification party is not entitled to be indemnified as authorized in this Section 3.15. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Section 3.15 may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.15.

(d)   The indemnification provided by this Section 3.15 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

(e)   The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 3.15.

(f)   No indemnification or advance shall be made under this Section 3.15, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(1)   That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2)   That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The Nevada General Corporation Law provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1.     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)           Is not liable pursuant to NRS 78.138; or

(b)          Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)           Is not liable pursuant to NRS 78.138; or

(b)          Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1.     Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;

(b)          By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)           If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)          If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.     The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.     The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)    Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)   Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

1.     A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2.     The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a)           The creation of a trust fund.

(b)          The establishment of a program of self-insurance.

(c)           The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d)          The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3.     Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4.     In the absence of fraud:

(a)           The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b)          The insurance or other financial arrangement:

(1)          Is not void or voidable; and

(2)          Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5.     A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

Item 21.                 Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)                                                                                                                         List of Exhibits:

Exhibit No.	Exhibit
2.1	Agreement and Plan of Merger, dated as of October 20, 2005 among Commercial Capital Bancorp, Inc., Commercial Capital Bank, FSB and Calnet Business Bank, National Association(1)
2.2	Form of Shareholder Agreement between Commercial Capital and each director of Calnet(1)
3.1	Articles of Incorporation of Commercial Capital(2)
3.2	Amendment to the Articles of Incorporation of Commercial Capital(3)
3.3	Amended Bylaws of Commercial Capital(4)
4.1	Specimen stock certificate of Commercial Capital(2)
5.1	Opinion of Patton Boggs LLP regarding the legality of the securities being registered
8.1	Opinion of Patton Boggs LLP regarding certain tax matters
23.1	Consent of KPMG LLP
23.2	Consent of Patton Boggs LLP (included in Exhibits 5.1 and 8.1)
24.1	Power of Attorney (included herewith on the signature page)
99.1	Opinion of Sandler O’Neill & Partners, L.P.(1)
99.2	Consent of Sandler O’Neill & Partners, L.P.
99.3	Form of proxy for the special meeting of stockholders of Calnet

(1)          Included as an annex to the proxy statement/prospectus contained in this Registration Statement.

(2)          Incorporated by reference from Commercial Capital’s Registration Statement on Form S-1 filed with the SEC on September 16, 2002, as amended.

(3)          Incorporated by reference from Commercial Capital’s Form 10-Q for the quarter ended June 30, 2004 filed with the SEC on August 9, 2004.

(4)          Incorporated by reference from Commercial Capital’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 27, 2003.

(b)   Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

(c)   Report, Opinion or Appraisal.

See Annex B. The opinion of Sandler O’Neill & Partners, L.P. is included as Annex B to the proxy statement/prospectus contained in this Registration Statement.

Item 22.                 Undertakings

(a)   The undersigned Registrant hereby undertakes as follows:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4)   That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on December 7, 2005.

COMMERCIAL CAPITAL BANCORP, INC.
By:	/s/ STEPHEN H. GORDON
Stephen H. Gordon
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each director of the Registrant whose signature appears below, hereby makes, constitutes and appoints Stephen H. Gordon and James H. Leonetti, and each of them severally as his true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments and generally to do all such things in their behalf in their capacity as directors and/or officers to make the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Name	Title	Date
/s/ STEPHEN H. GORDON	Chairman and Chief Executive Officer	December 7, 2005
Stephen H. Gordon	(Principal Executive Officer)
/s/ JAMES H. LEONETTI	Executive Vice President and Chief	December 7, 2005
James H. Leonetti	Financial Officer (Principal Financial
and Accounting Officer)
/s/ DAVID S. DEPILLO	Director, President and Chief Operating Officer	December 7, 2005
David S. DePillo
/s/ JAMES G. BRAKKE	Director	December 7, 2005
James G. Brakke
/s/ GARY W. BRUMMETT	Director	December 7, 2005
Gary W. Brummett
/s/ BARNEY R. NORTHCOTE	Director	December 7, 2005
Barney R. Northcote
/s/ RICHARD A. SANCHEZ	Director	December 7, 2005
Richard A. Sanchez
/s/ ROBERT J. SHACKLETON	Director	December 7, 2005
Robert J. Shackleton
/s/ MARK E. SCHAFFER	Director	December 7, 2005
Mark E. Schaffer
/s/ R. RAND SPERRY	Director	December 7, 2005
R. Rand Sperry